Filed Pursuant to Rule 424(b)(5)
Registration No. 333-211301

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 13, 2017

PROSPECTUS SUPPLEMENT

(To prospectus dated June 3, 2016)

$15,000,000

SUMMIT THERAPEUTICS PLC

American Depositary Shares

Representing Ordinary Shares

We are offering American Depositary Shares, or ADSs having an aggregate offering price of $15,000,000. Each ADS represents five ordinary shares, par value £0.01 per share.

The ADSs are listed on the NASDAQ Global Market under the symbol “SMMT.” On September 12, 2017, the last reported sale price of the ADSs on the NASDAQ Global Market was $15.73 per ADS. Our ordinary shares are admitted for trading on AIM, which is a market operated by the London Stock Exchange, plc, or AIM, under the listing code “SUMM.” On September 12, 2017, the last reported sale price of our ordinary shares on AIM was £2.35 per ordinary share.

We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to rely on certain reduced public company disclosure requirements.

Investing in the ADSs involves a high degree of risk. Please read “Risk Factors” beginning on page S-11.

Price $             Per ADS

	Per ADS	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to Summit Therapeutics plc, before expenses	$	$

(1)	The underwriters will also be reimbursed for certain expenses incurred in this offering. See “Underwriting” in this prospectus supplement for details.

Lansdowne Partners (UK) LLP, our largest shareholder, has indicated an interest in purchasing up to approximately $8.0 million of ADSs in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, this potential purchaser may determine to purchase fewer ADSs than it indicates an interest in purchasing or not to purchase any ADSs in this offering. It is also possible that this potential purchaser could indicate an interest in purchasing more ADSs. In addition, the underwriters could determine to sell fewer ADSs to this potential purchaser than the potential purchaser indicates an interest in purchasing or not to sell any ADSs to this potential purchaser. The underwriters will receive the same underwriting discount on any ADSs purchased by Lansdowne Partners (UK) LLP as they will on any other ADSs sold to the public in this offering.

We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to an additional $2,250,000 of ADSs from us at the public offering price less the underwriting discounts and commissions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the ADSs is expected to be made on or about             , 2017.

Canaccord Genuity	JMP Securities

September     , 2017

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We have not and the underwriters have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and in any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date of those respective documents. It is important for you to read and consider all information contained in this prospectus supplement and in the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement and in the accompanying prospectus.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Unless the context specifically indicates otherwise, references in this prospectus supplement and the accompanying prospectus to “Summit Therapeutics plc,” “Summit,” “we,” “our,” “ours,” “us,” “our company,” “our group” or similar terms refer to Summit Therapeutics plc (formerly known as “Summit Corporation plc”)

S-ii

and its subsidiaries. The trademarks, trade names and service marks appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are the property of their respective owners.

We present our consolidated financials in British pounds sterling. All references in this prospectus supplement to “$” are to U.S. dollars and all references to “£” are to pounds sterling. Solely for convenience and unless otherwise indicated, certain pounds sterling amounts have been translated into U.S. dollars at the rate of £1.00 to $1.3196, the noon buying rate of the Federal Reserve Bank of New York on July 31, 2017. These translations should not be considered representations that any such amounts have been, could have been or could be converted into U.S. dollars at that or any other exchange rate as of that or any other date.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “target,” “potential,” “goals,” “will,” “would,” “could,” “should,” “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

The forward-looking statements in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein include, among other things, statements about:

•	the timing and conduct of our clinical trials of ezutromid (formerly SMT C1100) for the treatment of patients with Duchenne muscular dystrophy and ridinilazole (formerly SMT19969) for the treatment of patients with Clostridium difficile infection, including statements regarding the timing of initiation and completion of the clinical trials and the period during which the results of the clinical trials will become available;

•	the timing of and our ability to obtain marketing approval of ezutromid and ridinilazole, and the ability of ezutromid and ridinilazole to meet existing or future regulatory standards;

•	our plans to continue the research and development of the F3 formulation of ezutromid, the F6 formulation of ezutromid and future generation utrophin modulators that we are developing in collaboration with the University of Oxford and Sarepta Therapeutics, Inc., or Sarepta;

•	the potential benefits and future operation of our collaboration with Sarepta;

•	the potential benefits and future operation of our collaboration with the Biomedical Advanced Research and Development Authority, or BARDA;

•	our plans with respect to possible future collaborations and partnering arrangements;

•	our plans to pursue research and development of other future product candidates;

•	the potential advantages of ezutromid and ridinilazole;

•	the rate and degree of market acceptance and clinical utility of ezutromid and ridinilazole;

•	our estimates regarding the potential market opportunity for ezutromid and ridinilazole;

•	our sales, marketing and distribution capabilities and strategy;

•	our ability to establish and maintain arrangements for manufacture of ezutromid and ridinilazole;

•	our intellectual property position;

•	our expectations related to the use of proceeds from this offering;

•	our estimates regarding expenses, future revenues, capital requirements and needs for additional financing;

•	the impact of government laws and regulations; and

•	our competitive position.

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We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, particularly in the “Risk Factors” section of this prospectus supplement, which could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and in the documents we incorporate by reference herein and therein. This summary does not contain all of the information you should consider before buying the American Depositary Shares, ADSs. You should read the entire prospectus supplement and the accompanying prospectus carefully, especially the risks described in “Risk Factors,” in this prospectus supplement, along with our financial statements and the related notes and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to invest in the ADSs.

Our Company

We are a biopharmaceutical company focused on the discovery, development and commercialization of novel medicines for indications for which there are no existing or only inadequate therapies. We are conducting clinical programs focused on the genetic disease Duchenne muscular dystrophy, or DMD, and the infectious disease Clostridium difficile infection, or CDI.

Our DMD program is based on utrophin modulation, an approach to treating DMD that is independent of the underlying mutations in the dystrophin gene that cause the disease. We are a leader in the field of utrophin modulation, an approach that we believe has the potential to slow or stop the progression of DMD in all patients with the disease. Other DMD approaches, such as exon-skipping and suppression of nonsense mutations, only address subsets of this population. Our lead DMD product candidate is ezutromid (formerly SMT C1100), an orally administered small molecule that is currently in a Phase 2 clinical trial in DMD patients, known as PhaseOut DMD. PhaseOut DMD is designed to evaluate the potential benefits of longer-term dosing of ezutromid by measuring a number of endpoints related to muscle health and muscle function, along with monitoring the safety and tolerability of long-term exposure to ezutromid.

In October 2016, we entered into an exclusive license and collaboration agreement with Sarepta Therapeutics, Inc., or Sarepta, pursuant to which we granted Sarepta an exclusive license to commercialize our utrophin modulator pipeline, including ezutromid, in the European Union, Iceland, Norway, Switzerland, Turkey and the Commonwealth of Independent States, with an option to expand its commercial rights to include specified countries in Central and South America. We have retained commercialization rights to our utrophin modulator pipeline in the rest of the world.

In May 2017, we completed enrollment of patients in PhaseOut DMD, and following dosing of the last enrolled patient in the trial, we received a $22.0 million development milestone payment from Sarepta under the terms of our exclusive license and collaboration agreement. We expect to report 24-week biopsy data from PhaseOut DMD in the first quarter of 2018 for all patients in the trial who provide a 24-week biopsy sample. At the same time, we also expect to announce 24-week MRI and functional data analysis from all patients in the trial.

Our lead CDI product candidate is ridinilazole (formerly SMT19969), an orally administered small molecule antibiotic. Ridinilazole is designed to selectively target Clostridium difficile bacteria without causing collateral damage to the gut flora, thereby reducing CDI recurrence rates, the key clinical issue in this disease. We reported positive top-line results from a Phase 2 clinical trial of ridinilazole in November 2015 and reported additional data in 2016. In February 2017, following regulatory meetings with the U.S. Food and Drug Administration, or the FDA, and the European Medicines Agency, or the EMA, we outlined our planned Phase 3 clinical development program for ridinilazole. We expect the program will consist of two Phase 3 clinical trials comparing ridinilazole to vancomycin with the primary endpoint in both trials testing for superiority in sustained clinical response, or SCR. We expect to commence the Phase 3 clinical trials in the first half of 2018.

On September 8, 2017 we were awarded a contract worth up to $62 million from the Biomedical Advanced Research and Development Authority, or BARDA, an agency of the U.S. government’s Department of Health and Human Services’ Office of the Assistant Secretary for Preparedness and Response. The funding will support the clinical and regulatory development of ridinilazole for the treatment of CDI, including our planned Phase 3 development program. We continue to explore additional funding options for the Phase 3 clinical development program for ridinilazole and various options to maximize the value of ridinilazole, including potentially additional equity financings, entering into a collaboration with a third party or securing additional non-dilutive funding from government entities and philanthropic, non-government and not for profit organizations. We hold exclusive worldwide commercialization rights for ridinilazole.

The FDA has granted orphan drug designation to ezutromid for the treatment of DMD, and the EMA has designated ezutromid as an orphan medicinal product. The FDA has also granted fast track designation and rare pediatric disease designation to ezutromid. In recent public statements, the FDA has stated that it recognizes the unmet medical need in DMD, the devastating nature of the disease for patients and their families and the urgency to make new treatments available. The FDA has designated ridinilazole as a Qualified Infectious Disease Product, or QIDP, and has granted ridinilazole fast track status. In 2013, the Centers for Disease Control and Prevention of the U.S. Department of Health and Human Services, or CDC, highlighted C. difficile as one of three pathogens that pose an immediate public health threat and require urgent and aggressive action.

The following table summarizes our product development pipeline. We are also developing an earlier stage pipeline of future generation utrophin modulators for the treatment of DMD.

Program	Phase 1	Phase 2	Phase 3	Remarks
Clostridium difficile Infection
Ridinilazole (formerly SMT19969)				Expect to commence two Phase 3 clinical trials in the first half of 2018.
Duchenne Muscular Dystrophy
Ezutromid† (formerly SMT C1100)				Expect to report 24-week biopsy data in the first quarter of 2018 for all patients who provide a 24-week biopsy sample.

†	We have granted Sarepta an exclusive license to the commercial rights for our utrophin modulator pipeline, including ezutromid, in the European Union, Iceland, Norway, Switzerland, Turkey and the Commonwealth of Independent States, with an option to expand its commercial rights to include specified countries in Central and South America. We retain commercialization rights in the rest of the world.

Our Utrophin Modulation Approach for the Treatment of DMD

DMD is one of the most common fatal genetic disorders diagnosed in children around the world. DMD predominantly affects males and results in the progressive wasting of muscles throughout the body. The disease typically results in death by the time DMD patients reach their late twenties. Individuals with DMD are unable to produce dystrophin, a protein essential for maintaining healthy muscle function. Based on prevalence data published in November 2016 by Orphanet, a publicly available reference portal for information on rare diseases and orphan drugs, we estimate that there are approximately 50,000 DMD patients in the developed world and 250,000 DMD patients globally. According to an article published in 2013 in the peer reviewed journal Muscle & Nerve, approximately one in every 5,000 males is born with DMD.

There is currently no approved therapy for the treatment of DMD applicable to all DMD patients that seeks to alter the progression of the disease. Corticosteroids are prescribed to DMD patients from a young age to help treat symptoms of the disease. Such treatments include prednisone and deflazacort, which was approved by the FDA for the specific use in DMD in February 2017. However, long-term use of corticosteroids is associated with severe side effects and concerns over weight gain. Other treatments to manage the symptoms of the disease include regular physiotherapy, surgery and mechanical support, such as wheelchairs and leg braces, and dietary supplements.

There are different approaches in development for the treatment of DMD, some of which seek to alter the progression of the disease by targeting the underlying genetic cause and others that seek to provide symptomatic relief. One disease modifying treatment for DMD is based on a scientific approach known as exon-skipping. Exons are organic molecules known as nucleotides within the DNA strand that the cellular machinery translates to make truncated but functional protein. In a sub-population of DMD patients, synthesis of the dystrophin protein is disrupted because of mutations that may be due, among other factors, to deleted exons. Exon-skipping technology seeks to allow the production of a truncated but still functional dystrophin protein. According to an article published in 2009 in the peer reviewed journal Human Mutation, skipping of the ten most common exons would treat in aggregate approximately 41% of all DMD patients. There is currently one approved exon-skipping treatment in the United States, called eteplirsen (Exondys 51™), which is being developed and commercialized by Sarepta. Eteplirsen received accelerated approval from the FDA in September 2016, and based on the size of the DMD population described in the aforementioned article in Human Mutation, it has the potential to treat approximately 13% of patients with DMD. We believe that there are additional exon-skipping therapies currently in clinical development to address three additional exons and that these, in aggregate with eteplirsen, would treat less than one-third of all DMD patients. Another disease modifying treatment approach involves targeting the specific genetic mutations known as nonsense mutations. Nonsense mutations create a premature stop signal in the translation of the genetic code and prevent the production of functional dystrophin protein. DMD caused by nonsense mutations affects approximately 13% of all DMD patients. One other potential disease modifying treatment approach in development is gene therapy, which has the potential to address the genetic cause of DMD by using an adeno-associated virus to deliver a shortened, yet functional, version of the dystrophin gene to a DMD patient. A number of other treatments being developed seek to alleviate the symptoms of DMD. These include promotion of muscle tissue growth based on myostatin inhibition, anti-inflammatory and anti-fibrotic drugs and treatments to improve cardiac and respiratory function.

Utrophin is a naturally occurring protein that is functionally and structurally similar to dystrophin. Utrophin plays an active role in the development of new muscle fibers, in particular during fetal development, and in repairing damaged muscle fibers. Utrophin production is down regulated, or switched off, in the late stages of gestation and can switch on and off as needed to repair damaged muscle. We believe that our approach of utrophin modulation can be used to maintain the production of utrophin in all skeletal muscles, including the diaphragm, and the heart to compensate for the lack of dystrophin in DMD patients, thereby restoring and maintaining healthy muscle function. This approach to treating DMD is independent of the underlying dystrophin gene mutation. We believe utrophin modulation has the potential to treat the entire population of DMD patients. Further, we believe utrophin modulation could potentially be complementary to DMD treatments that are based on other scientific approaches, including those focused on restoring dystrophin, such as exon-skipping and suppression of nonsense mutations.

Ezutromid Overview

Our most advanced utrophin modulation product candidate, ezutromid, is an orally administered small molecule. To date, we have conducted four Phase 1 clinical trials of ezutromid. We completed a Phase 1 clinical trial of ezutromid in healthy volunteers in 2012, a Phase 1b clinical trial of ezutromid in DMD patients in May 2014 and another Phase 1b clinical trial of ezutromid in DMD patients in September 2015. In addition, we completed a Phase 1 clinical trial evaluating a new formulation of ezutromid, which we refer to as the “F6” formulation, in healthy volunteers and DMD patients in August 2016. The second Phase 1b clinical trial of ezutromid in DMD patients evaluated the current clinical formulation of ezutromid, which we refer to as the “F3” formulation, and the impact of diet on plasma levels of the drug. We refer to this second Phase 1b trial as our Phase 1b modified diet trial. Our Phase 1b modified diet trial met its primary objective with patients achieving plasma levels of ezutromid that may be sufficient to modulate the production of utrophin protein and possibly result in clinical benefit while following specific dietary guidance. In our Phase 1 clinical trial evaluating the F6 formulation of ezutromid, the evaluable patients who received the highest dose achieved an over sixfold increase in the average maximum plasma concentration level compared to the F3 formulation of ezutromid. In all four Phase 1 clinical trials, ezutromid was generally well tolerated at all doses tested. One patient in the Phase 1 clinical trial of the F6 formulation of ezutromid exhibited changes in liver parameters and withdrew from the trial, despite showing no clinical symptoms. The findings were classified as a serious adverse event. No other serious adverse events were reported in our Phase 1 clinical trials of ezutromid.

We are conducting a Phase 2 clinical trial of ezutromid, which we refer to as PhaseOut DMD, in patients with DMD. PhaseOut DMD is a 48-week open-label trial is being conducted at trial sites in the United Kingdom and the United States. The trial is evaluating the benefits of longer-term dosing of the F3 and F6 formulations of ezutromid by measuring a number of endpoints related to muscle health and muscle function, including distribution of utrophin protein in muscle fibers and levels of muscle fiber regeneration from muscle biopsies, changes in muscle inflammation and fat infiltration through the use of MRI, distance walked during a six minute walk test and the North Star Ambulatory Assessment, which is a multi-point test of motor functions. We completed enrollment for PhaseOut DMD in May 2017, with a total of 40 ambulatory boys between their fifth and tenth birthday enrolled. We expect to report 24-week biopsy data during the first quarter of 2018 for all patients in PhaseOut DMD who provide a 24-week biopsy sample. At the same time, we also expect to announce 24-week MRI and functional data analysis from all patients in the trial. We also expect to report top-line data from the trial in the third quarter of 2018.

Collaboration with Sarepta

In October 2016, we entered into an exclusive license and collaboration agreement with Sarepta. Under the terms of the agreement, we granted Sarepta the exclusive right to commercialize products in our utrophin modulator pipeline in the European Union, Switzerland, Norway, Iceland, Turkey and the Commonwealth of Independent States, which we refer to as the licensed territory. Such products include ezutromid and our pipeline of future generation small molecule utrophin modulators, which we refer to as the licensed products. We also granted Sarepta an option to expand the licensed territory to include specified countries in Central and South America. We retained commercialization rights in the rest of the world.

Under the terms of the license and collaboration agreement, we have received an aggregate of $62.0 million from Sarepta, including an upfront payment of $40.0 million and a milestone payment of $22.0 million that we received following the first dosing of the last patient enrolled in our PhaseOut DMD clinical trial. In addition, we are eligible to receive future ezutromid-related development, regulatory and sales milestone payments totaling up to $500.0 million. We will also be eligible to receive development and sales milestone payments related to potential second generation and future generation utrophin modulator candidate(s). We are also eligible to receive escalating royalties ranging from a low to high teens percentage of net sales on a product-by-product basis in the licensed territories. If Sarepta elects to exercise its option for rights in specified countries in Central and South America, we would be entitled to additional fees, milestones and royalties.

We have agreed to collaborate with Sarepta on the research and development of licensed products under a joint, global development plan. Under the license and collaboration agreement, we will be solely responsible for all research and development costs for the licensed products until December 31, 2017. Thereafter, we will be responsible for 55.0% of all global budgeted research and development costs related to the licensed products, and Sarepta will be responsible for 45.0% of such costs. Sarepta has final decision making authority with respect to commercialization decisions of the licensed products in the licensed territories. Sarepta will be solely responsible for all commercialization activities and associated costs, relating to licensed products in the licensed territories.

Our Leadership in Utrophin Modulation

Our co-founder and scientific advisor, Professor Kay Davies at the University of Oxford, discovered utrophin and then developed the concept of utilizing utrophin modulation as a treatment potentially applicable to all DMD patients. Our DMD program was founded to develop and commercialize drugs to treat DMD using this approach. Our intellectual property estate for ezutromid for the treatment of DMD includes composition of matter patents granted in major territories, including the United States and Europe. We plan to apply and enhance our existing knowledge, experience and proprietary rights to maintain and expand our leadership in the field of utrophin modulation. In addition to ezutromid, we are currently pursuing a broad utrophin modulator technology program consisting of a pipeline of novel, future generation utrophin modulators with potential new mechanisms of action that we are developing in collaboration with the University of Oxford.

Clostridium difficile Infection Overview

CDI is a bacterial infection of the colon that produces toxins causing inflammation of the colon and severe diarrhea. CDI can also result in more serious disease complications, including pseudomembranous colitis, bowel perforation, toxic megacolon and sepsis. CDI typically develops following the use of broad spectrum antibiotics that can cause widespread damage to the natural gut flora and allow overgrowth of Clostridium difficile bacteria. The current standard of care for CDI is treatment with vancomycin or off label use of metronidazole, both of which are broad spectrum antibiotics. However, these treatments also cause significant collateral damage to the gut flora and leave patients vulnerable to recurrent CDI.

CDI represents a serious healthcare issue in hospitals, long-term care homes and, increasingly, in the wider community. We estimate there are over one million cases of CDI each year in the United States and Europe, based on an epidemiology report on CDI that was published in 2015 by Decision Resources, a healthcare research and consulting company. In addition, CDI is responsible for approximately 29,000 deaths per year in the United States, according to a study published in the New England Journal of Medicine in 2015. Disease recurrence is the primary clinical issue in the treatment of CDI, with each episode of recurrent disease associated with greater disease severity and higher mortality rates. In 2012, Clinical Microbiology and Infection, a peer reviewed journal published by the European Society of Clinical Microbiology and Infectious Diseases, reported that up to 25% of patients with CDI suffer a second episode of the infection. The risk of further recurrence rises to 65% after a patient suffers a third episode of CDI. A study published in 2012 in Clinical Infectious Diseases, a peer reviewed journal published by the Infectious Diseases Society of America, estimated that CDI-related acute care costs total $4.8 billion per year in the United States alone.

Ridinilazole Overview

We are developing ridinilazole as an orally administered small molecule antibiotic for the treatment of CDI. Ridinilazole is a novel class antibiotic which is designed to selectively target Clostridium difficile bacteria without causing collateral damage to the gut flora, thereby reducing CDI recurrence rates. In November 2015, we reported top-line results from our double blind, randomized, active controlled Phase 2 clinical trial that evaluated ridinilazole compared to the current standard of care, vancomycin, for the treatment of CDI. We have referred to this as our Phase 2 proof of concept clinical trial and as “CoDIFy.” The Phase 2 clinical trial exceeded its primary endpoint of non-inferiority, with ridinilazole achieving statistical superiority over vancomycin in sustained clinical response, or SCR, which was defined as clinical cure at the end of treatment and no recurrence of CDI within 30 days after the end of treatment. The statistical superiority was driven by a large numerical reduction in recurrent disease compared with vancomycin. We subsequently reported that data from our Phase 2 clinical trial also showed ridinilazole to be highly preserving of the gut microbiome compared to patients who received vancomycin and experienced substantial damage to the gut microbiome, which for many patients persisted during the 30-day post-treatment period. Ridinilazole was well tolerated at all doses tested in our completed Phase 1 and Phase 2 clinical trials.

In September 2017, we reported top-line data from our exploratory open label, active controlled Phase 2 clinical trial evaluating ridinilazole compared to fidaxomicin. In the trial, ridinilazole preserved the gut microbiome of CDI patients to a greater extent than fidaxomicin, achieving a key secondary endpoint. The primary endpoint of the trial was safety, as measured by the number of treatment emergent adverse events and serious adverse events. During the trial, no new or unexpected safety signals were identified and ridinilazole was well-tolerated.

Phase 3 Clinical Program

We expect to commence Phase 3 clinical trials of ridinilazole for CDI in the first half of 2018, and we are currently undertaking activities to prepare ridinilazole for these trials. We expect to conduct two Phase 3 clinical trials evaluating ridinilazole compared to vancomycin, with each trial expected to enroll approximately 700 patients with CDI. We expect that the primary endpoint of each trial will be SCR. We also plan to include other endpoints including ones related to health economic outcome measures. The Phase 3 clinical trial designs are consistent with the CoDIFy Phase 2 clinical trial of ridinilazole.

We have been awarded a contract from BARDA worth up to $62 million that will, in part, fund our planned Phase 3 clinical trials. We continue to explore additional funding options to complete the Phase 3 clinical development program for ridinilazole and various options to maximize the value of ridinilazole, including potentially additional equity financings, entering into collaborations with third parties or securing additional non-dilutive funding from government entities and philanthropic, non-government and not for profit organizations.

BARDA Contract

On September 8, 2017 we were awarded a contract from BARDA to fund, in part, the clinical and regulatory development of ridinilazole for the treatment of infections caused by C. difficile. The contract includes an approximate 12-month base period with federal government funding of approximately $32 million. In addition, there are three option work segments that, if exercised in full by BARDA, would increase the total federal government funding under the contract to approximately $62 million.

The contract provides for a cost-sharing arrangement under which BARDA would fund a specified portion of estimated costs for the continued clinical and regulatory development of ridinilazole for CDI. Under this cost sharing arrangement, we are responsible for a portion of the costs associated with each segment of work, including any costs in excess of the estimated amounts.

During the base period of the contract, BARDA has agreed to fund, in part, activities for our two planned Phase 3 clinical trials of ridinilazole, including obtaining requisite regulatory approvals for the opening of trial sites, arranging for the manufacture of clinical supply of ridinilazole and engaging third-party contract research organizations to conduct the planned clinical trials including initial patient enrollment and treatment. The three option work segments, if exercised in full, would support the development of ridinilazole through to potential submission of applications for marketing approval.

Each of the three option work segments is an independent, discrete work segment that is eligible to be exercised, in BARDA’s sole discretion, upon the completion of agreed-upon milestones and deliverables. If all option work segments are exercised by BARDA, the contract would run into 2022, unless extended by us and BARDA. BARDA may terminate this agreement upon our uncured default in our performance of the agreement or at any time if the contracting officer determines that it is in the U.S. government’s interest to terminate the agreement.

Our Strategy

Our goal is to become a fully integrated biopharmaceutical company focused on the discovery, development and commercialization of novel medicines for indications for which there are no existing or only inadequate therapies, with a current focus on DMD and CDI. The key elements of our strategy to achieve this goal are:

•	Rapidly advance the development of our lead product candidates, ezutromid for DMD and ridinilazole for CDI.

•	Maintain and expand our leadership in the field of utrophin modulation.

•	Collaborate with Sarepta on the global research, development and commercialization of our utrophin modulator pipeline.

•	Commercialize ezutromid for DMD in the United States with our own specialty commercial team.

•	Maximize the commercial potential of ridinilazole.

•	Seek additional governmental and other third-party grants and support.

Our Corporate Information

We were founded in 2003 and are a public limited company incorporated under the laws of England and Wales with the Registrar of Companies of England and Wales, United Kingdom. Our principal office is located at 136a Eastern Avenue, Milton Park, Abingdon, Oxfordshire, OX14 4SB, and our telephone number is +(44) 1235 443 939. Our U.S. operations are conducted by our wholly-owned subsidiary Summit Therapeutics Inc., a Delaware corporation. Our ordinary shares have traded on AIM, which is a market operated by the London Stock Exchange, since October 2004, under the symbol “SUMM” and our American Depositary Shares have traded on the NASDAQ Global Market since March 2015, under the symbol “SMMT”.

Our website address is www.summitplc.com. The information contained on, or that can be accessed from, our website does not form part of this prospectus supplement. Our agent for service of process in the United States is C T Corporation System, 111 Eighth Avenue, New York, New York 10011.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal controls over financial reporting;

•	an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure about the company’s executive compensation arrangements; and

•	exemptions from the requirements to obtain a non-binding advisory vote on executive compensation or a shareholder approval of any golden parachute arrangements.

We may take advantage of these provisions until January 31, 2021, or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our share capital held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some, but not all, of the available benefits under the JOBS Act. We have taken advantage of some reduced reporting burdens in this prospectus supplement. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of delayed adoption of new or revised accounting standards and, therefore, we are subject to the same requirements to adopt new or revised accounting standards as other public companies that are not emerging growth companies.

Implications of Being a Foreign Private Issuer

Our status as a foreign private issuer also exempts us from compliance with certain laws and regulations of the SEC and certain regulations of The NASDAQ Stock Market, including the proxy rules, the short-swing profits recapture rules and certain governance requirements, such as independent director oversight of the nomination of directors and executive compensation. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies registered under the Securities Exchange Act of 1934, as amended.

THE OFFERING

ADSs offered by us	ADSs

ADSs to be outstanding immediately after this offering	ADSs

Ordinary shares to be outstanding immediately after this offering	ordinary shares

Option to purchase additional ADSs	We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to an additional $2.25 million of ADSs from us at the public offering price less the underwriting discounts and commissions. See “Underwriting” in this prospectus supplement for more information.

The ADSs	Each ADS represents five ordinary shares.

The depositary will hold the ordinary shares underlying your ADSs. You will have rights as provided in the deposit agreement. You may surrender your ADSs and withdraw the underlying ordinary shares. The depositary will charge you fees for, among other acts, any surrender of ADSs for the purpose of withdrawal. We and the depositary may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs, you agree to be bound by the terms of the deposit agreement then in effect.

To better understand the terms of the ADSs, you should carefully read “Description of American Depositary Shares” in the accompanying prospectus. You should also read the deposit agreement, which is an exhibit to the registration statement that includes the accompanying prospectus.

Depositary	The Bank of New York Mellon

Use of proceeds	We currently expect to use the net proceeds from this offering to fund the clinical development of ridinilazole for Clostridium difficile infection and for general corporate purposes, which may include development of our clinical and preclinical programs, other research and development costs, working capital and capital expenditures.

See “Use of Proceeds” in this prospectus supplement for additional information.

Risk factors	You should read the “Risk Factors” section of this prospectus supplement as well as those risk factors that are incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors to carefully consider before deciding to invest in the ADSs.

NASDAQ Global Market symbol	SMMT

The total number of ordinary shares that will be outstanding immediately after this offering includes an aggregate of 61,927,658 ordinary shares outstanding as of September 1, 2017, and excludes:

•	8,302,151 ordinary shares, issuable upon the exercise of outstanding options under our share option schemes as of September 1, 2017, at a weighted average exercise price of £1.39 per share;

•	136,991 ordinary shares, issuable upon exercise of outstanding restricted stock units in the form of nominal cost options granted to non-executive directors, other than under our share option schemes, as of September 1, 2017, at a weighted average exercise price of £0.01 per share;

•	185,596 ordinary shares available for future issuance as of September 1, 2017, under our share option schemes; and

•	304,090 ordinary shares issuable upon the exercise of warrants outstanding as of September 1, 2017, at a weighted average exercise price of £0.20 per share.

Unless otherwise indicated, all information in this prospectus supplement assumes:

•	no exercise of the outstanding options, restricted stock units or warrants described above; and

•	no exercise by the underwriters of their option to purchase additional ADSs from us.

Lansdowne Partners (UK) LLP, our largest shareholder, has indicated an interest in purchasing up to approximately $8.0 million of ADSs in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, this potential purchaser may determine to purchase fewer ADSs than it indicates an interest in purchasing or not to purchase any ADSs in this offering. It is also possible that this potential purchaser could indicate an interest in purchasing more ADSs. In addition, the underwriters could determine to sell fewer ADSs to this potential purchaser than the potential purchaser indicates an interest in purchasing or not to sell any ADSs to this potential purchaser. The underwriters will receive the same underwriting discount on any ADSs purchased by Lansdowne Partners (UK) LLP as they will on any other ADSs sold to the public in this offering.

RISK FACTORS

Investing in the American Depositary Shares, or ADSs, involves a high degree of risk. In addition to the other information contained in this prospectus supplement, the accompanying prospectus and in the documents we incorporate by reference herein and therein, you should carefully consider the risks discussed below and under the heading “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended January 31, 2017, filed with the Securities and Exchange Commission, or SEC, on March 30, 2017, before making a decision about investing in the ADSs. The risks and uncertainties discussed below and in our Annual Report on Form 20-F for the fiscal year ended January 31, 2017 are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition, results of operations and future growth prospects could be materially and adversely affected. In these circumstances, the market price of the ADSs could decline, and you may lose all or part of your investment.

Risks Related to our Financial Position and Need for Additional Capital

We have incurred significant losses since our inception. We expect to incur losses for at least the next several years and may never generate profits from operations or maintain profitability.

Since inception, we have incurred significant operating losses. Our net loss was approximately £21.4 million for the year ended January 31, 2017, £20.1 million for the year ended January 31, 2016 (as adjusted) and £11.4 million for the year ended January 31, 2015 (as adjusted). We reported a net profit of £10.9 million for the three months ended July 31, 2017, primarily due to our receipt and recognition in full of a £17.2 million ($22.0 million) development milestone from Sarepta Therapeutics, Inc., or Sarepta, pursuant to our license and collaboration agreement with them. However, we do not expect to maintain profitability for at least the next several years, if at all, and as of July 31, 2017, we had an accumulated deficit of £67.6 million. To date, we have financed our operations primarily through issuances of our ordinary shares and American Depositary Shares, or ADSs, payments to us under our license and collaboration agreement with Sarepta, and development funding and other assistance from government entities, philanthropic, non-government and not for profit organizations and patient advocacy groups for our product candidates. We have devoted substantially all of our efforts to research and development, including clinical trials. We have not completed development of any drugs. We expect to continue to incur significant expenses and increasing operating losses for at least the next several years. The net losses we incur may fluctuate significantly from quarter to quarter and year to year. We anticipate that our expenses will increase substantially in connection with conducting clinical trials for our lead product candidates, ezutromid (formerly SMT C1100) for the treatment of patients with Duchenne muscular dystrophy, or DMD, and ridinilazole (formerly SMT19969) for the treatment of patients with Clostridium difficile infection, or CDI, and seeking marketing approval for ezutromid and ridinilazole in the United States and the European Union, as well as other geographies. In addition, if we obtain marketing approval of ezutromid in the United States or other jurisdictions where we retain commercial rights, or ridinilazole, we expect to incur significant sales, marketing, distribution and outsourced manufacturing expense, as well as ongoing research and development expenses.

In addition, our expenses will increase if and as we:

•	continue the research and development of the F3 formulation of ezutromid, the F6 formulation of ezutromid and future generation modulators that we are developing in collaboration with the University of Oxford and Sarepta;

•	continue the research and development of ridinilazole;

•	seek to identify and develop additional product candidates;

•	seek marketing approvals for any product candidates that successfully complete clinical development;

•	ultimately establish a sales, marketing and distribution infrastructure in jurisdictions where we have retained commercialization rights and scale up external manufacturing capabilities to commercialize any product candidates for which we receive marketing approval;

•	acquire or in-license other product candidates and technology;

•	maintain, expand and protect our intellectual property portfolio;

•	hire additional clinical, regulatory and scientific personnel;

•	expand our physical presence; and

•	add operational, financial and management information systems and personnel, including personnel to support our product development and planned future commercialization efforts.

Our ability to generate profits from operations and remain profitable depends on our ability to successfully develop and commercialize drugs that generate significant revenue. Based on our current plans, we do not expect to generate significant product sales revenue unless and until we obtain marketing approval for, and commercialize, ezutromid for the treatment of DMD or ridinilazole for the treatment of CDI. This will require us to be successful in a range of challenging activities, including:

•	successfully initiating and completing clinical trials of ezutromid for the treatment of DMD and ridinilazole for the treatment of CDI;

•	obtaining approval to market ezutromid for the treatment of DMD and ridinilazole for the treatment of CDI;

•	protecting our rights to our intellectual property portfolio related to ezutromid and ridinilazole;

•	contracting for the manufacture of clinical and commercial quantities of ezutromid and ridinilazole;

•	negotiating and securing adequate reimbursement from third-party payors for ezutromid and ridinilazole; and

•	establishing sales, marketing and distribution capabilities to effectively market and sell ezutromid in the United States and ridinilazole in the United States and the European Union, as well as other geographies.

We may never succeed in these activities and, even if we do, may never generate revenues that are significant enough to generate profits from operations. Even if we do generate profits from operations, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to generate profits from operations and remain profitable would decrease the value of our company and could impair our ability to raise capital, expand our business, maintain our research and development efforts, diversify our product offerings or continue our operations. A decline in the value of our company could also cause you to lose all or part of your investment.

Our limited operating history may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

Our operations to date have been limited to organizing and staffing our company, developing and securing our technology, raising capital and undertaking preclinical studies and clinical trials of our product candidates. We have not yet demonstrated our ability to successfully complete development of any product candidates, obtain marketing approvals, manufacture a commercial scale product, or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization. Consequently, any predictions you make about our future success or viability may not be as accurate as they could be if we had a longer operating history.

Assuming we obtain marketing approval for any of our product candidates, we will need to transition from a company with a research and development focus to a company capable of supporting commercial activities. We may encounter unforeseen expenses, difficulties, complications and delays and may not be successful in such a transition.

We will need substantial additional funding. If we are unable to raise capital when needed, we could be forced to delay, reduce or eliminate our product development programs or commercialization efforts.

We expect our research and development expenses to increase substantially in connection with our ongoing activities, particularly as we initiate and continue clinical trials of ezutromid for the treatment of DMD and ridinilazole for the treatment of CDI, continue our research activities and initiate preclinical programs for future product candidates. In addition, if we obtain marketing approval for ezutromid, in the United States or other jurisdictions where we retain commercial rights, ridinilazole or any of our future product candidates, we expect to incur significant commercialization expenses related to product sales, marketing, distribution and manufacturing. Furthermore, we expect to continue to incur additional costs associated with operating as a public company in the United States in addition to in the United Kingdom. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or eliminate our research and development programs or any future commercialization efforts.

We believe that the net proceeds from this offering, together with our existing cash and cash equivalents, as well as the $32 million we have been awarded under the base period of our contract with the Biomedical Advanced Research and Development Authority, or BARDA, for the development of ridinilazole, will be sufficient to enable us to fund our operating expenses and capital expenditure requirements through December 31, 2018. In our DMD program, while we anticipate that these capital resources will allow us to obtain top-line data for our Phase 2 clinical trial of ezutromid, which we refer to as PhaseOut DMD, we do not expect these capital resources will be sufficient to complete our planned randomized, placebo controlled clinical trial of ezutromid. In addition, in our CDI program, while we also anticipate that these capital resources will allow us to initiate our two, planned Phase 3 clinical trials of ridinilazole, we do not expect to be able to complete these trials without additional capital. We have based the foregoing estimate on assumptions that may prove to be wrong, and we could use our capital resources sooner than we currently expect. This estimate assumes, among other things, that we do not obtain any additional funding through grants and clinical trial support or through new collaboration arrangements. Our future capital requirements will depend on many factors, including:

•	the progress, costs and results of clinical trials of ezutromid for DMD and ridinilazole for CDI;

•	the scope, progress, costs and results of preclinical development, laboratory testing and clinical trials for the F3 formulation of ezutromid, the F6 formulation of ezutromid and future generation modulators that we are developing in collaboration with the University of Oxford and Sarepta;

•	the number and development requirements of other future product candidates that we pursue;

•	the costs, timing and outcome of regulatory review of ezutromid, ridinilazole and our other future product candidates;

•	the costs and timing of commercialization activities, including product sales, marketing, distribution and manufacturing, for any of our product candidates that receive marketing approval;

•	subject to receipt of marketing approval, revenue received from commercial sales of ezutromid, ridinilazole or any of our other future product candidates;

•	the costs and timing of preparing, filing and prosecuting patent applications, maintaining and protecting our intellectual property rights and defending against any intellectual property-related claims;

•	the amounts we receive from Sarepta under our license and collaboration agreement, including for the achievement of development, regulatory and sales milestones and royalty payments;

•	our contract with BARDA and whether BARDA elects to pursue its designated options beyond the base period;

•	our ability to establish and maintain collaborations, licensing or other arrangements and the financial terms of such arrangements;

•	the extent to which we acquire or invest in other businesses, products and technologies;

•	the rate of the expansion of our physical presence; and

•	the costs of operating as a public company in the United States and in the United Kingdom.

Conducting preclinical testing and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, our product candidates, if approved, may not achieve commercial success. Our commercial revenues, if any, will be derived from sales of products that we are not planning to have commercially available for several years, if at all. Accordingly, we will need to continue to rely on additional financing to achieve our business objectives. In addition, we may seek additional capital due to favorable market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. Additional financing may not be available to us on acceptable terms, or at all.

Raising additional capital may cause dilution to our investors, including purchasers of ADSs in this offering, restrict our operations or require us to relinquish rights to our technologies or product candidates.

Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of equity offerings, collaborations, strategic alliances, grants and clinical trial support from government entities, philanthropic, non-government and not for profit organizations and patient advocacy groups, debt financings, and marketing, distribution or licensing arrangements. We do not have any committed external source of funds other than the amounts we are entitled to receive from Sarepta under our license and collaboration agreement with them and from BARDA under the base period of our contract with them to fund, in part, the clinical development of ridinilazole. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as an equity holder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends or other distributions.

If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Risks Related to the Development and Commercialization of our Product Candidates

We depend heavily on the success of our lead product candidates, ezutromid, which we are developing for the treatment of DMD, and ridinilazole, which we are developing for the treatment of CDI. All of our other programs are still in the discovery or candidate optimization stage. If we are unable to commercialize ezutromid and ridinilazole, or experience significant delays in doing so, our business will be materially harmed.

We have invested a significant portion of our efforts and financial resources in the development of ezutromid for DMD and ridinilazole for CDI, both of which are still in clinical development. Our ability to generate product revenues, which may not occur for several years, if ever, will depend heavily on the successful development and commercialization of ezutromid and ridinilazole. The success of each of these product candidates will depend on a number of factors, including the following:

•	successful completion of clinical development;

•	receipt of marketing approvals from applicable regulatory authorities;

•	establishing commercial manufacturing arrangements with third-party manufacturers;

•	obtaining and maintaining patent and trade secret protection and regulatory exclusivity;

•	protecting our rights in our intellectual property portfolio;

•	establishing sales, marketing and distribution capabilities;

•	launching commercial sales of ezutromid or ridinilazole, as applicable, if and when approved, whether alone or in collaboration with others;

•	acceptance of ezutromid or ridinilazole, as applicable, if and when approved, by patients, the medical community and third-party payors;

•	effectively competing with other therapies; and

•	maintaining a continued acceptable safety profile of ezutromid or ridinilazole, as applicable, following approval.

If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize ezutromid or ridinilazole, which would materially harm our business.

If clinical trials of our product candidates fail to demonstrate safety and efficacy to the satisfaction of the U.S. Food and Drug Administration, or the FDA, or the European Medicines Agency, or the EMA, or do not otherwise produce favorable results, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of ezutromid, ridinilazole or any other product candidate.

In connection with obtaining marketing approval from regulatory authorities for the sale of any product candidate, we must complete preclinical development and then conduct extensive clinical trials to demonstrate the safety and efficacy of our product candidates in humans. Clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to outcome. A failure of one or more clinical trials can occur at any stage of testing. The outcome of preclinical testing and early clinical trials may not be predictive of the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. In particular, the small number of patients in our early clinical trials may make the results of these clinical trials less predictive of the outcome of later clinical trials. The design of a clinical trial can determine whether its results will support approval of a product, and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced or completed. We have limited experience in designing clinical trials and may be unable to design and execute a clinical trial to support marketing approval. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their products.

For example, in 2009, we assigned certain technology relating to our DMD program to BioMarin DMD Regulator Limited, or BioMarin. BioMarin conducted a Phase 1 clinical trial of a prior formulation of ezutromid in 48 healthy adult volunteers. Subjects in this clinical trial achieved low systemic exposure of the drug, and there was variability in systemic exposure across subjects. Following this clinical trial of a prior formulation of ezutromid, BioMarin elected not to continue development of our assigned technology, citing pharmaceutical and pharmacokinetic challenges. In public statements, BioMarin indicated that it had concluded that the likelihood of achieving a therapeutic effect in DMD patients was highly unlikely. In 2010, BioMarin transferred the assets, and all commercialization rights, back to us. Our first Phase 1 clinical trial of ezutromid was conducted in healthy volunteers using a different formulation than the one evaluated by BioMarin. The results from this trial showed an improvement in plasma levels of ezutromid when administered orally with food. In our first Phase 1b clinical trial of ezutromid in DMD patients, patients had variable levels of ezutromid in the blood plasma following dosing, which we believe was potentially due to the impact of diet on absorption of ezutromid. In 2015, we reported top-line data from our second Phase 1b clinical trial of ezutromid in DMD patients, which we refer to as our Phase 1b modified diet trial, in which patients followed specific dietary guidance that recommended balanced proportions of fat, protein, and carbohydrates and dosing with a glass of whole milk. In our Phase 1b modified diet trial, while following specific dietary guidance, all of the patients in the trial achieved plasma levels of ezutromid that we believe may be sufficient to modulate the production of utrophin protein and possibly result in clinical benefit. In addition, in our Phase 1 clinical trial of the F6 formulation of ezutromid, the F6 formulation achieved a greater than six-fold increase in average maximum plasma levels in DMD patients compared to those achieved with the F3 formulation of ezutromid evaluated in our Phase 1 modified diet trial, and we believe such plasma levels are within the range necessary for a potential therapeutic effect. Nonetheless, while the results of our completed clinical trials to date suggest that diet may impact absorption of ezutromid, other disease related factors, such as abnormal gastrointestinal physiology, or other factors such as the level of activity of the liver enzyme CYP1A, may impact the absorption profile of DMD patients. Accordingly, it is possible that we will be unable to achieve plasma levels of ezutromid that are expected to bring therapeutic benefit in future clinical trials, and, in such a case, we will likely not be able to successfully complete the development of, obtain marketing approval for or commercialize this product candidate.

In addition, in our first Phase 1b clinical trial of ezutromid in DMD patients, patients experienced a statistically significant reduction in creatine kinase, or CK, and other enzyme markers of muscle damage following treatment with ezutromid. Although this was not a placebo controlled study and there may be other factors that influenced the results, we believed the lower levels of CK and the other enzymes compared to baseline potentially indicated a reduction in muscle damage and may have been evidence of ezutromid activity. However, in our Phase 1b modified diet trial, we did not observe a change in the levels of CK when patients received ezutromid as compared to when patients received a placebo. Likewise, we may not observe changes in levels of CK or other enzyme markers of muscle damage in longer-term clinical trials.

If we are required to conduct additional clinical trials or other testing of ezutromid or ridinilazole or any other product candidate that we develop beyond those that we contemplate, if we are unable to successfully complete our clinical trials or other testing, if the results of these clinical trials or tests are not positive or are only modestly positive or if there are safety concerns, we may:

•	be delayed in obtaining marketing approval for our product candidates;

•	not obtain marketing approval at all;

•	obtain approval for indications or patient populations that are not as broad as we intended or desired;

•	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings, including boxed warnings;

•	be subject to additional post-marketing testing requirements or restrictions; or

•	have the product removed from the market after obtaining marketing approval.

If we experience any of a number of possible unforeseen events in connection with our clinical trials, potential marketing approval or commercialization of our product candidates could be delayed or prevented.

We may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent our ability to receive marketing approval or commercialize our product candidates, including:

•	clinical trials of our product candidates may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials or abandon product development programs;

•	the number of patients required for clinical trials of our product candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate or participants may drop out of these clinical trials at a higher rate than we anticipate;

•	we may be unable to enroll a sufficient number of patients in our clinical trials to ensure adequate statistical power to detect any statistically significant treatment effects;

•	our third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;

•	regulators, institutional review boards or independent ethics committees may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

•	we may have delays in reaching or fail to reach agreement on acceptable clinical trial contracts or clinical trial protocols with prospective trial sites;

•	we may have to suspend or terminate clinical trials of our product candidates for various reasons, including a finding that the participants are being exposed to unacceptable health risks;

•	regulators, institutional review boards or independent ethics committees may require that we or our investigators suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements or a finding that the participants are being exposed to unacceptable health risks;

•	the cost of clinical trials of our product candidates may be greater than we anticipate;

•	the supply or quality of our product candidates or other materials necessary to conduct clinical trials of our product candidates may be insufficient or inadequate; and

•	our product candidates may have undesirable side effects or other unexpected characteristics, causing us or our investigators, regulators, institutional review boards or independent ethics committees to suspend or terminate the clinical trials.

Our product development costs will increase if we experience delays in testing or marketing approvals. We do not know whether any preclinical tests or clinical trials will begin as planned, will need to be restructured or will be completed on schedule, or at all. Significant preclinical or clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do and impair our ability to successfully commercialize our product candidates and may harm our business and results of operations.

Because we are developing ezutromid for the treatment of a disease in which there is little clinical experience, there is increased risk that the outcome of our clinical trials of ezutromid will not be favorable.

There are currently only two approved therapies for the treatment of DMD that seek to alter the progression of the disease, one in the United States and one in Europe, and neither of which treat the entire DMD patient population. Data on the natural clinical progression of DMD remain limited despite the recent publication of data from natural history studies on DMD patients. This has resulted in limited clinical trial experience for the development of drugs to treat DMD. In particular, regulatory authorities in the United States and European Union have not issued definitive guidance as to how to measure and achieve efficacy. As a result, the design and conduct of clinical trials for DMD is subject to increased risk.

In the last few years, a test of the distance walked by a patient in six minutes, commonly referred to as the six minute walk test, has been used as an endpoint in several clinical trials of product candidates for patients with DMD. It is viewed by U.S. and European regulators as a key outcome measure for DMD trials. We may nonetheless experience setbacks with our clinical trials for ezutromid or the clinical trials for our future product candidates for DMD because of the limited clinical experience in this indication. For example, regulators have not yet established what change in the distance walked in the six minute walk test is required to be demonstrated in a clinical trial of a DMD therapy in order to signify a clinically meaningful result or obtain marketing approvals. As a result, we may not achieve the pre-specified endpoint with statistical significance in clinical trials of ezutromid or of our other future product candidates for DMD, which would decrease the chance of obtaining marketing approval for ezutromid or our other future product candidates for DMD.

Our focus on utrophin modulation as a potential treatment for DMD is unproven, and we do not know whether we will be able to develop any products of commercial value for this indication.

Our scientific approach for treating DMD focuses on the discovery and development of utrophin modulators. There is no marketed drug that relies on utrophin modulation whereby the production of utrophin is maintained to compensate for the lack of dystrophin for the treatment of DMD or any other indication. As a result, we may not be able to replicate the results of our preclinical studies in our clinical trials of ezutromid, and our focus on targeting utrophin modulation may not result in the discovery and development of commercially viable drugs that safely and effectively treat DMD or other muscle-wasting disorders.

Moreover, we have not yet identified the level of utrophin modulation and associated production of utrophin needed to provide a clinical benefit to DMD patients. In our two completed Phase 1b clinical trials of the F3 formulation of ezutromid and our Phase 1 clinical trial of the F6 formulation of ezutromid, we observed variable plasma levels of drug among patients. Patients dosed with the F6 formulation in our Phase 1 clinical trial all achieved plasma concentration levels exceeding the level that corresponded to a 50% increase in utrophin expression in our preclinical studies. Meanwhile, only a proportion of patients dosed with the F3 formulation of ezutromid in each of our Phase 1b trials had plasma concentrations exceeding this 50% level. We believe that all the patients may still have achieved plasma levels of ezutromid sufficient to modulate the production of utrophin to a lesser extent and possibly result in clinical benefit. This belief is based in part on the work of Professor Kay Davies and her research group at the University of Oxford, in which the continued expression of utrophin protein in the transgenic lines of an mdx mouse, even at levels just above those in a normal mdx mouse, had a meaningful, positive effect on muscle performance. Nonetheless, we do not know whether utrophin modulation has been achieved with either formulation of ezturomid, and if it has, whether the level of utrophin modulation and production in fact resulted in a clinical benefit for these patients.

If we experience delays or difficulties in the enrollment of patients in our clinical trials, our receipt of necessary marketing approvals could be delayed or prevented.

We may not be able to initiate or continue clinical trials for our product candidates, if we are unable to locate and enroll a sufficient number of eligible patients to participate in these clinical trials. DMD is a rare disease with a relatively small patient population, which could result in slow enrollment of clinical trial participants. Because we expect that our current and planned clinical trials for DMD will be limited to boys in a specified age range and with a certain level of physical ability only, the number of patients eligible for our clinical trials is even smaller. Further, there are only a limited number of specialist physicians that treat DMD patients, and major clinical centers are concentrated in a few geographic regions. CDI is an acute infection that requires rapid diagnosis. For our clinical trials of ridinilazole, we need to identify potential patients, test them for CDI and enroll them on the clinical trial within a 24-hour period. In addition, our competitors in both DMD and CDI have ongoing clinical trials for product candidates that could be competitive with our product candidates, and patients who would otherwise be eligible for our clinical trials may instead enroll in clinical trials of our competitors’ product candidates.

Patient enrollment is affected by other factors, including:

•	severity of the disease under investigation;

•	eligibility criteria for the clinical trial in question;

•	perceived risks and benefits of the product candidate under study;

•	competition for patients, time and resources at clinical trials sites from other investigational therapies in clinical trials that target the same patient population;

•	approval of other therapies to treat the indication that is being in

•	vestigated in the clinical trial;

•	efforts to facilitate timely enrollment in clinical trials;

•	patient referral practices of physicians;

•	the ability to monitor patients adequately during and after treatment; and

•	proximity and availability of clinical trial sites for prospective patients.

Enrollment delays in our clinical trials may result in increased development costs for our product candidates, which would cause the value of our company to decline and limit our ability to obtain additional financing. Our inability to enroll a sufficient number of patients in our ongoing and planned clinical trials of ezutromid and ridinilazole or any of our other clinical trials would result in significant delays or may require us to abandon one or more clinical trials altogether.

If serious adverse or inappropriate side effects are identified during the development of ezutromid or ridinilazole or any other product candidate, we may need to abandon or limit our development of that product candidate.

All of our product candidates are in clinical or preclinical development and their risk of failure is high. It is impossible to predict when or if any of our product candidates will prove effective or safe in humans or will receive marketing approval. If our product candidates are associated with undesirable side effects or have characteristics that are unexpected, we may need to abandon their development or limit development to certain uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective.

For example, although ezutromid has generally been well tolerated at all doses tested, one of the patients in our Phase 1 clinical trial of the F6 formulation of ezutromid exhibited changes in liver parameters in laboratory findings and withdrew from the trial, despite showing no clinical symptoms. The finding was classified as a serious adverse event.

Many compounds that initially showed promise in clinical or earlier stage testing have later been found to cause side effects or other safety issues that prevented further development of the compound. If we elect or are forced to suspend or terminate any clinical trial of our product candidates, the commercial prospects of such product candidate will be harmed and our ability to generate product revenues from such product candidate will be delayed or eliminated. Any of these occurrences could materially harm our business.

Even if ezutromid or ridinilazole or any other product candidate receives marketing approval, it may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success.

If ezutromid, ridinilazole or any of our other future product candidates receive marketing approval, such products may nonetheless fail to gain sufficient market acceptance by physicians, patients, third-party payors and others in the medical community. If these products do not achieve an adequate level of acceptance, we may not generate significant product revenues or revenue from collaboration agreements, including our license and collaboration agreement with Sarepta, or any profits from operations. The degree of market acceptance of our product candidates, if approved for commercial sale, will depend on a number of factors, including:

•	the efficacy and potential advantages compared to alternative treatments or competitive products;

•	the prevalence and severity of any side effects;

•	the ability to offer our product candidates for sale at competitive prices, including in the case of ridinilazole, which we expect, if approved, will compete with vancomycin and metronidazole, both of which are available in generic form at low prices, and the antibiotic, fidaxomicin, and potentially other approaches to be used as an adjunctive therapy to antibiotics, such as the monoclonal antibody bezlotoxumab, vaccines or fecal biotherapy;

•	convenience and ease of administration compared to alternative treatments;

•	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•	the strength of marketing and distribution support;

•	the availability of third-party coverage and adequate reimbursement;

•	the timing of any such marketing approval in relation to other product approvals;

•	support from patient advocacy groups; and

•	any restrictions on concomitant use of other medications.

Our ability to negotiate, secure and maintain third-party coverage and reimbursement may be affected by political, economic and regulatory developments in the United States, the European Union and other jurisdictions. Governments continue to impose cost containment measures, and third-party payors are increasingly challenging prices charged for medicines and examining their cost effectiveness, in addition to their safety and efficacy. These and other similar developments could significantly limit the degree of market acceptance of ezutromid or ridinilazole or any of our other future product candidates that receive marketing approval.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our product candidates, we may not be successful in commercializing ezutromid or ridinilazole or any other product candidate if and when such product candidates are approved.

We do not have a sales or marketing infrastructure and have no experience in the sale or marketing of pharmaceutical products. To achieve commercial success for any approved product, we must either develop a sales and marketing organization or outsource these functions to third parties. If ezutromid receives marketing approval, we intend to commercialize it in the United States with our own focused, specialized sales force. In the European Union, Switzerland, Norway, Iceland, Turkey and the Commonwealth of Independent States, we will rely on Sarepta to commercialize ezutromid pursuant to the license and collaboration agreement we entered into with Sarepta in October 2016. Sarepta also has an option to expand its commercial rights to include specified countries in Latin America, which means we may have to rely on Sarepta to commercialize ezutromid in these additional territories. We plan to evaluate the potential for utilizing additional collaboration, distribution and marketing arrangements with third parties to commercialize ezutromid in other jurisdictions where we retain commercialization rights. With respect to ridinilazole, we are currently exploring options to develop and commercialize this antibiotic. Our options include equity offerings, third-party collaborators or securing additional non-dilutive funding from government entities and philanthropic, non-government and not for profit organizations. We may also determine to commercialize ridinilazole directly in the United States and Europe with our own specialized sales force. There are risks involved with establishing our own sales and marketing capabilities and entering into arrangements with third parties to perform these services. For example, recruiting and training a sales force is expensive and time-consuming and could delay any product launch. If the commercial launch of a product candidate for which we recruit a sales force and establish marketing capabilities is delayed or does not occur for any reason, we would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and our investment would be lost if we cannot retain or reposition our sales and marketing personnel.

Factors that may inhibit our efforts to commercialize our products on our own include:

•	our inability to recruit, train and retain adequate numbers of effective sales and marketing personnel;

•	the inability of sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe any future products;

•	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

•	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

If we enter into arrangements with third parties to perform sales and marketing services, our product revenues or the profitability of these product revenues to us are likely to be lower than if we were to market and sell any products that we develop ourselves. In addition, we may not be successful in entering into arrangements with third parties to sell and market our product candidates or may be unable to do so on terms that are acceptable to us. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively. If we do not establish sales and marketing capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing our product candidates.

We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than we do.

The development and commercialization of new drug products is highly competitive. We face competition with respect to our current product candidates and any products we may seek to develop or commercialize in the future from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide.

There is currently no approved therapy for the treatment of DMD applicable to all DMD patients that seeks to alter the progression of the disease. Corticosteroids, such as prednisolone and deflazacort, are the current standard of care for DMD patients, although these are symptomatic treatments that do not address the underlying cause of DMD and their use can be associated with severe side-effects and concerns over weight gain.

A number of biopharmaceutical companies, including Sarepta, are developing treatments for DMD based on exon-skipping approaches. Sarepta received accelerated approval for eteplirsen (Exondys 51), which based on its targeting of exon 51, has the potential to treat approximately 13% of DMD patients. We believe that there are three other exon-skiping therapies in clinical development that target exon 44, exon 45 and exon 53, and that addressing these three exons, along with exon 51, would treat in aggregate less than one-third of all DMD patients. PTC Therapeutics, Inc., or PTC, is developing ataluren (TranslarnaTM), which is a small molecule that enables formation of functional dystrophin in DMD patients with nonsense mutations. DMD caused by nonsense mutations affects approximately 13% of all DMD patients. The European Commission has granted conditional approval for ataluren in Europe, and PTC is commercializing ataluren in several European countries. A number of other companies are pursuing alternative therapeutic approaches for the treatment of DMD, including Pfizer, Inc. and Bristol-Myers Squibb Company, which are pursuing an approach based on muscle tissue growth through myostatin inhibition. Santhera Pharmaceuticals Holding AG is developing a treatment designed to delay the deterioration in respiratory function, and a number of other companies are developing gene therapy based approaches. We believe that our approach of utrophin modulation has the potential to treat the entire population of DMD patients, unlike other DMD approaches that also seek to alter the progression of the disease but only address subsets of the total DMD population. We expect the price that we will charge for ezutromid, if approved, will reflect its status as an orphan drug that will be directed at a smaller population of patients.

Several pharmaceutical and biotechnology companies have established themselves in the market for the treatment of CDI, and several additional companies are developing products for the treatment of CDI. The current standard of care for CDI is treatment with the broad spectrum antibiotics vancomycin and metronidazole, both of which are available in generic form in the United States. Generic antibiotic therapies typically are sold at lower prices than branded antibiotics and generally are preferred by managed care providers of health services. The antibiotic fidaxomicin (Dificid™ in the United States and Dificlir™ in Europe), which is marketed in the United States by Cubist Pharmaceuticals, Inc., a wholly owned subsidiary of Merck & Co., Inc. and in Europe by Astellas Pharma Inc., was approved for treatment of CDI in the United States and the European Union. Other antibiotics in late-stage clinical trials include cadazolid, which was originally being developed by Actelion Pharmaceuticals Limited, or Actelion, before global rights acquired by Johnson and Johnson in January 2017. In June 2017, Actelion reported that cadazolid missed the primary endpoint of non-inferiority to vancomycin on clinical cure in one Phase 3 clinical trial, but achieved the same primary endpoint in a second Phase 3 clinical trial. Merck received approval from the FDA for bezlotoxumab (Zinplava™), a monoclonal antibody for the treatment of patients who have a high risk of disease recurrence, in combination with an antibiotic. Other approaches in development for the treatment of CDI include vaccines and fecal biotherapy as an adjunctive therapy to antibiotics.

Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization. Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are more effective, safer, have fewer or less severe side effects, are approved for broader indications or patient populations, or are more convenient or less expensive than any products that we develop and commercialize. Our competitors may also obtain marketing approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market.

We believe that many competitors are attempting to develop therapeutics for the target indications of our product candidates, including academic institutions, government agencies, public and private research organizations, large pharmaceutical companies and smaller more focused companies.

Many of our competitors may have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining approvals from regulatory authorities and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to or necessary for our programs.

Even if we are able to commercialize ezutromid, ridinilazole or any other product candidate that we develop, the product may become subject to unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives, which would harm our business.

The regulations that govern marketing approvals, pricing, coverage and reimbursement for new drug products vary widely from country to country. Current and future legislation may significantly change the approval requirements in ways that could involve additional costs and cause delays in obtaining approvals. Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after marketing or product licensing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain marketing approval for a product in a particular country, but then be subject to price regulations that delay our commercial launch of the product, possibly for lengthy time periods, and negatively impact the revenues we are able to generate from the sale of the product in that country. Adverse pricing limitations may hinder our ability to recoup our investment in one or more product candidates, even if our product candidates obtain marketing approval.

Our ability to commercialize ezutromid, ridinilazole or any other product candidate successfully also will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Government authorities and other third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels. A primary trend in the E.U. and U.S. healthcare industries and elsewhere is cost containment. Government authorities and other third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. We cannot be sure that coverage and reimbursement will be available for ezutromid, ridinilazole or any other product that we commercialize and, if coverage and reimbursement are available, the level of reimbursement. Reimbursement may impact the demand for, or the price of, any product candidate for which we obtain marketing approval. Obtaining and maintaining adequate reimbursement for ezutromid may be particularly difficult because of the higher prices typically associated with drugs directed at smaller populations of patients. In addition, third-party payors are likely to impose strict requirements for reimbursement of a higher priced drug. If reimbursement is not available or is available only to limited levels, we may not be able to successfully commercialize any product candidate for which we obtain marketing approval.

There may be significant delays in obtaining coverage and reimbursement for newly approved drugs, and coverage may be more limited than the purposes for which the drug is approved by the applicable regulatory authority. Moreover, eligibility for coverage and reimbursement does not imply that any drug will be paid for in all cases or at a rate that covers our costs, including research, development, intellectual property, manufacture, sale and distribution expenses. Interim reimbursement levels for new drugs, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost drugs, and may be incorporated into existing payments for other services. Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. In the United States, third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement policies. In the European Union, reference pricing systems and other measures may lead to cost containment and reduced prices. Our inability to promptly obtain coverage and adequate reimbursement rates from both government-funded and private payors for any approved products that we develop could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize products and our overall financial condition.

Governments outside the United States tend to impose strict price controls, which may adversely affect our revenues, if any.

In some countries, particularly the member states of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. In addition, there can be considerable pressure by governments and other stakeholders on prices and reimbursement levels, including as part of cost containment measures. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various E.U. member states and parallel distribution, or arbitrage between low-priced and high-priced member states, can further reduce prices. In some countries, we may be required to conduct a clinical trial or other studies that compare the cost-effectiveness of our product candidate to other available therapies in order to obtain or maintain reimbursement or pricing approval. Publication of discounts by third-party payors or authorities may lead to further pressure on prices or reimbursement levels within the country of publication and other countries. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business could be adversely affected.

Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of any products that we may develop.

We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials and will face an even greater risk if we commercially sell any products that we may develop. If we cannot successfully defend ourselves against claims that our product candidates or products caused injuries, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	reduced resources of our management to pursue our business strategy;

•	decreased demand for any product candidates or products that we may develop;

•	injury to our reputation and significant negative media attention;

•	withdrawal of clinical trial participants;

•	significant costs to defend the related litigation;

•	substantial monetary awards to clinical trial participants or patients;

•	loss of revenue;

•	increased insurance costs; and

•	the inability to commercialize any products that we may develop.

We have separate product liability insurance policies that cover our product candidates and each of our clinical trials. These policies each provide coverage of up to £5.0 million in the aggregate for clinical trials, or portions thereof, conducted in Europe and up to $5.0 million in the aggregate for clinical trials, or portions thereof, conducted in the United States. The insurance policies covering our clinical trials in the United States are also subject to a per claim deductible. The amount of insurance that we currently hold may not be adequate to cover all liabilities that we may incur. We will need to increase our insurance coverage when and if we begin commercializing ezutromid, ridinilazole or any other product candidate that receives marketing approval. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes.

Our operations currently, and may in the future, involve the use of hazardous and flammable materials, including chemicals and medical and biological materials, and produce hazardous waste products. Even if we contract with third parties for the disposal of these materials and wastes, we cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials or disposal of hazardous wastes, we could be held liable for any resulting damages, and any liability could exceed our resources.

Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We also maintain liability insurance for some of these risks, but our policy has a coverage limit of £5.0 million per occurrence.

In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

We may expend our limited resources to pursue a particular product candidate and fail to capitalize on product candidates that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we focus on specific product candidates. As a result, we may forego or delay pursuit of opportunities with other product candidates that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and product candidates may not yield any commercially viable products.

We have based our research and development efforts for DMD on utrophin modulators, including the F3 formulation of ezutromid, the F6 formulation of ezutromid and our future generation utrophin modulators, and for CDI on the antibiotic ridinilazole. Notwithstanding our large investment to date and anticipated future expenditures in proprietary technologies that we use in the discovery of product candidates for DMD and CDI, we have not yet developed, and may never successfully develop, any marketed drugs using this approach. As a result of pursuing the development of product candidates using our proprietary technologies, we may fail to develop product candidates or address indications based on other scientific approaches that may offer greater commercial potential or for which there is a greater likelihood of success. Research programs to identify new product candidates require substantial technical, financial and human resources. These research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development.

If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate.

The United Kingdom’s vote in favor of withdrawing from the European Union could lead to increased market volatility which could adversely impact the market price of our ordinary shares and ADSs and make it more difficult for us to do business in Europe.

On June 23, 2016, the electorate in the United Kingdom voted in favor of leaving the European Union (commonly referred to as “Brexit”). The withdrawal of the United Kingdom from the European Union will take effect either on the effective date of the withdrawal agreement or, in the absence of agreement, two years after the United Kingdom provides a notice of withdrawal pursuant to Article 50 of the E.U. Treaty, unless the European Council, in agreement with the United Kingdom, unanimously decides to extend this period. On March 29, 2017, the U.K. Prime Minister formally delivered the notice of withdrawal. It appears likely that this withdrawal will involve a process of lengthy negotiations between the United Kingdom and European Union member states to determine the future terms of the United Kingdom’s relationship with the European Union. This could lead to a period of considerable uncertainty particularly in relation to United Kingdom financial and banking markets as well as on the regulatory process in Europe. As a result of this uncertainty, financial markets could experience significant volatility which could adversely affect the market price of our ordinary shares and ADSs.

We may also face new regulatory costs and challenges that could have a material adverse effect on our operations. Depending on the terms of Brexit, the United Kingdom could lose the benefits of global trade agreements negotiated by the European Union on behalf of its members, which may result in increased trade barriers which could make our doing business in Europe more difficult. In addition, currency exchange rates in the pound sterling and the euro with respect to each other and the U.S. dollar have already been adversely affected by Brexit. Furthermore, at present, there are no indications of the effect Brexit will have on the pathway to obtaining marketing approval for any of our product candidates in the U.K., or what, if any, role the EMA may have in the approval process.

Risks Related to our Dependence on Third Parties

We will depend heavily on our license and collaboration arrangement with Sarepta for the success of the products in our utrophin modulator pipeline in the European Union and other geographies. If Sarepta terminates our license and collaboration agreement or is unable to meet its contractual obligations, it could negatively impact our business.

In October 2016, we entered into a license and collaboration agreement pursuant to which we granted exclusive rights to Sarepta to commercialize products in our utrophin modulator pipeline, or the licensed products, in the European Union (including the United Kingdom, irrespective of the timing of Brexit), Switzerland, Norway, Iceland, Turkey and the Commonwealth of Independent States, or the licensed territories, with an option exercisable by Sarepta for commercialization rights to the licensed products in Central and South America.

Under the terms of the license and collaboration agreement, we are entitled to receive specified development, regulatory and sales milestone payments, as well as royalty payments. In addition, beginning in 2018, subject to certain exceptions and limitations, we will share all budgeted global research and development costs with Sarepta, with Sarepta responsible for 45.0% of these research and development costs for the licensed products. In addition, Sarepta will be solely responsible for all commercialization activities and associated costs, relating to licensed products in the licensed territories.

Unless earlier terminated, the license and collaboration agreement will expire on a licensed product-by-licensed product and country-by-country basis upon the expiration of the royalty term in such country for such licensed product. The license and collaboration agreement may be terminated by Sarepta upon six months’ prior written notice in its entirety or on a licensed product-by-licensed product and country-by-country basis. Either party may, subject to a cure period, terminate the license and collaboration agreement in the event of the other party’s uncured material breach. Sarepta may also terminate the license and collaboration agreement under specified circumstances relating to the safety or regulatory approvability of ezutromid.

If Sarepta were to terminate the license and collaboration agreement or fail to meet its contractual obligations, the assumption by us of all costs related to the development of products in our utrophin modulator pipeline and the establishment of a commercial infrastructure in the licensed territories would require substantial resources, financial and otherwise, and could result in us incurring greater expenses than the increase in revenues from our direct sales of the licensed products in the licensed territories. It could also cause a delay in the development of ezutromid. Seeking and obtaining a viable, alternative collaborator to partner on the development and commercialization of the licensed products may not be available on similar terms or at all.

Our reliance on government funding for ridinilazole adds uncertainty to our research and commercialization efforts with respect to ridinilazole.

We expect that a significant portion of the funding for the development of ridinilazole will come from our contract with BARDA. BARDA is entitled to terminate our BARDA contract for convenience at any time, in whole or in part, and there can be no assurance that our BARDA contract will not be terminated. Changes in government budgets and research priorities may result in a decreased and de-prioritized emphasis on supporting the development of antibacterial product candidates such as ridinilazole. If our BARDA contract is terminated or BARDA declines to exercise options for the full research program, or if there is any reduction or delay in funding under our BARDA contract, we may be forced to seek alternative sources of funding, which may not be available on non-dilutive terms, terms favorable to us, or at all. If alternative sources of funding are not available, we may suspend or terminate development activities related to ridinilazole.

BARDA could decide to delay certain of our activities, and we may elect to move forward with certain activities at our own risk and without BARDA reimbursement.

Under our BARDA contract, BARDA will regularly review our ridinilazole development efforts and clinical activities. Under certain circumstances, BARDA may direct us to delay certain activities and invest additional time and resources before proceeding. If we follow such BARDA direction, we may incur delays and additional costs for which we had not planned. In addition, even if BARDA does not direct us to delay certain activities, BARDA’s review of our progress may take longer than we expect, which may result in overall program delays. Also, the costs associated with following BARDA’s direction to delay certain activities may or may not be reimbursed by BARDA under our contract. Finally, if we decide not to follow the direction provided by BARDA and instead pursue activities that we believe are in the best interest of the development of ridinilazole, we might forgo reimbursement under our BARDA contract, and BARDA could assert that we are in default of our contractual commitments, potentially leading to the termination of our contract, and possibly suspension, debarment, or exclusion from eligibility for other U.S. government contracts, funding programs and regulatory approvals.

BARDA may elect not to pursue the designated options beyond the base period.

Even if BARDA does not terminate the contract, the BARDA contract does not require BARDA to provide funding beyond the amount currently obligated under the base period of the existing contract. Our BARDA contract includes an approximate 12-month base period providing for reimbursement of up to $32 million and options that, if exercised in full by BARDA, would extend the contract until the year 2022 and increase the total potential reimbursement to $62 million. However, BARDA will decide in its sole discretion whether to pursue each of the options under the contract and there can be no assurance that BARDA will elect to pursue any of the designated options beyond the base period. Changes in government budgets and research priorities may result in a decreased and de-prioritized emphasis on supporting the development of antibacterial product candidates such as ridinilazole. In such event, BARDA would have no obligation to exercise its options or extend our existing contract. Any such decision by BARDA to end its support for our ridinilazole research program could materially adversely affect our business.

Our reliance on government funding for the clinical and regulatory development of ridinilazole may impose requirements that increase the costs of commercialization and production of ridinilazole, if approved.

Our BARDA contract includes provisions that implement the U.S. government’s rights and remedies, many of which are not typically found in commercial contracts, including, for example, powers of the government to:

•	terminate agreements, in whole or in part, at any time, for any reason or no reason;

•	unilaterally modify the parties’ obligations under such contracts, subject to government-determined equitable price adjustments;

•	decline to exercise any option for work beyond the initial base period under multi-year contracts;

•	suspend contract performance if Congressionally appropriated funding becomes unavailable;

•	obtain rights to inventions and technical data made or first produced in the performance of such contracts;

•	audit contract-related costs and fees, including allocated indirect costs;

•	suspend or debar the contractor from receiving new contracts pending resolution of alleged violations of procurement laws or regulations in the event of wrongdoing by us;

•	take actions that result in a longer development timeline than expected;

•	direct the course of a development program in a manner not chosen by the government contractor;

•	impose U.S. manufacturing requirements for products that embody or that are produced through the use of inventions conceived or first reduced to practice under such contracts;

•	assert qualified march-in rights to grant licenses to third parties to practice contractor-owned inventions that are conceived or first reduced to practice under such contracts;

•	pursue criminal or civil remedies under the False Claims Act, False Statements Act and similar remedy provisions specific to government agreements; and

•	limit the government’s financial liability to amounts appropriated by the U.S. Congress on a fiscal-year basis, thereby leaving some uncertainty about the future availability of funding for a program even after it has been funded for an initial period.

We may not have the right to prohibit the U.S. government from using certain inventions and technical data funded by the government and developed by us, and we may not be able to prohibit third party companies, including our competitors, from using those inventions and technical data in providing products and services to the U.S. government. The U.S. government generally takes the position that it has the right to royalty-free use of inventions and technical data that are developed under U.S. government contracts. While we do not believe the intellectual property rights that we have granted to the U.S. government under the BARDA agreement will impact our rights to commercialize ridinilazole, the government’s non-exclusive license to intellectual property developed under the agreement and the government’s march-in to inventions made under the agreement may allow the government, or a third party on its behalf, to more easily and/or quickly develop a product that could compete with ridinilazole.

In addition, U.S. government contracts normally contain additional requirements that may increase our costs of doing business, reduce our profits, and expose us to liability for failure to comply with these terms and conditions. These requirements include, for example:

•	specialized accounting systems unique to government contracts;

•	potential liability for price adjustments or recoupment of government funds after such funds have been spent;

•	mandatory disclosure of credible evidence of certain contractual or statutory violations occurring in connection with the contract;

•	public disclosures of certain contract information, which may enable competitors to gain insights into our research program; and

•	mandatory socioeconomic compliance requirements, including labor standards, non-discrimination and affirmative action programs and environmental compliance requirements.

As an organization, we are relatively new to government contracting and the associated regulatory compliance obligations. If we fail to maintain compliance with those obligations, we may be subject to potential civil and/or criminal liability, termination of our BARDA contract, and/or suspension, debarment, or exclusion from eligibility for other U.S. government contracts, funding programs and regulatory approvals. As a U.S. government contractor, we are subject to financial audits and other reviews by the U.S. government of our costs and performance under our BARDA contract, as well as our accounting and general business practices related to our BARDA contract. Based on the results of its audits, the U.S. government may adjust our contract-related costs and fees, including allocated indirect costs.

Laws and regulations affecting government contracts, including our BARDA contract, make it more costly and difficult for us to successfully conduct our business. Failure to comply with these laws and regulations could result in significant civil and criminal penalties and adversely affect our business.

We must comply with numerous laws and regulations relating to the administration and performance of our BARDA contract. Among the most significant government contracting regulations that affect our BARDA contract are:

•	the Federal Acquisition Regulation, or FAR, and agency-specific regulations supplemental to the FAR, which comprehensively regulate the procurement, formation, administration and performance of government contracts;

•	extensive U.S. government regulation of government-funded clinical research activities, including, for example, compliance requirements relating to protection of human and animal research subjects, restrictions on uses of human research materials, and conditions on dissemination of research results.

•	business ethics and public integrity obligations, which govern areas such as conflicts of interest, the recruitment and hiring of former government employees, bribes and gratuities, and limitations on and mandatory disclosure of lobbying activities, pursuant to laws such as the Anti-Kickback Act, the Procurement Integrity Act, the False Claims Act and the Foreign Corrupt Practices Act; and

•	export control and import laws and regulations.

In addition, U.S. government agencies such as the Department of Health and Human Services and the Defense Contract Audit Agency routinely audit and investigate government contractors for compliance with applicable laws and standards. These agencies review a contractor’s performance under its contracts, including contracts with BARDA, cost structure and compliance with applicable laws, regulations and standards.

These agencies also review the adequacy of, and a contractor’s compliance with, its internal control systems and policies, including the contractor’s purchasing, property, estimating, compensation and management information systems. Any costs found to be unreasonable, unallowable under applicable reimbursement policies, or improperly allocated to a specific contract will not be paid, while such costs already paid must be refunded. Claims for costs that are expressly unallowable under applicable reimbursement policies may also be subject to administrative penalties. If we are audited and such audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including:

•	termination of any government contracts, including our BARDA contract;

•	suspension of payments;

•	administrative sanctions, such as long-term monitoring arrangements;

•	fines; and

•	suspension, debarment, or exclusion from eligibility for U.S. government contracts, funding programs and regulatory approvals.

In addition, we could suffer serious reputational harm if allegations of impropriety were made against us, which could jeopardize our other research programs, deter research institutions from engaging with us, and cause our stock price to decrease.

We depend on collaborations with third parties for the development and commercialization of some of our product candidates. If those collaborations are not successful, we may not be able to capitalize on the market potential of these product candidates.

We are evaluating our options to maximize the commercial opportunity for ridinilazole, including the relative merits of retaining commercialization rights for ourselves, seeking third-party collaborators for ridinilazole and/or securing additional non-dilutive funding from government entities, philanthropic organizations and charities. In addition, we have entered into a license and collaboration agreement with Sarepta to commercialize ezutromid in Europe and other geographies, and, we plan to continue to evaluate the potential for utilizing collaboration, distribution and marketing arrangements with third parties to commercialize ezutromid in geographies where we retain commercialization rights, including the United States. Moreover, we may seek third-party collaborators for development and commercialization of any future product candidates.

Our likely future collaborators for any marketing, distribution, development, licensing or broader collaboration arrangements include large and mid-size pharmaceutical companies, regional and national pharmaceutical companies and biotechnology companies. Under our license and collaboration agreement with Sarepta we have, and under any such arrangements we enter into with any third parties in the future we will likely have, limited control over the amount and timing of resources that our collaborators dedicate to the development or commercialization of our product candidates. Our ability to generate revenues from these arrangements will depend on our collaborators’ abilities and efforts to successfully perform the functions assigned to them in these arrangements.

Our current collaboration poses, and any future collaboration likely will pose, numerous risks to us, including the following:

•	collaborators have significant discretion in determining the efforts and resources that they will apply to these collaborations and may not perform their obligations as expected;

•	collaborators may deemphasize or not pursue development and commercialization of our product candidates or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the collaborators’ strategic focus, including as a result of a sale or disposition of a business unit or development function, or available funding, or external factors such as an acquisition that diverts resources or creates competing priorities;

•	collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

•	collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our products or product candidates if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;

•	a collaborator with marketing and distribution rights to multiple products may not commit sufficient resources to the marketing and distribution of our product relative to other products;

•	collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential litigation;

•	collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability;

•	disputes may arise between the collaborator and us as to the ownership of intellectual property arising during the collaboration;

•	we may grant exclusive rights to our collaborators, which would prevent us from collaborating with others;

•	disputes may arise between the collaborators and us that result in the delay or termination of the research, development or commercialization of our products or product candidates or that result in costly litigation or arbitration that diverts management attention and resources; and

•	collaborations may be terminated and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable product candidates.

For example, in 2009, we assigned certain technology relating to our DMD program to BioMarin. BioMarin conducted a Phase 1 clinical trial of a prior formulation of ezutromid in 48 healthy adult volunteers. In this clinical trial, subjects achieved low systemic exposure of the drug and there was variability of systemic exposure across subjects. Following this clinical trial of a prior formulation of ezutromid, BioMarin elected not to continue development of our assigned technology, citing pharmaceutical and pharmacokinetic challenges. In public statements, BioMarin indicated that it had concluded that the likelihood of achieving a therapeutic effect in DMD patients was highly unlikely. In 2010, BioMarin transferred the assets, and all commercialization rights, back to us.

Collaboration agreements may not lead to development or commercialization of product candidates in the most efficient manner or at all. If a collaborator of ours were to be involved in a business combination, the continued pursuit and emphasis on our product development or commercialization program could be delayed, diminished or terminated.

Use of third parties to manufacture our product candidates may increase the risk that we will not have sufficient quantities of our product candidates or products or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.

We do not own or operate manufacturing facilities for the production of clinical or commercial supplies of our product candidates. We have limited personnel with experience in drug manufacturing and lack the resources and the capabilities to manufacture any of our product candidates on a clinical or commercial scale. We currently rely on third parties for supply of the active pharmaceutical ingredients, or API, in our product candidates. Our strategy is to outsource all manufacturing of our product candidates and products to third parties.

We do not currently have any agreements with third-party manufacturers for the long-term clinical or commercial supply of any of our product candidates. We currently engage a single third-party manufacturer to provide clinical material of the API and fill and finish services for the final drug product of the F3 formulation of ezutromid that is being used in our Phase 2 clinical trial. We are engaged with a different drug product manufacturer to provide bulk drug product of the F6 formulation of ezutromid. A different third party manufacturer provides fill and finish services to supply the final drug product of the F6 formulation of ezutromid. We are engaged with a different third-party vendor to provide labelling, packaging and distribution services for the F3 and F6 formulations of ezutromid. We are engaged with another third-party manufacturer to provide clinical material of the API of ridinilazole with a different supplier responsible for fill and finish services to supply the final drug product for use in the planned Phase 3 clinical trials. We may be unable to conclude agreements for commercial supply with third-party manufacturers, or may be unable to do so on acceptable terms.

Even if we are able to establish and maintain arrangements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:

•	reliance on the third party for regulatory compliance and quality assurance;

•	the possible breach of the manufacturing agreement by the third party;

•	the possible misappropriation of our proprietary information, including our trade secrets and know-how; and

•	the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us.

Third-party manufacturers may not be able to comply with current good manufacturing practice, or cGMP, regulations or similar regulatory requirements outside the United States. Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our product candidates.

Our product candidates and any products that we may develop may compete with other product candidates and products for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of manufacturing for us.

If the third parties that we engage to manufacture product for our preclinical tests and clinical trials should cease to continue to do so for any reason, we likely would experience delays in advancing these clinical trials while we identify and qualify replacement suppliers and we may be unable to obtain replacement supplies on terms that are favorable to us. In addition, if we are not able to obtain adequate supplies of our product candidates or the drug substances used to manufacture them, it will be more difficult for us to develop our product candidates and compete effectively. Our inability to obtain adequate supplies of ezutromid for preclinical tests and clinical trials may also impact Sarepta’s ability to commercialize ezutromid and our second generation and future generation utrophin modulators. Under our license and collaboration agreement with Sarepta, we have agreed to use commercially reasonable efforts to supply to Sarepta active pharmaceutical ingredient, finished drug product and placebo for Sarepta to conduct research, development and commercialization activities.

Our current and anticipated future dependence upon others for the manufacture of our product candidates may adversely affect our future profit margins and our ability, and the ability of Sarepta and any other future collaborator, to develop product candidates and commercialize any products that receive marketing approval on a timely and competitive basis.

We rely on third parties to conduct our clinical trials and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such clinical trials.

We do not independently conduct clinical trials for our product candidates. We rely on third parties, such as contract research organizations, clinical data management organizations, medical institutions and clinical investigators, to perform this function. Any of these third parties may terminate their engagements with us at any time. If we need to enter into alternative arrangements, it would delay our product development activities.

Our reliance on these third parties for clinical development activities reduces our control over these activities but does not relieve us of our responsibilities. For example, we remain responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the clinical trial. Moreover, the FDA requires us to comply with standards, commonly referred to as Good Clinical Practice, or GCP, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity of data and confidentiality of clinical trial participants are protected. The EMA imposes similar requirements on us for products that are the subject of clinical trials in European Union, including the United Kingdom.

We also are required to register ongoing clinical trials and post the results of completed clinical trials on a U.S. government-sponsored database, www.ClinicalTrials.gov, within certain timeframes. Failure to do so can result in fines, adverse publicity and civil and criminal sanctions. In September 2016, the U.S. Department of Health and Human Services through the U.S. National Institutes of Health issued new regulations that expand the legal requirements for submitting registration and results information for clinical trials involving FDA-regulated drugs, biologics and medical devices. The new rules require sponsors, among other things, to post results of clinical trials for unapproved products, including unfavorable results in clinical trials for unapproved uses of approved products. The EMA has also adopted transparency requirements that apply to clinical trials conducted in the European Union (EMA Policy/0070 on the publication of clinical data for medicinal products for human use, effective as of January 1, 2015). The EMA will implement this policy on the publication of clinical data in two phases. Phase 1 concerns the publication of clinical reports submitted to EMA as part of a marketing authorization application and through the centralized procedure. It entered into force on January 1, 2015. Phase 2 concerns the publication of individual patient data. The EMA will implement this phase at a later stage. This publication requirement for clinical reports may force us to disclose know-how relating to the design of clinical trials for our product candidates, which may harm our interests by disclosing valuable know-how to our competitors, which may be used to develop competing products to our drug candidates.

Furthermore, third parties that we rely on for our clinical development activities may also have relationships with other entities, some of which may be our competitors. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our clinical trials in accordance with regulatory requirements or our stated protocols, we will not be able to obtain, or may be delayed in obtaining, marketing approvals for our product candidates and will not be able to, or may be delayed in our efforts to, successfully commercialize our product candidates. Our product development costs will increase if we experience delays in testing or obtaining marketing approvals.

We also rely on other third parties to store and distribute drug supplies for our clinical trials. Any performance failure on the part of our distributors could delay clinical development or marketing approval of our product candidates or commercialization of our products, producing additional losses and depriving us of potential product revenue.

Our ability to identify and develop future generations of utrophin modulators depends on our strategic alliance with the University of Oxford. If we fail to maintain our current strategic relationship with the University of Oxford, our business prospects may be materially adversely affected.

We have formed a strategic alliance with the University of Oxford pursuant to which we acquired an exclusive option to license intellectual property that is generated as part of our research in utrophin modulation. The goal of our strategic alliance with the University of Oxford is to identify and develop future generations of utrophin modulators that will include new mechanisms that could complement ezutromid. We rely on this strategic alliance and the University of Oxford to help identify and develop future generations of utrophin modulators. The continuation of a good relationship with the University of Oxford is important to our discovery and research efforts in this area. If our relationship with the University of Oxford deteriorates, if the University of Oxford fails to devote sufficient resources to the strategic alliance or if the University of Oxford challenges our option to license any intellectual property generated as part of the strategic alliance, our business prospects could be materially adversely affected.

If we are not able to establish additional collaborations, we may have to alter our development and commercialization plans.

Our product development programs and the potential commercialization of our product candidates will require substantial additional cash to fund expenses. For some of our product candidates, we may decide to collaborate further with pharmaceutical and biotechnology companies for the development and potential commercialization of those product candidates.

We face significant competition in seeking appropriate collaborators. Whether we reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by regulatory authorities, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing products, the existence of uncertainty with respect to our ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge; and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for our product candidate. We may also be restricted under future license agreements from entering into agreements on certain terms with potential collaborators. Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators and changes to the strategies of the combined company.

We may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If we are unable to do so, we may have to curtail the development of a product candidate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms or at all. If we do not have sufficient funds, we may not be able to further develop our product candidates or bring them to market and generate product revenue.

If we fail to comply with our obligations in our funding arrangements with third parties, we could be required to repay the grant funding we have received or grant to these third parties rights under certain of our intellectual property.

We have received grant funding for some of our development programs from philanthropic, non-government and not for profit organizations and patient advocacy groups pursuant to agreements that impose development and commercialization diligence obligations on us. If we fail to comply with these obligations, in certain instances the applicable organization could require us to repay the grant funding we have received with interest or grant to the organization rights under certain of our intellectual property, which could materially adversely affect the value to us of product candidates covered by that intellectual property even if we are entitled to a share of any consideration received by such organization in connection with any subsequent development or commercialization of the product candidates.

Risks Related to our Intellectual Property

If we are unable to obtain and maintain patent protection for our technology and products, or if the scope of the patent protection is not sufficiently broad, our competitors could develop and commercialize technology and products similar or identical to ours, and our ability to successfully commercialize our technology and products may be adversely affected.

Our success depends in large part on our ability to obtain and maintain patent protection in the United States and other countries with respect to our proprietary technology and products. We seek to protect our proprietary position by filing patent applications in the United States, in Europe and in certain additional foreign jurisdictions related to our novel technologies and product candidates that are important to our business. This process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. Moreover, if we license technology or product candidates from third parties in the future, these license agreements may not permit us to control the preparation, filing and prosecution of patent applications, or to maintain or enforce the patents, covering the licensed technology or product candidates. These agreements could also give our licensors the right to enforce the licensed patents without our involvement, or to decide not to enforce the patents at all. Therefore, in these circumstances, these patents and applications may not be prosecuted or enforced in a manner consistent with the best interests of our business.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our pending and future patent applications may not result in patents being issued which protect our technology or products, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents, narrow the scope of our patent protection or make enforcement more difficult or uncertain.

The laws of foreign countries may not protect our patent rights to the same extent as the laws of the United States. For example, European patent law restricts the patentability of methods of treatment of the human body more than U.S. law does. In addition, for the foregoing reasons, we may not pursue or obtain patent protection in all major markets or may not obtain protection that enables us to prevent the entry of third parties into the market.

Assuming the other requirements for patentability are met, currently, the first to file a patent application is generally entitled to the patent. However, prior to March 16, 2013, in the United States, the first to invent was entitled to the patent. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot know with certainty whether we were the first to make the inventions claimed in our U.S. patents or pending U.S. patent applications, or that we were the first to file for patent protection of such inventions outside the United States or, since March 16, 2013, within the United States.

Moreover, we may be subject to a third party preissuance submission of prior art to the U.S. Patent and Trademark Office, or the USPTO, or become involved in opposition, derivation, reexamination, reissue, inter partes review, post grant review, interference proceedings or other patent office proceedings, court litigation or International Trade Commission proceedings, in the United States or elsewhere, challenging our patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation concerning our patent rights could reduce the scope of or prevent the enforceability of, or invalidate, our patent rights, allowing third parties to commercialize our technology or products, or equivalent or similar technology or products, and so to compete directly with us, without payment to us, or, where such proceedings involve third-party patents, result in our inability to manufacture or commercialize products without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened or narrowed by operation of any of the foregoing, such an event could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

Even if our patent applications issue as patents, they may not issue in a form that will provide us with adequate protection to prevent competitors from competing with us or otherwise to provide us with any competitive advantage. Our competitors may be able to circumvent our owned or licensed patents by developing similar, improved or alternative technologies or products in a non-infringing manner.

For example, although ridinilazole is protected by a U.S. composition of matter patent that recites hydrated forms of ridinilazole, and a method of treatment patent for Clostridium difficile associated disease, patent protection is not available for composition-of-matter claims that only recite the active pharmaceutical ingredient for ridinilazole without limitation to its use. Because ridinilazole lacks composition-of-matter protection for its active pharmaceutical ingredient, competitors will, subject to obtaining marketing approval, be able to offer and sell products with the same active pharmaceutical ingredient so long as these competitors do not infringe any other issued patents that would otherwise cover the drug’s usage, methods of treatment using the drug, drug formulations, drug dosage forms and the like. Moreover, method-of-treatment patent claims are more difficult to enforce than composition-of-matter claims for reasons including off-label sale, potential divided infringement issues and use of the subject compound in non-infringing manners. Physicians are permitted to prescribe an approved product for uses that are not described in the product’s labeling. Although off-label prescriptions may infringe our method-of-treatment patents, the practice is common across medical specialties and such infringement is difficult to prevent or prosecute. Off-label sales would limit our ability to generate revenue from the sale of our product candidates, if approved for commercial sale. In addition, if a third party were able to design around our dosage-form and formulation patents and create a different formulation and dosage form that is not covered by our patents or patent applications, we would likely be unable to prevent that third party from manufacturing and marketing its product.

In addition, other companies may attempt to circumvent any regulatory data protection or market exclusivity, such as orphan drug exclusivity in the United States, which we obtain under applicable legislation, which may require us to allocate significant resources to preventing such circumvention. Legal and regulatory developments in the European Union and elsewhere may also result in clinical trial data submitted as part of a marketing authorization application becoming publicly available. Such developments could enable other companies to use our clinical trial data to assist in their own product development and to obtain marketing authorizations in the European Union and in other jurisdictions. Such developments may also require us to allocate significant resources to prevent other companies from circumventing or violating our intellectual property rights. Our attempts to prevent third parties from circumventing our intellectual property and other rights may ultimately be unsuccessful. We may also fail to take the required actions or pay the necessary fees to maintain our patents.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our owned and licensed patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and products. Future changes in U.S. statutory or case law beyond our control could affect some or all of the foregoing possibilities. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. This could be the case even after giving effect to patent term extensions and data exclusivity provisions preventing third parties from relying on clinical trial data filed by us for regulatory approval in support of their own applications for such approval. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

We may become involved in lawsuits or other enforcement proceedings to protect or enforce our patents or other intellectual property, which could be expensive, time-consuming and potentially unsuccessful.

Competitors may infringe our patents, trademarks, copyrights or other intellectual property. To counter infringement or unauthorized use, we may be required to file claims, which can be expensive and time-consuming. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their intellectual property or that our patent and other intellectual property rights are invalid or unenforceable, including for anti-trust reasons. As a result, in a patent infringement proceeding, a court or administrative body may decide that a patent of ours is invalid or unenforceable, in whole or in part, or may construe the patent’s claims narrowly and so refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the competitor technology in question. Even if we are successful in a patent infringement action, the unsuccessful party may subsequently raise antitrust issues and bring a follow-on action thereon. Antitrust issues may also provide a bar to settlement or constrain the permissible settlement terms. Further, settlement agreements in the pharmaceutical sector are the subject of ongoing review by the antitrust authorities in the European Union.

Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of our business.

Our commercial success depends upon our ability and the ability of our collaborators to develop, manufacture, market and sell our product candidates and use our proprietary technologies without infringing the intellectual property and other proprietary rights of third parties. There is considerable intellectual property litigation in the biotechnology and pharmaceutical industries, and we may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our products and technology, including interference, derivation, inter partes review, reexamination, reissue or post-grant review proceedings before the USPTO. The risks of being involved in such litigation and office proceedings may also increase as our product candidates approach commercialization, and as we gain greater visibility as a publicly traded company in the United States. Third parties may assert infringement claims against us based on existing or future intellectual property rights and so restrict our freedom to operate. Third parties may also seek injunctive relief against us, whereby they would attempt to prevent us from practicing our technologies altogether pending outcome of any litigation against us. We may not be aware of all such intellectual property rights potentially relating to our product candidates prior to their assertion against us. For example, we have not conducted an in-depth freedom-to-operate search or analysis for ezutromid or ridinilazole. Any freedom-to-operate search or analysis previously conducted may not have uncovered all relevant patents and pending patent applications, and there may be pending or future patent applications that, if issued, would block us from commercializing ezutromid or ridinilazole. Thus, we do not know with certainty whether ezutromid, ridinilazole or any other product candidate or our commercialization thereof, does not and will not infringe any third party’s intellectual property.

If we are found to infringe a third party’s intellectual property rights, or in order to avoid or settle litigation, we could be required to obtain a license to enable us to continue developing and marketing our products and technology. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies as are licensed to us, and could require us to make substantial payments. Absent a license, we could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees if we are found to have willfully infringed a patent or other intellectual property right. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could materially harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties, or claims that we derived our inventions from another, could have a similar negative impact on our business.

We may be subject to claims by third parties asserting that we or our employees have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.

Many of our employees were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees do not use the proprietary or otherwise confidential information or know-how of others in their work for us, we may be subject to claims that we or these employees have without authorization used or disclosed intellectual property, including trade secrets or other proprietary or confidential information, of any such employee’s former employer. Litigation may be necessary to defend against these claims.

In addition, while we typically require our employees and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us and agreeing to cooperate and assist us with securing and defending our intellectual property, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own. Our and their assignment agreements may not be self-executing or may be breached, and we may be forced to bring claims against third parties, or defend claims they may bring against us, to determine the ownership of what we regard as our intellectual property.

If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to management.

Intellectual property litigation could cause us to spend substantial resources and could distract our personnel from their normal responsibilities.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our ADSs and ordinary shares. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development, sales, marketing or distribution activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Accordingly, costs and lost management time, as well as uncertainties resulting from the initiation and continuation of patent litigation or other proceedings, could have a material adverse effect on our ability to compete in the marketplace.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to seeking patents for some of our technology and products, we also rely on trade secrets, including unpatented know-how, technology and other proprietary and confidential information, to maintain our competitive position. We seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. However, we cannot guarantee that we have executed these agreements with each party that may have or have had access to our trade secrets or that the agreements we have executed will provide adequate protection. Any party with whom we have executed such an agreement may breach that agreement and disclose our proprietary or confidential information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If any of our trade secrets, particularly unpatented know-how, were to be obtained or independently developed by a competitor, our competitive position would be harmed.

Risks Related to Regulatory Approval and Marketing of our Product Candidates

Even if we complete the necessary clinical trials, the marketing approval process is expensive, time-consuming and uncertain and may prevent us from obtaining approvals for the commercialization of some or all of our product candidates. If we are not able to obtain, or if there are delays in obtaining, required regulatory approvals, we will not be able to commercialize our product candidates, and our ability to generate revenue will be materially impaired.

Our product candidates, including ezutromid and ridinilazole, and the activities associated with their development and commercialization, including their design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, are subject to comprehensive regulation by the FDA and by comparable authorities in other countries. Failure to obtain marketing approval for a product candidate will prevent us or our collaborators from commercializing the product candidate. We have not received approval to market ezutromid, ridinilazole or any of our other future product candidates from regulatory authorities in any jurisdiction.

We have only limited experience in filing and supporting the applications necessary to obtain marketing approvals for product candidates and expect to rely on third-party contract research organizations to assist us in this process. Securing marketing approval requires the submission of extensive preclinical and clinical data and supporting information to regulatory authorities for each therapeutic indication to establish the product candidate’s safety and efficacy. Securing marketing approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the regulatory authorities. Regulatory authorities may determine that ezutromid, ridinilazole or any of our other future product candidates are not effective or only moderately effective, or have undesirable or unintended side effects, toxicities, safety profiles or other characteristics that preclude us from obtaining marketing approval or that prevent or limit commercial use.

The process of obtaining marketing approvals is expensive, may take many years, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved. Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application, may cause delays in the approval or rejection of an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical, clinical or other studies. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent marketing approval of a product candidate. Any marketing approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable. If we experience delays in obtaining approval or if we fail to obtain approval of our product candidates, the commercial prospects for our product candidates may be harmed and our ability to generate revenues will be materially impaired.

Our failure to obtain marketing approval in foreign jurisdictions would prevent our product candidates from being marketed in these other jurisdictions, and any approval we are granted for our product candidates in the United States and Europe would not assure approval of our product candidates in other jurisdictions.

In order to market and sell ezutromid, ridinilazole and our other future product candidates in foreign jurisdictions, we must obtain separate marketing approvals and comply with numerous and varying regulatory requirements in those jurisdictions. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ from that required to obtain FDA or EMA approval. The regulatory approval process outside the United States and Europe generally includes all of the risks associated with obtaining FDA and EMA approval. In addition, some countries outside the United States and Europe require approval of the sales price of a drug before it can be marketed. In many countries, separate procedures must be followed to obtain reimbursement. We may not obtain marketing, pricing or reimbursement approvals outside the United States and Europe on a timely basis, if at all. Approval by the FDA or the EMA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the United States and Europe does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA or the EMA. We may not be able to file for marketing approvals and may not receive necessary approvals to commercialize our products in any market. Marketing approvals in countries outside the United States and Europe do not ensure pricing approvals in those countries or in any other countries, and marketing approvals and pricing approvals do not ensure that reimbursement will be obtained.

Additionally, on June 23, 2016, the electorate in the United Kingdom voted in favor of leaving the European Union, commonly referred to as Brexit. On March 29, 2017, the country formally notified the European Union of its intention to withdraw pursuant to Article 50 of the Lisbon Treaty. Since a significant proportion of the regulatory framework in the United Kingdom is derived from European Union directives and regulations, Brexit could materially impact the regulatory regime with respect to the approval of our product candidates in the United Kingdom or the European Union. Any delay in obtaining, or an inability to obtain, any marketing approvals, as a result of Brexit or otherwise, would prevent us from commercializing our product candidates in the United Kingdom and/or the European Union and restrict our ability to generate revenue and achieve and sustain profitability. If any of these outcomes occur, we may be forced to restrict or delay efforts to seek regulatory approval in the United Kingdom and/or European Union for our product candidates, which could significantly and materially harm our business.

Our ability to obtain and maintain conditional marketing authorizations in the European Union is limited to specific circumstances and subject to several conditions and obligations. A failure to renew any conditional approval that we obtain prior to full approval for the applicable indication would prevent us from continuing to market our products.

Conditional marketing authorizations based on incomplete clinical data may be granted for a limited number of listed medicinal products for human use, including products designated as orphan medicinal products under E.U. law, if (1) the risk-benefit balance of the product is positive, (2) it is likely that the applicant will be in a position to provide the required comprehensive clinical trial data, (3) unmet medical needs will be fulfilled and (4) the benefit to public health of the immediate availability on the market of the medicinal product outweighs the risk inherent in the fact that additional data are still required. Specific obligations, including with respect to the completion of ongoing or new studies, and with respect to the collection of pharmacovigilance data, may be specified in the conditional marketing authorization. Conditional marketing authorizations are valid for one year and may be renewed annually, if the risk-benefit balance remains positive, and after an assessment of the need for additional or modified conditions. Even if we, or a third-party collaborator, obtain conditional approval for ezutromid for the treatment of DMD or ridinilazole for the treatment of CDI, we or they may not be able to renew such conditional approval.

Even if we obtain marketing approvals for our product candidates, the terms of approvals and ongoing regulation of our products may limit how we manufacture and market our products and compliance with such requirements may involve substantial resources, which could materially impair our ability to generate revenue.

Even if marketing approval of a product candidate is granted, an approved product and its manufacturer and marketer are subject to ongoing review and extensive regulation, including the requirement to implement a risk evaluation and mitigation strategy or to conduct costly post-marketing studies or clinical trials and surveillance to monitor the safety or efficacy of the product. We and our collaborators must also comply with requirements concerning advertising and promotion for any of our product candidates for which we obtain marketing approval. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved labeling. Thus, neither we nor our collaborators will be able to promote any products we develop for indications or uses for which they are not approved. In addition, manufacturers of approved products and those manufacturers’ facilities are required to ensure that quality control and manufacturing procedures conform to cGMP, which include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation and reporting requirements. We and our contract manufacturers could be subject to periodic unannounced inspections by the FDA to monitor and ensure compliance with cGMP.

Accordingly, assuming we receive marketing approval for one or more of our product candidates, we and our contract manufacturers will continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production, product surveillance and quality control. If we are not able to comply with post-approval regulatory requirements, we could have the marketing approvals for our products withdrawn by regulatory authorities and our ability to market any future products could be limited, which could adversely affect our ability to achieve or sustain profitability. Thus, the cost of compliance with post-approval regulations may have a negative effect on our operating results and financial condition.

Any product candidate for which we obtain marketing approval will be subject to strict enforcement of post-marketing requirements and we could be subject to substantial penalties, including withdrawal of our product from the market, if we fail to comply with all regulatory requirements or if we experience unanticipated problems with our products, when and if any of them are approved.

Any product candidate for which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data, labeling, advertising and promotional activities for such product, will be subject to continual requirements of and review by the FDA and other regulatory authorities. These requirements include, but are not limited to, restrictions governing promotion of an approved product, submissions of safety and other post-marketing information and reports, registration and listing requirements, cGMP requirements relating to manufacturing, quality control, quality assurance and corresponding maintenance of records and documents, and requirements regarding the distribution of samples to physicians and recordkeeping.

The FDA and other federal and state agencies, including the Department of Justice, or DOJ, closely regulate compliance with all requirements governing prescription drug products, including requirements pertaining to marketing and promotion of drugs in accordance with the provisions of the approved labeling and manufacturing of products in accordance with cGMP requirements. The FDA and DOJ impose stringent restrictions on manufacturers’ communications regarding off-label use and if we do not market our products for their approved indications, we may be subject to enforcement action for off-label marketing. Violations of such requirements may lead to investigations alleging violations of the Food, Drug and Cosmetic Act and other statutes, including the False Claims Act and other federal and state health care fraud and abuse laws as well as state consumer protection laws. Our failure to comply with all regulatory requirements, and later discovery of previously unknown adverse events or other problems with our products, manufacturers or manufacturing processes, may yield various results, including:

•	litigation involving patients taking our products;

•	restrictions on such products, manufacturers or manufacturing processes;

•	restrictions on the labeling or marketing of a product;

•	restrictions on product distribution or use;

•	requirements to conduct post-marketing studies or clinical trials;

•	warning or untitled letters;

•	withdrawal of the products from the market;

•	refusal to approve pending applications or supplements to approved applications that we submit;

•	recall of products;

•	fines, restitution or disgorgement of profits or revenues;

•	suspension or withdrawal of marketing approvals;

•	damage to relationships with any potential collaborators;

•	unfavorable press coverage and damage to our reputation;

•	refusal to permit the import or export of our products;

•	product seizure; or

•	injunctions or the imposition of civil or criminal penalties.

Non-compliance by us or any future collaborator with regulatory requirements regarding safety monitoring or pharmacovigilance, and with requirements related to the development of products for the pediatric population, can also result in significant financial penalties. Similarly, failure to comply with regulatory requirements regarding the protection of personal information can also lead to significant penalties and sanctions.

Non-compliance with E.U. requirements regarding safety monitoring or pharmacovigilance, and with requirements related to the development of products for the pediatric population, can also result in significant financial penalties. Similarly, failure to comply with the European Union’s requirements regarding the protection of personal information can also lead to significant penalties and sanctions.

Fast track designation by the FDA may not actually lead to a faster development or regulatory review or approval process.

If a drug is intended for the treatment of a serious or life threatening condition and the drug demonstrates the potential to address unmet medical need for this condition, the drug sponsor may apply for FDA fast track designation. The FDA has granted fast track designation for ezutromid and ridinilazole. However, a fast track designation does not ensure that either ezutromid or ridinilazole will receive marketing approval or that approval will be granted within any particular timeframe. We may also seek fast track designation for other future product candidates. Even if the FDA grants fast track designation, we may not experience a faster development process, review or approval compared to conventional FDA procedures. In addition, the FDA may withdraw fast track designation if it believes that the designation is no longer supported by data from our clinical development program. Fast track designation alone does not guarantee qualification for the FDA’s priority review procedures.

Priority review designation by the FDA may not lead to a faster regulatory review or approval process and, in any event, does not assure FDA approval of our product candidates.

If the FDA determines that a product candidate offers major advances in treatment or provides a treatment where no adequate therapy exists, the FDA may designate the product candidate for priority review. A priority review designation means that the goal for the FDA to review an application is six months, rather than the standard review period of ten months. Because the FDA designated ridinilazole as a qualified infectious disease product, or QIDP, ridinilazole also will receive priority review. We may also request priority review for ezutromid or other future product candidates. The FDA has broad discretion with respect to whether or not to grant priority review status to a product candidate, so even if we believe a particular product candidate is eligible for such designation or status, the FDA may decide not to grant it. Moreover, a priority review designation does not necessarily mean a faster regulatory review process or necessarily confer any advantage with respect to approval compared to conventional FDA procedures. Receiving priority review from the FDA does not guarantee approval within the six-month review cycle or thereafter.

We may not be able to obtain orphan drug exclusivity for our product candidates. If our competitors are able to obtain orphan drug exclusivity for their products that are the same drug as our product candidates, or can be classified as a similar medicinal product within the meaning of E.U. law, we may not be able to have competing products approved by the applicable regulatory authority for a significant period of time.

Regulatory authorities in some jurisdictions, including Europe and the United States, may designate drugs for relatively small patient populations as orphan drugs. The FDA has granted orphan drug designation to ezutromid for the treatment of DMD, and the EMA has designated ezutromid as an orphan medicinal product. Generally, if a product with an orphan drug designation receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of market exclusivity, which, subject to certain exceptions, precludes the EMA from accepting another marketing application for a similar medicinal product or the FDA from approving another marketing application for the same drug for the same indication for that time period. The applicable market exclusivity period is seven years in the United States and ten years in the European Union. The E.U. exclusivity period can be reduced to six years if a drug no longer meets the criteria for orphan drug designation, including if the drug is sufficiently profitable so that market exclusivity is no longer justified.

In the European Union, a “similar medicinal product” is a medicinal product containing a similar active substance or substances as contained in a currently authorized orphan medicinal product, and which is intended for the same therapeutic indication. For a drug such as ezutromid, the FDA defines “same drug” as a drug that contains the same active moiety and is intended for the same use. Obtaining orphan drug exclusivity for ezutromid for DMD, both in the United States and in Europe, may be important to the product candidate’s success. If a competitor obtains orphan drug exclusivity for and approval of a product with the same indication as ezutromid before we do and if the competitor’s product is the same drug or a similar medicinal product as ours, we could be excluded from the market.

Moreover, even if we obtain orphan drug exclusivity for ezutromid for DMD, we may not be able to maintain it. For example, if a competitive product that is the same drug or a similar medicinal product as our product candidate is shown to be clinically superior to our product candidate, any orphan drug exclusivity we have obtained will not block the approval of such competitive product. In addition, orphan drug exclusivity will not prevent the approval of a product that is the same drug as our product candidate if the FDA finds that we cannot assure the availability of sufficient quantities of the drug to meet the needs of the persons with the disease or condition for which the drug was designated. Finally, even if we obtain orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different products can be approved for the same condition.

On August 3, 2017, the Congress passed the FDA Reauthorization Act of 2017, or FDARA. FDARA, among other things, codified the FDA’s pre-existing regulatory interpretation, to require that a drug sponsor demonstrate the clinical superiority of an orphan drug that is otherwise the same as a previously approved drug for the same rare disease in order to receive orphan drug exclusivity. The new legislation reverses prior precedent holding that the Orphan Drug Act unambiguously requires that the FDA recognize the orphan exclusivity period regardless of a showing of clinical superiority. The FDA may further reevaluate the Orphan Drug Act and its regulations and policies. We do not know if, when, or how the FDA may change the orphan drug regulations and policies in the future, and it is uncertain how any changes might affect our business. Depending on what changes the FDA may make to its orphan drug regulations and policies, our business could be adversely impacted.

Although the FDA has designated ezutromid for the treatment of DMD as a rare pediatric disease, that designation will not expedite approval of ezutromid nor will it ensure that we receive a Priority Review Voucher if ezutromid is approved by the FDA for the treatment of DMD.

Under the Rare Pediatric Disease Priority Review Voucher program, a sponsor who receives an approval for a drug or biologic for a “rare pediatric disease” may qualify for a voucher, which can be redeemed to receive a priority review of a subsequent marketing application for a different product. The Priority Review Voucher is requested at the time of the marketing application and awarded upon approval of the product. The voucher may only be used once, but may be sold or transferred an unlimited number of times.

In September 2016, the FDA notified us that we obtained rare pediatric disease designation for ezutromid for the treatment of DMD. The FDA’s rare pediatric disease designation gives us the potential to receive a Priority Review Voucher if ezutromid receives regulatory approval. Under the 21st Century Cures Act, the Rare Pediatric Disease Priority Review Voucher program was reauthorized until 2020. However, if a drug is designated before October 1, 2020, it is eligible to receive a voucher if approved before October 2022. As a result, unless the program is further extended, we will not receive a Priority Review Voucher if ezutromid is approved after October 2022. Moreover, even if we do receive a voucher, it may not be used to secure priority review of ezutromid for the treatment of DMD since it would only be issued upon approval of that product.

Our relationships with customers, healthcare providers and professionals and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Healthcare providers, physicians and third-party payors play a primary role in the recommendation and prescription of any product candidates, including ezutromid or ridinilazole, for which we obtain marketing approval. Our future arrangements with customers, healthcare providers and professionals and third-party payors may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our products for which we obtain marketing approval. Restrictions under applicable federal and state healthcare laws and regulations, include, and are not limited to, the following:

•	The federal healthcare anti-kickback statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federally funded healthcare programs such as Medicare and Medicaid. This statute has been broadly interpreted to apply to manufacturer arrangements with prescribers, purchasers and formulary managers, among others. Several other countries, including the United Kingdom, have enacted similar anti-kickback, fraud and abuse, and healthcare laws and regulations.

•

The federal False Claims Act imposes civil penalties, including civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. The government and qui tam relators have brought False Claims Act actions against pharmaceutical companies on the theory that their practices have caused false claims to be submitted to the government. There is also a separate false claims provision imposing criminal penalties.

•	The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program and also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information.

•	HIPAA also imposes criminal liability for knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services.

•	The federal Physician Sunshine Act requirements under the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, referred to together as the Affordable Care Act, require manufacturers of drugs, devices, biologics and medical supplies to report to the Department of Health and Human Services information related to payments and other transfers of value made to or at the request of covered recipients, such as physicians and teaching hospitals, and physician ownership and investment interests in such manufacturers. Payments made to physicians and research institutions for clinical trials are included within the ambit of this law.

•	Analogous state laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers, and some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug manufacturers to report information related to payments to physicians and other health care providers or marketing expenditures.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. Exclusion, suspension and debarment from government funded healthcare programs would significantly impact our ability to commercialize, sell or distribute any drug. If any of the physicians or other providers or entities with whom we expect to do business are found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Recently enacted and future legislation may increase the difficulty and cost for us to obtain marketing approval of and commercialize our product candidates and affect the prices we may obtain.

In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of ezutromid, ridinilazole or any of our other future product candidates, restrict or regulate post-approval activities and affect our ability to profitably sell any product candidates, including ezutromid or ridinilazole, for which we obtain marketing approval.

In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or Medicare Modernization Act, changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for drug purchases by the elderly and introduced a new reimbursement methodology based on average sales prices for physician administered drugs. In addition, this legislation provided authority for limiting the number of drugs that will be covered in any therapeutic class. Cost reduction initiatives and other provisions of this legislation could decrease the coverage and price that we receive for any approved products. While the Medicare Modernization Act applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from the Medicare Modernization Act may result in a similar reduction in payments from private payors.

In March 2010, President Obama signed into law the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or collectively the ACA. Among the provisions of the ACA of potential importance to our business are the following:

•	an annual, non-deductible fee on any entity that manufactures or imports specified branded prescription drugs and biologic agents;

•	an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program;

•	a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected;

•	expansion of healthcare fraud and abuse laws, including the civil False Claims Act and the federal Anti-Kickback Statute, new government investigative powers and enhanced penalties for noncompliance;

•	a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D;

•	extension of manufacturers’ Medicaid rebate liability to individuals enrolled in Medicaid managed care organizations;

•	expansion of eligibility criteria for Medicaid programs;

•	expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program;

•	new requirements to report certain financial arrangements with physicians and teaching hospitals;

•	a new requirement to annually report drug samples that manufacturers and distributors provide to physicians;

•	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;

•	a new Independent Payment Advisory Board, or IPAB, which has authority to recommend certain changes to the Medicare program to reduce expenditures by the program that could result in reduced payments for prescription drugs; and

•	established the Center for Medicare and Medicaid Innovation within CMS to test innovative payment and service delivery models.

Other legislative changes have been proposed and adopted since the ACA was enacted. These changes include the Budget Control Act of 2011, which, among other things, led to aggregate reductions to Medicare payments to providers of up to 2% per fiscal year that started in 2013 and, due to subsequent legislation, will continue until 2025. In addition, the American Taxpayer Relief Act of 2012, among other things, reduced Medicare payments to several providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. Moreover, the Medicare Access and CHIP Reauthorization Act of 2015, among other things, introduced the Quality Payment Program under which Medicare physicians will be required to either participate in an Advanced Alternative Payment Model, or AAPM, and assume some risk for patient outcomes, or participate in the Merit-Based Incentive Payment System, or MIPS, which will provide an incentive compensation structure that will rate physicians in part based on cost of services. These new laws may result in additional reductions in Medicare and other healthcare funding and otherwise affect the prices we may obtain for any of our product candidates for which we may obtain regulatory approval or the frequency with which any such product candidate is prescribed or used.

We expect that the ACA, as well as other healthcare reform measures that may be adopted in the future, may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, new payment methodologies and additional downward pressure on the price that we receive for any approved product and/or the level of reimbursement physicians receive for administering any approved product we might bring to market. Reductions in reimbursement levels may negatively impact the prices we receive or the frequency with which our products are prescribed or administered. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors.

Since enactment of the ACA, there have been numerous legal challenges and Congressional actions to repeal provisions of the ACA. In January 2017, President Trump signed an Executive Order directing federal agencies with authorities and responsibilities under the ACA to waive, defer, grant exemptions from, or delay the implementation of any provision of the ACA that would impose a fiscal or regulatory burden on states, individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices. The U.S. House of Representatives passed legislation known as the American Health Care Act of 2017 in May 2017. More recently, the Senate Republicans introduced and then updated a bill to replace the ACA known as the Better Care Reconciliation Act of 2017. The Senate Republicans also introduced legislation to repeal the ACA without companion legislation to replace it, and a “skinny” version of the Better Care Reconciliation Act of 2017. Each of these measures was rejected by the full U.S. Senate. Congress will likely consider other legislation to replace elements of the ACA. We continue to evaluate the effect that the ACA and its possible repeal and replacement could have on our business. Such reforms could have an adverse effect on anticipated revenue from product candidates that we may successfully develop and for which we may obtain marketing approval and may affect our overall financial condition and ability to develop or commercialize product candidates.

Moreover, legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We cannot be sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our product candidates, if any, may be. In addition, increased scrutiny by the United States Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us and any collaborators to more stringent product labeling and post-marketing testing and other requirements.

In the European Union, similar political, economic and regulatory developments may affect our ability to profitably commercialize our products. In addition to continuing pressure on prices and cost containment measures, legislative developments at the European Union or member state level may result in significant additional requirements or obstacles that may increase our operating costs.

We are subject to anti-corruption laws, as well as export control laws, customs laws, sanctions laws and other laws governing our operations. If we fail to comply with these laws, we could be subject to civil or criminal penalties, other remedial measures and legal expenses, which could adversely affect our business, results of operations and financial condition.

Our operations are subject to anti-corruption laws, including the U.K. Bribery Act 2010, or Bribery Act, the U.S. Foreign Corrupt Practices Act, or FCPA, and other anti-corruption laws that apply in countries where we do business and may do business in the future. The Bribery Act, FCPA and these other laws generally prohibit us, our officers, and our employees and intermediaries from bribing, being bribed or making other prohibited payments to government officials or other persons to obtain or retain business or gain some other business advantage. We may in the future operate in jurisdictions that pose a high risk of potential Bribery Act or FCPA violations, and we may participate in collaborations and relationships with third parties whose actions could potentially subject us to liability under the Bribery Act, FCPA or local anti-corruption laws. In addition, we cannot predict the nature, scope or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted.

We are also subject to other laws and regulations governing our international operations, including regulations administered by the governments of the United Kingdom and the United States, and authorities in the European Union, including applicable export control regulations, economic sanctions on countries and persons, customs requirements and currency exchange regulations, collectively referred to as the Trade Control laws.

There is no assurance that we will be completely effective in ensuring our compliance with all applicable anti-corruption laws, including the Bribery Act, the FCPA or other legal requirements, including Trade Control laws. If we are not in compliance with the Bribery Act, the FCPA and other anti-corruption laws or Trade Control laws, we may be subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, and legal expenses, which could have an adverse impact on our business, financial condition, results of operations and liquidity. Likewise, any investigation of any potential violations of the Bribery Act, the FCPA, other anti-corruption laws or Trade Control laws by U.K., U.S. or other authorities could also have an adverse impact on our reputation, our business, results of operations and financial condition.

Risks Related to Employee Matters and Managing Growth

Our future success depends on our ability to retain our chief executive officer and other key executives and to attract, retain and motivate qualified personnel.

We are highly dependent on the principal members of our executive and scientific teams, including Glyn Edwards, our Chief Executive Officer, Erik Ostrowski, our Chief Financial Officer, Dr. David Roblin, our Chief Medical and Operating Officer, Dr. Jonathon Tinsley, our Chief Scientific Officer, DMD, and Dr. Richard Vickers, our Chief Scientific Officer, Antimicrobials. Although we have formal employment agreements with each of our executive officers, these agreements do not prevent our executives from terminating their employment with us at any time. We do not maintain “key person” insurance on any of our executive officers. The unplanned loss of the services of any of these persons could materially impact the achievement of our research, development and commercialization objectives.

Recruiting and retaining qualified scientific, clinical, manufacturing and sales and marketing personnel, including in the United States where we plan to continue to expand our physical presence, will also be critical to our success. We may not be able to attract and retain these personnel on acceptable terms given the competition among numerous biotechnology and pharmaceutical companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.

We expect to expand our development, regulatory and sales and marketing capabilities, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

We expect to experience significant growth in the number of our employees and the scope of our operations, particularly in the areas of drug development, regulatory affairs and sales and marketing. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Due to our limited financial resources and the limited experience of our management team in managing a company with such anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The physical expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations.

Our employees may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements, which could cause significant liability for us and harm our reputation.

We are exposed to the risk of employee fraud or other misconduct, including intentional failures to comply with FDA or Office of Inspector General regulations or similar regulations of comparable non-U.S. regulatory authorities, provide accurate information to the FDA or comparable non-U.S. regulatory authorities, comply with manufacturing standards we have established, comply with federal and state healthcare fraud and abuse laws and regulations and similar laws and regulations established and enforced by comparable non-U.S. regulatory authorities, report financial information or data accurately or disclose unauthorized activities to us. Similar employee fraud or misconduct could occur with respect to reimbursement requests and other reports we are required to submit to BARDA. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation, or a request for the reimbursement of expenses that were not incurred, which could cause BARDA to terminate our contract with them. It is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws, standards or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and results of operations, including the imposition of significant fines or other sanctions.

Risks Related to the American Depositary Shares and This Offering

The price of the ADSs may be volatile and fluctuate substantially, which could result in substantial losses for purchasers of ADSs in this offering.

The market price of the ADSs on the NASDAQ Global Market may be volatile and fluctuate substantially. From March 5, 2015 to September 12, 2017, the sale price of the ADSs as reported by the NASDAQ Global Market ranged from a high of $19.75 per ADS to a low of $5.31 per ADS. The stock market in general and the market for smaller pharmaceutical and biotechnology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your ADSs at or above the public offering price. The market price for the ADSs may be influenced by many factors, including:

•	the success of competitive products or technologies;

•	results of clinical trials of ezutromid, ridinilazole and any other future product candidate that we develop;

•	results of clinical trials of product candidates of our competitors;

•	changes or developments in laws or regulations applicable to ezutromid and ridinilazole and any other future product candidates that we develop;

•	developments or disputes concerning patent applications, issued patents or other proprietary rights;

•	our entry into, and the success of, any collaboration agreements with third parties;

•	the operation of our contract with the Biomedical Advanced Research and Development Authority, or BARDA, and whether BARDA elects to pursue its option work segments beyond the base period;

•	the recruitment or departure of key personnel;

•	the level of expenses related to any of our product candidates or clinical development programs;

•	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts; variations in our financial results or those of companies that are perceived to be similar to us;

•	changes in the structure of healthcare payment systems;

•	market conditions in the biotechnology and pharmaceutical sectors;

•	general economic, industry and market conditions;

•	the trading volume of ADSs on the NASDAQ Global Market and of our ordinary shares on AIM; and

•	the other factors described in this “Risk Factors” section.

The dual listing of our ordinary shares and the ADSs may adversely affect the liquidity and value of the ADSs.

The ADSs are traded on the NASDAQ Global Market, and our ordinary shares are listed on AIM. The dual listing of our ordinary shares and the ADSs may dilute the liquidity of these securities in one or both markets and may adversely affect the maintenance of an active trading market for the ADSs in the United States. The price of the ADSs could also be adversely affected by trading in our ordinary shares on AIM. Although our ordinary shares are currently listed on AIM, we may decide at some point in the future to delist our ordinary shares from AIM, and our ordinary shareholders may approve such delisting. We cannot predict the effect such delisting of our ordinary shares on AIM would have on the market price of the ADSs on the NASDAQ Global Market.

Securities traded on AIM may carry a higher risk than shares traded on other exchanges that may impact the value of your investment.

Our ordinary shares are currently traded on AIM. Investment in equities traded on AIM is perceived by some to carry a higher risk than an investment in equities quoted on exchanges with more stringent listing requirements, such as the London Stock Exchange, New York Stock Exchange or the NASDAQ Stock Market. This is because AIM imposes less stringent corporate governance and ongoing reporting requirements than those other exchanges. In addition, AIM requires only semi-annual, rather than quarterly, financial reporting. You should be aware that the value of our ordinary shares may be influenced by many factors, some of which may be specific to us and some of which may affect AIM-listed companies generally, including the depth and liquidity of the market, our performance, a large or small volume of trading in our ordinary shares, legislative changes and general economic, political or regulatory conditions, and that the prices may be volatile and subject to extensive fluctuations. Therefore, the market price of our ordinary shares underlying the ADSs may not reflect the underlying value of our company.

Substantial future sales of our ordinary shares or the ADSs in the public market, or the perception that these sales could occur, could cause the price of the ADSs to decline significantly, even if our business is doing well.

Sales of a substantial number of our ordinary shares or ADSs in the public market could occur at any time. These sales, or the perception in the market that these sales could occur, could cause the market price of the ADSs to decline. After this offering, we will have 66,695,618 ordinary shares outstanding, including ordinary shares underlying the ADSs sold in this offering, based on 61,927,658 ordinary shares outstanding as of September 1, 2017 and assuming our issuance and sale of $15.0 million of ADSs in this offering at an assumed public offering price of $15.73 per ADS, which was the last reported sale price of the ADSs on the NASDAQ Global Market on September 12, 2017. All ADSs sold in this offering will be freely transferable without restriction or additional registration under the U.S. Securities Act of 1933, as amended, or the Securities Act, unless purchased by our affiliates, including Lansdowne Partners (UK) LLP. Ordinary shares and ADSs held by our directors and officers will be available for sale upon the expiration of a lock-up period, which we expect will expire 90 days after the date of this prospectus supplement. All other ordinary shares and ADSs will be available for sale after this offering since they are not subject to contractual and legal restrictions on resale. Any or all of the ordinary shares and ADSs subject to a lock-up agreement may be released prior to the expiration of the lock-up period at the discretion of the representatives of the underwriters for this offering. To the extent ordinary shares or ADSs are released before the expiration of the lock-up period and these shares are sold into the market, the market price of the ADSs could decline.

Holders of ADSs may not have the same voting rights as the holders of our ordinary shares and may not receive voting materials in time to be able to exercise their right to vote.

Except as described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, holders of the ADSs will not be able to exercise voting rights attaching to the ordinary shares evidenced by the ADSs. Holders of the ADSs will have the right to instruct the depositary with respect to the voting of the ordinary shares represented by the ADSs. If we tell the depositary to solicit your voting instructions, the depositary is required to endeavor to carry out your instructions. If we do not tell the depositary to solicit your voting instructions (and we are not required to do so), you can still send instructions, and, in that case, the depositary may, but is not required to, carry out those instructions. You may not receive voting materials in time to instruct the depositary to vote, and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

As a foreign private issuer, we are exempt from a number of rules under the U.S. securities laws and are permitted to file less information with the SEC than U.S. companies. This may limit the information available to holders of the ADSs.

We are a “foreign private issuer,” as defined in the rules and regulations of the SEC and, consequently, we are not subject to all of the disclosure requirements applicable to companies organized within the United States. For example, we are exempt from certain rules under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act. In addition, our officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies. Accordingly, there may be less publicly available information concerning our company than there is for public companies organized in the United States.

As a foreign private issuer, we will continue to file an annual report on Form 20-F within four months of the close of each fiscal year ending January 31 and reports on Form 6-K relating to certain material events promptly after we publicly announce these events. However, because of the above exemptions for foreign private issuers, our shareholders will not be afforded the same protections or information generally available to investors holding shares in public companies organized in the United States.

As a foreign private issuer, we are not subject to certain NASDAQ corporate governance rules applicable to public companies organized in the United States.

We rely on a provision in the NASDAQ Stock Market’s Listed Company Manual that allows us to follow English company law in general and the U.K. Companies Act 2006 in particular with regard to certain aspects of corporate governance. This allows us to follow certain corporate governance practices that differ in significant respects from the corporate governance requirements applicable to U.S. companies listed on the NASDAQ Stock Market.

For example, we are exempt from regulations of the NASDAQ Stock Market that require listed companies organized in the United States to:

•	have a majority of the board of directors consist of independent directors;

•	require non-management directors to meet on a regular basis without management present;

•	adopt a code of conduct and promptly disclose any waivers of the code for directors or executive officers that should address certain specified items;

•	have an independent compensation committee;

•	have an independent nominating committee;

•	solicit proxies and provide proxy statements for all shareholder meetings;

•	review related party transactions; and

•	seek shareholder approval for the implementation of certain equity compensation plans and issuances of ordinary shares.

As a foreign private issuer, we are permitted to follow home country practice in lieu of the above requirements. Accordingly, holders of the ADSs may not have the same protections afforded to shareholders of companies that are subject to these NASDAQ Stock Market requirements.

In accordance with our NASDAQ Stock Market listing, our Audit Committee is required to comply with the provisions of Section 301 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and Rule 10A-3 of the Exchange Act, both of which are also applicable to U.S. companies listed on the NASDAQ Stock Market. Because we are a foreign private issuer, however, our Audit Committee is not subject to additional requirements of the NASDAQ Stock Market applicable to listed U.S. companies, including an affirmative determination that all members of the Audit Committee are “independent,” using more stringent criteria than those applicable to us as a foreign private issuer.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As a “foreign private issuer” we are not required to comply with all the periodic disclosure and current reporting requirements of the Exchange Act and related rules and regulations. Under SEC rules, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on July 31, 2018.

In the future, we would lose our foreign private issuer status if a majority of our ordinary shares (including those represented by ADSs) are owned by U.S. shareholders and a majority of our shareholders, directors or management are U.S. citizens or residents and we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. The regulatory and compliance costs to us under applicable U.S. securities laws as a U.S. domestic issuer may be significantly higher than our current regulatory and compliance costs. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. For example, the annual report on Form 10-K requires domestic issuers to disclose executive compensation information on an individual basis with specific disclosure regarding the domestic compensation philosophy, objectives, annual total compensation (base salary, bonus, equity compensation) and potential payments in connection with change in control, retirement, death or disability, while the annual report on Form 20-F permits foreign private issuers to disclose compensation information on an aggregate basis. We will also have to report our results under U.S. Generally Accepted Accounting Principles, rather than under International Financial Reporting Standards, as a domestic registrant. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. We may also be required to modify certain of our policies to comply with corporate governance practices required for U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements of the NASDAQ Stock Market that are available to foreign private issuers.

We are an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies may make the ADSs less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and may remain an emerging growth company until January 31, 2021, or such earlier time that we are no longer an emerging growth company. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

•	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure obligations regarding executive compensation; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We expect to continue to take advantage of some or all of the available exemptions. We cannot predict whether investors will find the ADSs less attractive if we rely on these exemptions. If some investors find the ADSs less attractive as a result, there may be a less active trading market for the ADSs and the market price of the ADSs may be more volatile.

In addition, the JOBS Act also provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We incur increased costs as a result of operating as a company with ADSs that are publicly traded in the United States, and our management is now required to devote substantial time to new compliance initiatives.

As a company with ADSs that are publicly traded in the United States, and particularly after we are no longer an “emerging growth company,” we have incurred and will continue to incur significant legal, accounting and other expenses that we did not previously incur. In addition, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the NASDAQ Stock Market and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations increase our legal and financial compliance costs and make some activities more time-consuming and costly.

However, for as long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies as described in the preceding risk factor. We may remain an emerging growth company until January 31, 2021, although if the market value of our share capital held by non-affiliates exceeds $700 million as of any July 31 before that time or if we have annual gross revenues of $1.07 billion or more in any fiscal year, we would cease to be an emerging growth company as of January 31 of the applicable year. We also would cease to be an emerging growth company if we issue more than $1.0 billion of non-convertible debt over a three-year period.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, shareholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of the ADSs.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act, or Section 404, or any subsequent testing by our independent registered public accounting firm, as and when required, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of the ADSs.

Pursuant to Section 404, we are required to furnish a report by our management on our internal control over financial reporting. However, as an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm until we are no longer an emerging growth company. To achieve compliance with Section 404 within the prescribed period, we are engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

We cannot assure you that we will not be classified as a passive foreign investment company for any taxable year, which may result in adverse U.S. federal income tax consequences to U.S. holders.

Based on our estimated gross income, the average value of our gross assets and the nature and anticipated cash needs of our business, taking into account the assumed public offering price of the ADSs in this offering, we do not believe that we were a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes for our tax year ended January 31, 2017 and do not expect to be a PFIC during our tax year ending January 31, 2018. A corporation organized outside the United States generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which at least 75% of its gross income is passive income or on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income. Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions. Our status in any taxable year will depend on our income, assets and activities in each year, and because this is a factual determination made annually after the end of each taxable year, there can be no assurance that we will not be considered a PFIC for the current taxable year or any future taxable year. The market value of our assets may be determined in large part by reference to the market price of the ADSs and our ordinary shares, which fluctuate and which may fluctuate considerably given that market prices of biotechnology companies have been especially volatile. If we were to be treated as a PFIC for any taxable year during which a U.S. holder held the ADSs, however, certain adverse U.S. federal income tax consequences could apply to the U.S. holder. See “Taxation in the United States—Passive Foreign Investment Company Considerations” in this prospectus supplement.

U.S. investors may have difficulty enforcing civil liabilities against us, our directors or members of senior management and the experts named in this prospectus supplement.

Our directors and some of the experts named in this prospectus supplement are non-residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible to serve process on such persons or us in the United States or to enforce judgments obtained in U.S. courts against them or us based on civil liability provisions of the securities laws of the United States. Further, there is doubt as to whether English courts would enforce certain civil liabilities under U.S. securities laws pursuant to judgments of U.S. courts based upon these civil liability provisions. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in the United Kingdom. An award for monetary damages under the U.S. securities laws would be considered punitive if it does not seek to compensate the claimant for loss or damage suffered and is intended to punish the defendant. The enforceability of any judgment in the United Kingdom will depend on the particular facts of the case as well as the laws and treaties in effect at the time. The United States and the United Kingdom do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters.

The rights of our shareholders may differ from the rights typically offered to shareholders of a U.S. corporation.

We are incorporated under U.K. law. The rights of holders of ordinary shares and, therefore, certain of the rights of holders of ADSs, are governed by U.K. law, including the provisions of the Companies Act 2006, and by our Articles of Association. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations. See “Description of Share Capital—Differences in Corporate Law” in the accompanying prospectus for a description of the principal differences between the provisions of the Companies Act 2006 applicable to us and, for example, the Delaware General Corporation Law relating to shareholders’ rights and protections.

Holders of ADSs may not receive a return on their ADSs other than through the sale of their ADSs.

Under current U.K. law, a company’s accumulated realized profits must exceed its accumulated realized losses (on a non-consolidated basis) before dividends can be paid. Therefore, we must have distributable profits before issuing a dividend. We have not paid dividends in the past on our ordinary shares. We intend to retain earnings, if any, for use in our business and do not anticipate paying any cash dividends in the foreseeable future. Accordingly, other than through the sale of the ADSs, holders of the ADSs are unlikely to receive a return in the foreseeable future.

Holders of ADSs may not receive distributions on our ordinary shares represented by the ADSs or any value for them if it is illegal or impractical to make them available to such holders.

The depositary for the ADSs has agreed to pay to holders of the ADSs or distribute the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. Holders of ADSs will receive these distributions in proportion to the number of our ordinary shares such ADSs represent. However, in accordance with the limitations set forth in the deposit agreement, it may be unlawful or impractical to make a distribution available to holders of the ADSs. We have no obligation to take any other action to permit the distribution of the ADSs, ordinary shares, rights or anything else to holders of the ADSs. This means that holders of the ADSs may not receive the distributions we make on our ordinary shares or any value from them if it is unlawful or impractical to make them available to such holders. These restrictions may have a material adverse effect on the value of the ADSs.

After this offering, our executive officers, directors and principal shareholders will maintain the ability to control or significantly influence all matters submitted to shareholders for approval.

Upon the closing of this offering, our executive officers, directors and principal shareholders will beneficially own, in the aggregate, ordinary shares and ADSs representing approximately 39.2% of our outstanding share capital, based on 61,927,658 ordinary shares outstanding as of September 1, 2017 and assuming our issuance and sale of $15.0 million of ADSs in this offering at an assumed public offering price of $15.73 per ADS, which was the last reported sale price of the ADSs on the NASDAQ Global Market on September 12, 2017. Furthermore, if our largest shareholder purchases all the ADSs it has indicated an interest in purchasing in this offering, the number of ordinary shares beneficially owned by our executive officers, directors and principal shareholders will, in the aggregate, increase to approximately 43.0% of our outstanding share capital. As a result, if these shareholders were to choose to act together, they would be able to control or significantly influence all matters submitted to our shareholders for approval, as well as our management and affairs. For example, these persons, if they choose to act together, would control or significantly influence the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of our company on terms that other holders of ADSs and ordinary shares may desire.

In addition, and in accordance with the terms of our articles of association, our board maintains a classified board structure such that not all members of the board are elected at one time. All of our directors are subject to election by our shareholders at the first annual general meeting after their appointment to our board and to re-election by our shareholders at least once every three years thereafter. Because our board of directors is responsible for appointing the members of our management team, this structure may frustrate or prevent any attempts by our shareholders to replace or remove our current management by making it more difficult for shareholders to replace members of our board of directors.

If equity research analysts stop publishing research or reports about our business or if they issue unfavorable commentary or downgrade the ADSs or our ordinary shares, the prices of the ADSs or our ordinary shares could decline.

The trading market for the ADSs and our ordinary shares relies in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts. The price of the ADSs or our ordinary shares could decline if one or more equity research analysts downgrades such securities or if analysts issue other unfavorable commentary about us or our business. In addition, if one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the trading prices and trading volumes of the ADS and our ordinary shares to decline.

We are exposed to risks related to currency exchange rates.

We conduct a significant portion of our operations outside of the United Kingdom, and the public offering price of the ADSs offered hereby will be in U.S. dollars. Because our financial statements are presented in pounds sterling, changes in currency exchange rates have had and could have a significant effect on our operating results when our operating results are translated into U.S. dollars. Exchange rate fluctuations between local currencies and the pound sterling create risk in several ways, including the following: weakening of the pound sterling may increase the pound sterling cost of overseas research and development expenses and the cost of sourced product components outside the United Kingdom; strengthening of the pound sterling may decrease the value of our revenues denominated in other currencies; the exchange rates on non-sterling transactions and cash deposits can distort our financial results; and commercial pricing and profit margins are affected by currency fluctuations.

If you purchase ADSs in this offering, you will suffer immediate dilution of your investment.

We expect the public offering price of the ADSs to be substantially higher than the net tangible book value per ADS prior to this offering. Therefore, if you purchase ADSs in this offering at an assumed public offering price of $15.73 per ADS, which reflects the last reported sale price of the ADSs on the NASDAQ Global Market on

September 12, 2017, you will experience immediate dilution of $14.73 per ADS, representing the difference between our as adjusted net tangible book value per ADS after giving effect to this offering at the assumed public offering price. If the underwriters exercise their option to purchase additional ADSs, you will experience further dilution.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of the ADSs and our ordinary shares. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the market price of the ADSs and ordinary shares to decline and delay the development of our product candidates. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $13.6 million, assuming our issuance and sale of $15.0 million of ADSs in this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering. If the underwriters exercise in full their option to purchase additional ADSs from us, we estimate that the net proceeds of this offering will be approximately $15.7 million.

We currently expect to use the net proceeds from this offering to fund the clinical development of ridinilazole for Clostridium difficile infection, or CDI, and for general corporate purposes, which may include development of our clinical and preclinical programs, other research and development costs, working capital and capital expenditures.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development, the status of and results from clinical trials of our product candidates, and any unforeseen cash needs. As a result, our management retains broad discretion over the allocation of the net proceeds from this offering.

Based on our planned use of the net proceeds from this offering, we estimate that such funds, together with our existing cash and cash equivalents, as well as the $32 million we have been awarded under the base period of our contract with the Biomedical Advanced Research and Development Authority, or BARDA, for the development of ridinilazole, will be sufficient to enable us to fund our operating expenses and capital expenditure requirements through December 31, 2018. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. While we anticipate that the net proceeds of this offering, together with our existing cash equivalents and $32 million BARDA award, will allow us to obtain top-line data for our Phase 2 clinical trial of ezutromid, which we refer to as PhaseOut DMD, we do not expect these capital resources will be sufficient to complete our planned randomized, placebo controlled clinical trial of ezutromid. In addition, in our CDI program, while we anticipate that these capital resources will allow us to initiate our two, planned Phase 3 clinical trials of ridinilazole, we do not expect to be able to complete these trials without additional capital.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including term deposits, and short-term, investment-grade, and interest-bearing instruments.

DIVIDEND POLICY

We have never declared or paid any dividends on our ordinary shares, and we currently do not plan to declare or pay dividends on our ordinary shares in the foreseeable future. Under English law, we may only pay dividends if our accumulated realized profits, which have not been previously distributed or capitalized, exceed our accumulated realized losses, so far as such losses have not been previously written off in a reduction or reorganization of capital. Therefore, we must have distributable profits before issuing a dividend. Distributable profits are determined at the holding company level and not on a consolidated basis. In addition, and in connection with the restructuring of our share capital completed in September 2014, we agreed not to treat as distributable certain specified reserves arising by reason of the capital restructuring until such time as the creditors in existence at the time of such restructuring have been paid any outstanding amount owed to them. Subject to such restrictions and to any restrictions set out in our articles of association, declaration and payment of cash dividends in the future, if any, will be at the discretion of our board of directors (and in the case of final dividends, must be approved by our shareholders), and will depend upon such factors as results of operations, capital requirements, contractual restrictions, our overall financial condition or applicable laws and any other factors deemed relevant by our board of directors.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of July 31, 2017:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale of $15.0 million of ADSs by us in this offering, assuming a public offering price of $15.73 per ADS, which was the last reported sale price of the ADSs on the NASDAQ Global Market on September 12, 2017, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

This table should be read with our consolidated financial statements and the related notes and “Operating and Financial Review and Prospects” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus supplement.

	As of July 31, 2017
	Actual		As Adjusted(1)
	(in thousands)
Cash and cash equivalents	$37,333	£28,291	$50,882	£38,559

Shareholders’ equity:
Share capital
Ordinary shares	817	619	880	667
Share premium	61,299	46,453	74,786	56,673
Other reserves	31,716	24,035	31,716	24,035
Accumulated deficit	(89,214)	(67,607)	(89,214)	(67,607)

Total equity	4,618	3,500	18,168	13,768

Total capitalization	$4,618	£3,500	$18,168	£13,768

(1)	The as adjusted information is illustrative only, and we will adjust this information based on the actual public offering price and other terms of this offering determined at pricing.

The table above does not include:

•	8,302,151 ordinary shares, issuable upon the exercise of outstanding options under our share option schemes as of July 31, 2017, at a weighted average exercise price of £1.39 per share;

•	136,991 ordinary shares, issuable upon exercise of outstanding restricted stock units in the form of nominal cost options granted to non-executive directors, other than under our share option schemes, as of July 31, 2017, at a weighted average exercise price of £0.01 per share;

•	185,596 ordinary shares available for future issuance as of July 31, 2017, under our share option schemes; and

•	304,090 ordinary shares issuable upon the exercise of warrants outstanding as of July 31, 2017, at a weighted average exercise price of £0.20 per share.

DILUTION

If you invest in the ADSs, your interest will be diluted to the extent of the difference between the public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the public offering price per ordinary share underlying the ADSs is substantially in excess of the net tangible book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of July 31, 2017 was approximately £0.00 ($0.00) per ordinary share and $0.00 per ADS. Net tangible book value per share represents the amount of total tangible assets, minus the amount of total liabilities, divided by the total number of ordinary shares outstanding.

Without taking into account any other changes in such net tangible book value after July 31, 2017, other than to give effect to our issuance and sale of $15.0 million of ADSs in this offering (assuming our issuance and sale of 953,592 ADS at the assumed public offering price of $15.73 per ADS, which is the last reported sale price of the ADSs on the NASDAQ Global Market on September 12, 2017), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of July 31, 2017 would have been £0.15 ($0.20) per ordinary share and $1.00 per ADS. This represents an immediate increase in net tangible book value of £0.15 ($0.20) per ordinary share, and $1.00 per ADS, to existing shareholders and an immediate dilution in net tangible book value of £2.23 ($2.94) per ordinary share, and $14.73 per ADS, to purchasers of ADSs in this offering.

The following table illustrates this dilution to new investors purchasing ADSs in this offering:

Assumed public offering price per ADS		$15.73
Net tangible book value per ADS as of July 31, 2017	$0.00
Increase in net tangible book value per ADS attributable to new investors	$1.00
As adjusted net tangible book value per ADS after giving effect to this offering		$1.00
Dilution per ADS to new investors in this offering		$14.73

The total number of shares reflected in the discussion and table above is based on 61,927,658 ordinary shares outstanding as of July 31, 2017, and excludes:

•	8,302,151 ordinary shares, issuable upon the exercise of outstanding options under our share option schemes as of July 31, 2017, at a weighted average exercise price of £1.39 per share;

•	136,991 ordinary shares, issuable upon exercise of outstanding restricted stock units in the form of nominal cost options granted to non-executive directors, other than under our share option schemes, as of July 31, 2017, at a weighted average exercise price of £0.01 per share;

•	185,596 ordinary shares available for future issuance as of July 31, 2017, under our share option schemes; and

•	304,090 ordinary shares issuable upon the exercise of warrants outstanding as of July 31, 2017, at a weighted average exercise price of £0.20 per share.

Each $1.00 increase or decrease in the assumed public offering price of $15.73 per ADS would increase or decrease, as applicable, our as adjusted net tangible book value by £0.68 million ($0.90 million), the as adjusted net tangible book value per ordinary share and per ADS by £0.01 ($0.01) per ordinary share and $0.07 per ADS, and the dilution in as adjusted net tangible book value per ADS to new investors in this offering by $0.93 per ADS, assuming our issuance and sale of 953,592 ADSs in this offering, and after deducting estimated underwriting discounts and commissions and estimated expenses payable by us in connection with this offering.

If any additional shares are issued in connection with the exercise of options, restricted stock units or warrants, or if the underwriters exercise their option to purchase additional ADSs, you will experience further dilution. We may also choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

PRICE RANGE OF THE AMERICAN DEPOSITARY SHARES AND OUR ORDINARY SHARES

The ADSs have been trading on the NASDAQ Global Market under the symbol “SMMT” since March 5, 2015. The following table sets forth, for the periods indicated, the reported high and low closing sale prices of the ADSs on the NASDAQ Global Market in U.S. dollars.

	Price Per ADS
	$
	High	Low
Annual (Fiscal Year Ended January 31):
2016	13.68	8.25
2017	14.35	5.50
Quarterly:
First Quarter 2016 (from March 5, 2015)	13.68	10.19
Second Quarter 2016	13.00	10.13
Third Quarter 2016	13.29	10.10
Fourth Quarter 2016	11.80	8.25
First Quarter 2017	10.97	6.35
Second Quarter 2017	9.84	7.00
Third Quarter 2017	14.35	5.50
Fourth Quarter 2017	12.08	8.12
First Quarter 2018	13.28	10.36
Second Quarter 2018	13.98	10.53
Monthly:
March 2017	13.28	12.11
April 2017	13.20	10.36
May 2017	11.92	10.61
June 2017	11.64	10.53
July 2017	13.98	11.44
August 2017	14.47	12.04
September 2017 (through September 12, 2017)	16.00	13.26

On September 12, 2017, the last reported sales price of the ADSs on the NASDAQ Global Market was $15.73 per ADS.

Our ordinary shares have been trading on AIM, a market operated by the London Stock Exchange plc, under the symbol “SUMM” since October 14, 2004.

The following table sets forth, for the periods indicated, the reported high and low closing sale prices of our ordinary shares on AIM in pounds sterling and U.S. dollars, adjusted for the share capital reorganization which took place in 2014. Price per ordinary share in U.S. dollars amounts below have been translated into U.S. dollars at the noon buying rate of the Federal Reserve Bank of New York on July 31, 2017 of £1.00 to $1.3196.

	Price Per Ordinary Share		Price Per Ordinary Share
	£		$
	High	Low	High	Low
Annual (Fiscal Year Ended January 31):
2013	1.65	0.45	2.18	0.60
2014	3.90	0.78	5.15	1.03
2015	2.20	1.04	2.91	1.38
2016	1.84	1.17	2.43	1.55
2017	2.53	0.91	3.34	1.21
Quarterly:
First Quarter 2016	1.84	1.36	2.43	1.80
Second Quarter 2016	1.61	1.33	2.13	1.76
Third Quarter 2016	1.63	1.29	2.16	1.71
Fourth Quarter 2016	1.50	1.17	1.98	1.55
First Quarter 2017	1.33	0.94	1.76	1.25
Second Quarter 2017	1.26	1.00	1.67	1.32
Third Quarter 2017	2.53	0.91	3.34	1.21
Fourth Quarter 2017	1.95	1.43	2.58	1.89
First Quarter 2018	2.20	1.82	2.91	2.41
Second Quarter 2018	2.03	1.73	2.68	2.29
Monthly:
March 2017	2.20	2.00	2.91	2.64
April 2017	2.00	1.75	2.64	2.31
May 2017	1.85	1.75	2.45	2.31
June 2017	1.83	1.73	2.42	2.29
July 2017	2.03	1.80	2.68	2.38
August 2017	2.13	1.85	2.82	2.45
September 2017 (through September 12, 2017)	2.43	1.93	3.20	2.55

On September 12, 2017, the last reported sales price of our ordinary shares on AIM was £2.35 per ordinary share ($3.10 per ordinary share).

TAXATION

Taxation in the United Kingdom

The following is a general summary of certain U.K. tax considerations relating to the ownership and disposal of an ordinary share or ADS and does not address all possible tax consequences relating to an investment in an ordinary share or ADS. It is based on U.K. tax law and generally published HM Revenue & Customs, or HMRC, practice as of the date of this prospectus supplement, both of which are subject to change, possibly with retrospective effect.

Save as provided otherwise, this summary applies only to a person who is the absolute beneficial owner of an ordinary share or ADS and who is resident (and, in the case of an individual, domiciled) in the United Kingdom for tax purposes and who is not resident for tax purposes in any other jurisdiction and does not have a permanent establishment or fixed base in any other jurisdiction with which the holding of an ordinary share or ADS is connected (“U.K. Holders”). A person (a) who is not resident (or, if resident, is not domiciled) in the United Kingdom for tax purposes, including an individual and company who trades in the United Kingdom through a branch, agency or permanent establishment in the United Kingdom to which an ordinary share or ADS is attributable, or (b) who is resident or otherwise subject to tax in a jurisdiction outside the United Kingdom, is recommended to seek the advice of professional advisors in relation to their taxation obligations.

This summary is for general information only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular investor. It does not address all of the tax considerations that may be relevant to specific investors in light of their particular circumstances or to investors subject to special treatment under U.K. tax law. In particular:

•	this summary only applies to an absolute beneficial owner of an ordinary share or ADS and any dividend paid in respect of the ordinary share where the dividend is regarded for U.K. tax purposes as that person’s own income (and not the income of some other person); and

•	this summary: (a) only addresses the principal U.K. tax consequences for an investor who holds an ordinary share or ADS as a capital asset, (b) does not address the tax consequences that may be relevant to certain special classes of investor such as a dealer, broker or trader in shares or securities and any other person who holds an ordinary share or ADS otherwise than as an investment, (c) does not address the tax consequences for a holder that is a financial institution, insurance company, collective investment scheme, pension scheme, charity or tax-exempt organization, (d) assumes that a holder is not an officer or employee of the company (nor of any related company) and has not (and is not deemed to have) acquired an ordinary share or ADS by virtue of an office or employment, and (e) assumes that a holder does not control or hold (and is not deemed to control or hold), either alone or together with one or more associated or connected persons, directly or indirectly (including through the holding of an ADS), an interest of 10% or more in the issued share capital (or in any class thereof), voting power, rights to profits or capital of the company, and is not otherwise connected with the company.

This summary further assumes that a holder of an ADS is the beneficial owner of the underlying ordinary share for U.K. direct tax purposes.

POTENTIAL INVESTORS IN THE ADSs SHOULD SATISFY THEMSELVES PRIOR TO INVESTING AS TO THE OVERALL TAX CONSEQUENCES, INCLUDING, SPECIFICALLY, THE CONSEQUENCES UNDER U.K. TAX LAW AND HMRC PRACTICE OF THE ACQUISITION, OWNERSHIP AND DISPOSAL OF THE ORDINARY SHARES OR ADSs, IN THEIR OWN PARTICULAR CIRCUMSTANCES BY CONSULTING THEIR OWN TAX ADVISERS.

Taxation of Dividends

Withholding Tax

A dividend payment in respect of an ordinary share may be made without withholding or deduction for or on account of U.K. tax.

Income Tax

A dividend received by individual U.K. Holders will be subject to U.K. income tax. The system of grossing up dividends has been abolished from April 2016 and replaced with a simple rate of tax on net dividends referred to below.

An individual holder of an ordinary share or ADS who is not a U.K. Holder will not be chargeable to U.K. income tax on a dividend paid by the company, unless such holder carries on (whether solely or in partnership) a trade, profession or vocation in the United Kingdom through a branch or agency in the United Kingdom to which the ordinary share or ADS is attributable. In these circumstances, such holder may, depending on his or her individual circumstances, be chargeable to U.K. income tax on a dividend received from the company.

The rate of U.K. income tax that is chargeable on dividends received in the tax year 2017/2018 onward by (i) an additional rate taxpayer is 38.1%, (ii) a higher rate taxpayer is 32.5%, and (iii) a basic rate taxpayer is 7.5%. An individual U.K. Holder may be entitled to a tax-free dividend allowance (in addition to their personal allowance) of £5,000 reduced to £2,000 for the tax year 2018/2019. An individual’s dividend income is treated as the top slice of their total income that is chargeable to UK income tax. Dividends which fall within an individual’s personal income tax allowance do not form part of the dividend tax-free allowance.

Corporation Tax

A U.K. Holder within the charge to U.K. corporation tax may be entitled to exemption from U.K. corporation tax in respect of dividend payments. If the conditions for the exemption are not satisfied, or such U.K. Holder elects for an otherwise exempt dividend to be taxable, U.K. corporation tax will be chargeable on the gross amount of a dividend. If potential investors are in any doubt as to their position, they should consult their own professional advisers.

A corporate holder of an ordinary share or ADS that is not a U.K. Holder will not be subject to U.K. corporation tax on a dividend received from the company, unless it carries on a trade in the United Kingdom through a permanent establishment to which the ordinary share or ADS is attributable. In these circumstances, such holder may, depending on its individual circumstances and if the exemption from U.K. corporation tax discussed above does not apply, be chargeable to U.K. corporation tax on dividends received from the company.

Taxation of Disposals

U.K. Holders

A disposal or deemed disposal of an ordinary share or ADS by an individual U.K. Holder may, depending on his or her individual circumstances, give rise to a chargeable gain or to an allowable loss for the purpose of U.K. capital gains tax. The principal factors that will determine the capital gains tax position on a disposal of an ordinary share or ADS are the extent to which the holder realizes any other capital gains in the tax year in which the disposal is made, the extent to which the holder has incurred capital losses in that or any earlier tax year and the level of the annual exemption for tax-free gains in that tax year (the “annual exemption”). The annual exemption for the 2016/2017 tax year is of £11,100 increasing to £11,300 for the 2017/2018 tax year. If, after all allowable deductions, an individual U.K. Holder’s total taxable income for the year exceeds the basic rate income tax limit, a taxable capital gain accruing on a disposal of an ordinary share or an ADS is taxed at the rate of 20%. In other cases, a taxable capital gain accruing on a disposal of an ordinary share or ADS may be taxed at the rate of 10% or the rate of 20% or at a combination of both rates.

An individual U.K. Holder who ceases to be resident in the United Kingdom (or who fails to be regarded as resident in a territory outside the United Kingdom for the purposes of double taxation relief) for a period of five tax years or less than five years and who disposes of an ordinary share or ADS during that period of temporary non-residence may be liable to U.K. capital gains tax on a chargeable gain accruing on such disposal on his or her return to the United Kingdom (or upon ceasing to be regarded as resident outside the United Kingdom for the purposes of double taxation relief) (subject to available exemptions or reliefs).

A disposal (or deemed disposal) of an ordinary share or ADS by a corporate U.K. Holder may give rise to a chargeable gain or an allowable loss for the purpose of U.K. corporation tax. Such a holder should be entitled to an indexation allowance, which applies to reduce a capital gain to the extent that such a gain arises due to inflation. The allowance may reduce a chargeable gain but will not create or increase an allowable loss.

Any gain or loss in respect of currency fluctuations over the period of holding an ordinary share or an ADS are also brought into account on a disposal.

Non-U.K. Holders

An individual holder who is not a U.K. Holder will not be liable to U.K. capital gains tax on capital gains realized on the disposal of an ordinary share or ADS unless such holder carries on (whether solely or in partnership) a trade, profession or vocation in the United Kingdom through a branch or agency in the United Kingdom to which the ordinary share or ADS is attributable. In these circumstances, such holder may, depending on his or her individual circumstances, be chargeable to U.K. capital gains tax on chargeable gains arising from a disposal of his or her ordinary share or ADS.

A corporate holder of an ordinary share or ADS that is not a U.K. Holder will not be liable for U.K. corporation tax on chargeable gains realized on the disposal of an ordinary share or ADS unless it carries on a trade in the United Kingdom through a permanent establishment to which the ordinary share or ADS is attributable. In these circumstances, a disposal (or deemed disposal) of an ordinary share or ADS by such holder may give rise to a chargeable gain or an allowable loss for the purposes of U.K. corporation tax.

Inheritance Tax

If for the purposes of the Double Taxation Relief (Taxes on Estates of Deceased Persons and on Gifts) Treaty United States of America Order 1979 (S1 1979/1454) between the United States and the United Kingdom an individual holder is domiciled at the time of their death or at the time of a transfer made during their lifetime, in the United States and is not a national of the United Kingdom, any ordinary share or ADS beneficially owned by that holder should not generally be subject to U.K. inheritance tax, provided that any applicable United States federal gift or estate tax liability is paid, except where (i) the ordinary share or ADS is part of the business property of a U.K. permanent establishment or pertain to a U.K. fixed base used for the performance of independent personal services; or (ii) the ordinary share or ADS is comprised in a settlement unless, at the time the settlement was made, the settlor was domiciled in the United States and not a national of the U.K. (in which case no charge to U.K. inheritance tax should apply).

Stamp Duty and Stamp Duty Reserve Tax

The stamp duty and stamp duty reserve tax, or SDRT, treatment of the issue and transfer of, and the agreement to transfer, an ordinary share outside a depositary receipt system or a clearance service are discussed in the paragraphs under “General” below. The stamp duty and SDRT treatment of such transactions in relation to such systems are discussed in the paragraphs under “Depositary Receipt Systems and Clearance Services” below.

General

An agreement to transfer an ordinary share will normally give rise to a charge to SDRT at the rate of 0.5% of the amount or value of the consideration payable for the transfer. SDRT is, in general, payable by the purchaser.

A transfer of an ordinary share will generally be subject to stamp duty at the rate of 0.5% of the consideration given for the transfer (rounded up to the next £5). The purchaser normally pays the stamp duty.

If a duly stamped transfer completing an agreement to transfer is produced within six years of the date on which the agreement is made (or, if the agreement is conditional, the date on which the agreement becomes unconditional) any SDRT already paid is generally repayable, normally with interest, and any SDRT charge yet to be paid is cancelled to avoid a double charge as the stamp duty has been paid.

Under current HMRC guidance, no U.K. stamp duty should be payable on a written instrument transferring an ADS or on a written agreement to transfer an ADS, on the basis that an ADS is not regarded as either “stock” or a “marketable security” for U.K. stamp duty purposes.

Depositary Receipt Systems and Clearance Services

Following the ECJ decision in C-569/07 HSBC Holdings Plc, Vidacos Nominees Limited v The Commissioners of Her Majesty’s Revenue & Customs and the First-tier Tax Tribunal decision in HSBC Holdings Plc and the Bank of New York Mellon Corporation v The Commissioners of Her Majesty’s Revenue & Customs, HM Revenue & Customs has confirmed that 1.5% SDRT is no longer payable when shares are issued or transferred to a clearance service (such as, in our understanding, DTC) or depositary receipt system as an integral part of raising capital.

Where an ordinary share or ADS is otherwise transferred (i) to, or to a nominee or an agent for, a person whose business is or includes the provision of clearance services or (ii) to, or to a nominee or an agent for a person whose business is or includes issuing depositary receipts, stamp duty or SDRT will generally be payable at the higher rate of 1.5% of the amount or value of the consideration given or, in certain circumstances, the value of the shares.

There is an exception from the 1.5% charge on the transfer to, or to a nominee or agent for, a clearance service where the clearance service has made and maintained an election under section 97A(1) of the Finance Act 1986, which has been approved by HM Revenue & Customs. In these circumstances, SDRT at the rate of 0.5% of the amount or value of the consideration payable for the transfer will arise on any transfer of ordinary share into such an account and on subsequent agreements to transfer such shares within such account. It is our understanding that DTC has not made an election under section 97A(1) of the Finance Act of 1986.

Any liability for stamp duty or SDRT in respect of a transfer into a clearance service or depositary receipt system, or in respect of a transfer within such a service, which does arise will strictly be accountable by the clearance service or depositary receipt system operator or their nominee, as the case may be, but will, in practice, be payable by the participants in the clearance service or depositary receipt system.

The Proposed Financial Transactions Tax

The European Commission has published a proposal for a Directive for a common Financial Transactions Tax, or FTT, in Belgium, Germany, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia (described below as the “participating Member States”).

The proposed FTT has very broad scope and could, if introduced in its current form, apply to certain dealings in ordinary shares (including secondary market transactions) in certain circumstances. Under current proposals the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in ordinary shares where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstance, including (i) by transacting with a person established in a participating Member State or (ii) where the financial instrument which is subject to the dealings is issued in participating Member State.

The FTT proposal remains subject to negotiation between the participating Member States. Further, the legality of the FTT proposals is at present uncertain. It may therefore be altered prior to any implementation, the timing of which remains unclear. Additional EU Member States may decide to participate. The FTT proposal remains only a proposal and little progress has been made in recent years; the impact of an FTT on us and holders of our ordinary shares and ADSs is made more uncertain following the U.K.’s decision to withdraw from the European Union. Prospective holders of an ordinary share or ADS are advised to seek their own professional advice in relation to the FTT.

Taxation in the United States

The following summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the ADSs is based upon current law and does not purport to be a comprehensive discussion of all the tax considerations that may be relevant to a decision to purchase the ADSs. This summary does not address all U.S. federal tax matters that may be relevant to a particular holder, and is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing, final, temporary and proposed United States Treasury Regulations, administrative rulings and judicial decisions, in each case as available on the date of this prospectus supplement; all of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.

This discussion is limited to the material U.S. federal income tax consequences to U.S. holders, as defined below, of an investment in the ADSs. This summary addresses only the U.S. federal income tax considerations for persons that acquire and hold the ADSs as capital assets. Each prospective investor should consult a professional tax advisor with respect to the tax consequences of the acquisition, ownership or disposition of the ADSs. This summary does not address tax considerations applicable to a holder of ADSs that may be subject to special tax rules including, without limitation, the following:

•	banks or other financial institutions;

•	insurance companies;

•	dealers or traders in securities, currencies, or notional principal contracts;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA” retirement plan;

•	regulated investment companies or real estate investment trusts;

•	persons that hold the ordinary shares as part of a hedge, straddle, conversion, constructive sale or similar transaction involving more than one position;

•	an entity classified as a partnership and persons that hold the ordinary shares through partnerships or certain other pass-through entities;

•	holders (whether individuals, corporations or partnerships) that are treated as expatriates for some or all U.S. federal income tax purposes;

•	persons who acquired the ADSs as compensation for the performance of services;

•	persons holding the ADSs in connection with a trade or business conducted outside of the United States;

•	a U.S. holder who holds the ADSs through a financial account at a foreign financial institution that does not meet the requirements for avoiding withholding with respect to certain payments under Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended, or the Code;

•	holders that own (or are deemed to own) 10% or more of our voting shares; and

•	holders that have a “functional currency” other than the U.S. dollar.

Further, this summary does not address alternative minimum, generation-skipping, gift or estate tax consequences or the indirect effects on the holders of equity interests in entities that own the ADSs.

For the purposes of this summary, a “U.S. holder” is a beneficial owner of ADSs that acquired the ADSs pursuant to this offering and is (or is treated as), for U.S. federal income tax purposes:

•	an individual who is either a citizen or resident of the United States;

•	a corporation, or other entity that is treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust or has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

A “non-U.S. holder” is a beneficial owner of ADSs that acquired the ADSs pursuant to this offering and is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

If a partnership holds ADSs, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership.

We will not seek a ruling from the U.S. Internal Revenue Service, or IRS, with regard to the U.S. federal income tax treatment of an investment in the ADSs, and we cannot assure you that that the IRS will agree with the conclusions set forth below.

Ownership of ADSs

For U.S. federal income tax purposes, a holder of ADSs generally will be treated as the owner of the ordinary shares represented by such ADSs. Gain or loss will generally not be recognized on account of exchanges of ordinary shares for ADSs, or of ADSs for ordinary shares. References to ADS in the discussion below are deemed to include the ordinary shares represented by those ADSs unless context otherwise requires.

Distributions

Subject to the discussion under “Passive Foreign Investment Company Considerations” below, the gross amount of any distribution actually or constructively received by a U.S. holder with respect to the ADSs will be taxable to the U.S. holder as a dividend to the extent of such U.S. holder’s pro rata share of our current and accumulated earnings and profits as determined under U.S. federal income tax principles. Distributions in excess of such pro rata share of our earnings and profits will be non-taxable to the U.S. holder to the extent of, and will be applied against and reduce, the U.S. holder’s adjusted tax basis in the ADSs. Distributions in excess of the sum of such pro rata share of our earnings and profits and such adjusted tax basis will generally be taxable to the U.S. holder as capital gain from the sale or exchange of property. However, since we do not calculate our earnings and profits under U.S. federal income tax principles, it is expected that any distribution will be reported as a dividend, even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. The amount of any distribution of property other than cash will be the fair market value of that property on the date of distribution. A corporate U.S. holder will not be eligible for any dividends-received deduction in respect of a dividend received with respect to ADSs.

Subject to the discussion below regarding the “Medicare tax,” qualified dividends received by non-corporate U.S. holders (i.e., individuals and certain trusts and estates) are currently subject to a maximum income tax rate of 20%. This reduced income tax rate is applicable to dividends paid by “qualified foreign corporations” to non- corporate U.S. holders that meet the applicable requirements, including a minimum holding period (generally, at least 61 days without protection from the risk of loss during the 121-day period beginning 60 days before the ex- dividend date). A non-United States corporation (other than a corporation that is classified as a passive foreign investment company, or PFIC, for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information provision, or (b) with respect to any dividend it pays on shares of stock which are readily tradable on an established securities market in the United States. The ADSs are listed on the NASDAQ Global Market, which is an established securities market in the United States, and we believe the ADSs are readily tradable on the market. However, there can be no assurance that the ADSs will be considered readily tradable on an established securities market in the United States in later years. The Company, which is incorporated under the laws of the United Kingdom, believes that it qualifies as a resident of the United Kingdom for the purposes of, and is eligible for the benefits of, the Convention between the Government of the United States of America and the Government of the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital Gains, signed on July 24, 2001, or the U.S.-U.K. Tax Treaty, although there can be no assurance in this regard. Further, the IRS has determined that the U.S.-U.K. Tax Treaty is satisfactory for purposes of the qualified dividend rules and that it includes an exchange-of-information program. Based on the foregoing, we expect to be considered a qualified foreign corporation under the Code. Accordingly, dividends paid by us to non-corporate U.S. holders with respect to shares that meet the minimum holding period and other requirements are expected to be treated as “qualified dividend income.” However, dividends paid by us will not qualify for the 20% maximum U.S. federal income tax rate if we are treated, for the tax year in which the dividends are paid or the preceding tax year, as a PFIC for U.S. federal income tax purposes, as discussed below.

The U.S. Treasury Department has announced its intention to issue rules regarding when and to what extent holders of ADSs will be permitted to rely on certifications from issuers to establish that dividends paid on shares to which such ADSs relate are treated as qualified dividends. Because such procedures have not yet been issued, it is not clear whether we will be able to comply with them.

Dividends received by a U.S. holder with respect to ADSs generally will be treated as foreign source income for the purposes of calculating that holder’s foreign tax credit limitation. For these purposes, dividends distributed by us generally will constitute “passive category income” (but, in the case of some U.S. holders, may constitute “general category income”).

Dividends paid to a Non-U.S. holder generally will not be subject to U.S. income tax unless the dividends are “effectively connected” with its conduct of a trade or business within the United States, and the dividends are attributable to a permanent establishment (or in the case of an individual, a fixed place of business) maintained by the Non-U.S. holder in the United States if that is required by an applicable income tax treaty as a condition for subjecting those dividends U.S. federal income taxation on a net income basis. In such a case, the Non-U.S. holder generally will be taxed on those dividends in the same manner as a U.S. holder (other than with respect to the “Medicare Tax” described below). In the case of a corporate Non-U.S. holder, “effectively connected” dividends may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or a lower rate provided under an applicable income tax treaty).

Sale or Other Disposition of ADSs

A U.S. holder will generally recognize gain or loss for U.S. federal income tax purposes upon the sale or exchange of ADSs (other than solely in exchange for our ordinary shares) in an amount equal to the difference between the U.S. dollar value of the amount realized from such sale or exchange and the U.S. holder’s tax basis for those ADSs. Subject to the discussion under “Passive Foreign Investment Company Considerations” below, this gain or loss will generally be a capital gain or loss and will generally be treated as from sources within the United States. Such capital gain or loss will be treated as long-term capital gain or loss if the U.S. holder has held the ADSs for more than one year at the time of the sale or exchange. Long-term capital gains of non-corporate U.S. holders may be eligible for a preferential tax rate; the deductibility of capital losses is subject to limitations. For a cash basis taxpayer, units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale; in that case, no foreign currency exchange gain or loss will result from currency fluctuations between the trade date and the settlement date of such a purchase or sale. An accrual basis taxpayer, however, may elect the same treatment required of cash basis taxpayers with respect to purchases and sales of the ADSs that are traded on an established securities market, provided the election is applied consistently from year to year. Such election may not be changed without the consent of the IRS. For an accrual basis taxpayer who does not make such election, units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the trade date of the purchase or sale. Such an accrual basis taxpayer may recognize exchange gain or loss based on currency fluctuations between the trade date and settlement date. Any foreign currency gain or loss a U.S. holder realizes will be U.S. source ordinary income or loss.

A non-U.S. holder will not be subject to U.S. federal income tax on gain recognized on the sale, exchange or other disposition of ADSs unless either:

•	the gain is “effectively connected” with the Non-U.S. holder’s conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment (or in the case of an individual, a fixed place of business) maintained in the United States if that is required by an applicable income tax treaty as a condition for subjecting the gain U.S. federal income taxation on a net income basis; or

•	the Non-U.S. holder is an individual, he or she is present in the United States for 183 or more days in the taxable year of such sale, exchange or other disposition and certain other conditions are met.

In the first case, the Non-U.S. holder will be taxed on that gain in the same manner as a U.S. holder (other than with respect to the “Medicare Tax” described below). In the second case, the Non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% on the amount by which such Non-U.S. holder’s U.S.-source capital gains exceed such non-U.S.-source capital losses.

In the case of a corporate non-U.S. holder, “effectively connected” gains may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or a lower rate provided under an applicable income tax treaty).

Medicare Tax

An additional 3.8% tax, or “Medicare Tax”, is imposed on all or a portion of the “net investment income” (which includes taxable dividends and net capital gains, adjusted for deductions properly allocable to such dividends or net capital gains) received by (i) U.S. holders that are individuals with modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers, $125,000 in the case of married individuals filing separately) and (ii) certain trusts or estates.

Passive Foreign Investment Company Considerations

A corporation organized outside the United States generally will be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes in any taxable year in which, after applying the applicable look-through rules, either: (i) at least 75% of its gross income is passive income, or (ii) on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income. In arriving at this calculation, a pro rata portion of the income and assets of each corporation in which we own, directly or indirectly, at least a 25% interest, as determined by the value of such corporation, must be taken into account. Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions.

We believe that we were not a PFIC for any previous taxable year. Based on our estimated gross income, the estimated average value of our gross assets, the anticipated cash needs of our group’s operations and the nature of the active businesses conducted by our “25% or greater” owned subsidiaries, we do not believe that we will be classified as a PFIC in the current taxable year. Our status for any taxable year will depend on our assets and activities in each year, and because this is a factual determination made annually after the end of each taxable year, there can be no assurance that we will not be considered a PFIC for the current taxable year or any future taxable year. The market value of our assets may be determined in large part by reference to the market price of the ADSs, which is likely to fluctuate after the offering (and may fluctuate considerably given that market prices of life sciences companies can be especially volatile). In addition, the composition of our income and assets will be affected by how, and how quickly, we spend the cash we have on hand or raise in this offering.

If we were a PFIC for any taxable year during which a U.S. holder held ADSs, under the “default PFIC regime” (i.e., in the absence of one of the elections described below) gain recognized by the U.S. holder on a sale or other disposition (including a pledge) of the ADSs (other than solely in exchange for our ordinary shares) would be allocated ratably over the U.S. holder’s holding period for the ADSs. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the resulting tax liability for that taxable year. Similar rules would apply to the extent any distribution in respect of ADSs exceeds 125% of the average of the annual distributions on ADSs received by a U.S. holder during the preceding three years or the holder’s holding period, whichever is shorter.

In the event we were treated as a PFIC, the tax consequences under the default PFIC regime described above could be avoided by either a “mark-to-market” or “qualified electing fund” election. A U.S. holder making a valid and timely mark-to-market election (if the eligibility requirements for such an election were satisfied) generally would not be subject to the PFIC rules discussed above, except with respect to any portion of the holder’s holding period that preceded the effective date of the election. Instead, the electing holder would include in ordinary income, for each taxable year in which we were a PFIC, an amount equal to any excess of (a) the fair market value of the ADSs as of the close of such taxable year over (b) the electing holder’s adjusted tax basis in such ADSs. In addition, an electing holder would be allowed a deduction in an amount equal to the lesser of (a) the excess, if any, of (i) the electing holder’s adjusted tax basis in the ADSs over (ii) the fair market value of such ADSs as of the close of such taxable year or (b) the excess, if any, of (i) the amount included in ordinary income because of the election for prior taxable years over (ii) the amount allowed as a deduction because of the election for prior taxable years. The election would cause adjustments in the electing holder’s tax basis in the ADSs to reflect the amount included in gross income or allowed as a deduction because of the election. In addition, upon a sale or other taxable disposition of ADSs, an electing holder would recognize ordinary income or loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of the election for prior taxable years over (b) the amount allowed as a deduction because of the election for prior taxable years).

Alternatively, a U.S. holder making a valid and timely “QEF election” (if the eligibility requirements for such an election were satisfied) generally would not be subject to the default PFIC regime discussed above. Instead, for each PFIC year to which such an election applied, the electing holder would be subject to U.S. federal income tax on the electing holder’s pro rata share of our net capital gain and ordinary earnings, regardless of whether such amounts were actually distributed to the electing holder. However, because we do not intend to prepare or provide the information that would permit the making of a valid QEF election, that election will not be available to U.S. holders.

If we were considered a PFIC for the current taxable year or any future taxable year, a U.S. holder would be required to file annual information returns for such year, whether or not the U.S. holder disposed of any ADSs or received any distributions in respect of ADSs during such year.

Backup Withholding and Information Reporting

U.S. holders generally will be subject to information reporting requirements with respect to dividends on ADSs and on the proceeds from the sale, exchange or disposition of ADSs that are paid within the United States or through U.S.-related financial intermediaries, unless the U.S. holder is an “exempt recipient.” In addition, U.S. holders may be subject to backup withholding (at a 28% rate) on such payments, unless the U.S. holder provides a taxpayer identification number and a duly executed IRS Form W-9 or otherwise establishes an exemption. Backup withholding is not an additional tax, and the amount of any backup withholding will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

A Non-U.S. holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status to the payor, under penalties of perjury, on IRS Form W-8BEN or W-8BEN-E, as applicable.

Foreign Account Tax Compliance Act, or FATCA, and Related Provisions

Under certain circumstances, the Company or its paying agent may be required, pursuant to the FATCA provisions of the Code (or analogous provisions of non-U.S. law ) and regulations or pronouncements thereunder, any “intergovernmental agreement” entered into pursuant to those provisions or any U.S. or non-U.S. fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to any such agreement, to withhold U.S. tax at a rate of 30% on all or a portion of payments of dividends or other corporate distributions which are treated as “foreign pass-thru payments” made on or after January 1, 2019, if such payments are not exempt from such withholding. The Company believes, and this discussion assumes, that the Company is not a “foreign financial institution” for purposes of FATCA. The rules regarding FATCA and “foreign pass-thru payments,” including the treatment of proceeds from the disposition of ADSs, are not completely clear, and further guidance may be issued by the IRS that would clarify how FATCA might apply to dividends or other amounts paid on or with respect to ADSs.

Foreign Asset Reporting

In addition, certain individuals who are U.S. Holders may be required to file IRS Form 8938 to report the ownership of “specified foreign financial assets” if the total value of those assets exceeds an applicable threshold amount (subject to certain exceptions). For these purposes, a specified foreign financial asset may include not only a financial account (as defined for these purposes) maintained by a non-U.S. financial institution, but also stock or securities issued by a non-U.S. corporation (such as the Company). Certain U.S. entities may also be required to file IRS Form 8938 in the future.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Canaccord Genuity Inc. and JMP Securities LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of ADSs indicated below:

Name	Number of ADSs
Canaccord Genuity Inc.
JMP Securities LLC

Total

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the ADSs offered by this prospectus supplement if any such ADSs are taken. However, the underwriters are not required to take or pay for the ADSs covered by the underwriters’ option to purchase additional ADSs described below.

The underwriters initially propose to offer part of the ADSs directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $              per ADS under the public offering price. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option for a period of 30 days from the date of this prospectus supplement, to purchase up to an additional              ADSs from us at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the underwriters’ option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ADSs as the number listed next to the underwriter’s name in the preceding table bears to the total number of ADSs listed next to the names of all underwriters in the preceding table.

The following table shows the per ADS and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional              ADSs.

Total
	Per ADS	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $550,000. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority, Inc. in an amount up to $15,000. In addition, upon the closing of this offering, we will pay to Nplus1 Singer Advisory LLP, or N+1 Singer, a U.K. broker, a financial advisory fee of up to $300,000. The financial advisory fee relates to ancillary services provided in the United Kingdom in connection with this offering, including the provision of advice and assistance in complying with our ongoing obligations as a company with its shares admitted to AIM. N+1 Singer is not acting as an underwriter in connection with this offering.

The ADSs are listed on the NASDAQ Global Market under the trading symbol “SMMT”. Our ordinary shares are listed on AIM under the listing code “SUMM”.

We, during the period ending 45 days after the date of this prospectus supplement, and each of our directors and executive officers, during the period ending 90 days after the date of this prospectus supplement, have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we and they will not, during such applicable period (in each case, the “restricted period”):

•	offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for or that represent the right to receive ordinary shares or ADSs; or

•	enter into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs,

whether any such transaction described above is to be settled by delivery of ADSs, ordinary shares or such other securities, in cash or otherwise. In addition, we have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we will not, during the restricted period applicable to us, file any registration statement with the SEC relating to the offering of any ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares, and such other persons have agreed that they will not, during the restricted period applicable to them, make any demand for, or exercise any right with respect to, the registration of any ordinary shares or ADSs or any security convertible into or exercisable or exchangeable for ordinary shares or publicly disclose the intention to do any of the foregoing.

The restrictions described in the immediately preceding paragraph do not apply to:

•	transfers of ordinary shares, ADSs or any security convertible into ordinary shares or ADSs as a bona fide gift;

•	transfers to any member of the immediate family of the securityholder or any trust or limited family partnership scheme for the direct or indirect benefit of the securityholder or the immediate family of the securityholder;

•	transfers to the securityholder’s affiliates or to any investment fund or other entity controlled or managed by the securityholder;

•	distributions of ordinary shares, ADSs or any security convertible into ordinary shares or ADSs to limited partners, members or securityholders of the securityholder;

•	transfers to the beneficiary of a trust, if the securityholder is a trust;

•	by testate succession or intestate succession; or

•	by operation of law, including domestic relations orders;

provided that in the case of the transfers or distributions described above, each donee, trustee, distributee or transferee, as the case may be, shall sign and deliver a lock-up agreement with substantially the same terms as those described above and no public announcement or filing under the Exchange Act regarding such transfer or distribution shall be required of or voluntarily made by or on behalf of such donee, trustee, distribute or transferee or us.

In addition, the restrictions described above do not apply to:

•	the sale of the ADSs to the underwriters;

•	transfers of ADSs or ordinary shares to us in connection with the exercise, including by “net” exercise of options or warrants, in each case that are granted under any of our current or future equity incentive plans or equity purchase plans or otherwise referred to or described in this prospectus supplement; provided that any ADSs or ordinary shares received in connection with the cashless exercise of options or warrants shall be subject to the restrictions described above;

•	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of ADSs or ordinary shares, provided that such plan does not provide for the transfer of ADSs or ordinary shares during the restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made;

•	transfers to us pursuant to any contractual arrangement in effect that provides for the repurchase of securities by us or in connection with the termination of the holder’s employment or other service relationship with us;

•	the issuance by us of ordinary shares or the grant of options and other awards pursuant to an equity compensation plan or pursuant to the exercise of options, rights or warrants described in this prospectus supplement, the accompanying prospectus or the documents incorporated herein or therein;

•	the filing by us of a registration statement on Form S-8 or a successor form; or

•	any ordinary shares issued by us in connection with any mergers or acquisitions, joint ventures, strategic alliances, marketing or distribution arrangements, collaboration agreements, license agreements or similar commercial relationships with another company in an aggregate amount not to exceed 10% of the number of ordinary shares outstanding immediately following the completion of this offering.

The representatives in their sole discretion, may release the ADSs, ordinary shares and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the underwriters under the underwriters’ option to purchase additional ADSs. The underwriters can close out a covered short sale by exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of ADSs compared to the price available under the underwriters’ option to purchase additional ADSs. The underwriters may also sell ADSs in excess of their option to purchase additional ADSs, creating a naked short position. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, ADSs in the open market to stabilize the price of the ADSs. These activities may raise or maintain the market price of the ADSs above independent market levels or prevent or retard a decline in the market price of the ADSs. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State) an offer to the public of any of the ADSs may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any of the ADSs may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c) In any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of any of the ADSs shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of the ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any of the ADSs to be offered so as to enable an investor to decide to purchase any shares of the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This document, in so far as it constitutes an invitation or inducement to engage in investment activity (within the meaning of section 21 Financial Services and Markets Act 2000 as amended, or FSMA, in connection with the securities which are the subject of the offering contemplated by this document, our ordinary shares or otherwise, is being directed only at (i) persons who are outside the United Kingdom or (ii) persons who have professional experience in matters relating to investments who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) persons who fall within Article 43 of the Order (members and creditors of certain bodies corporate) or (iv) certain high value persons and entities who fall within Article 49(2)(a) to (d) of the Order; or (iv) any other person to whom it may lawfully be communicated (all such persons in (i) to (iv) together being referred to as “relevant persons”). The ADSs are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such ADSs will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents. The communication of this document or any such invitation or inducement to any persons other than relevant persons is unauthorized and may contravene FSMA.

No approved prospectus relating to the matters in this document has been made available to the public in the United Kingdom and, accordingly, the securities which are the subject of the offering contemplated by this document may not be, and will not be, offered in the United Kingdom except in circumstances which will not result in there being an offer to the public in the United Kingdom (other than an offer falling within Section 86 FSMA).

Switzerland

The securities will not be distributed or offered, directly or indirectly, to the public in Switzerland and this document may not be publicly distributed or otherwise made publicly available in Switzerland. This document does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

EXPENSES RELATED TO THE OFFERING

We estimate that our expenses in connection with this offering, other than underwriting discounts and commissions, will be as follows:

Expenses	Amount
Depositary fees and expenses	$47,680
Printing and engraving expenses	15,000
Legal fees and expenses	350,000
Accounting fees and expenses	110,000
Miscellaneous costs	27,320

Total	$550,000

All amounts in the table are estimates. We will pay all of the expenses of this offering.

LEGAL MATTERS

Legal matters with respect to U.S. federal and New York laws in connection with this offering will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, New York, New York. Certain legal matters with respect to English law in connection with the validity of the shares being offered by this prospectus supplement and other legal matters will be passed upon for us by Druces LLP, London, United Kingdom. Goodwin Procter LLP, New York, New York is U.S. federal and New York law counsel for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended January 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form F-3 we filed with the SEC under the Securities Act of 1933, and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document. You may read and copy the registration statement and its exhibits at the SEC’s Public Reference Room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet website at www.sec.gov, from which you can electronically access the registration statement and its exhibits.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, applicable to foreign private issuers. Because we are a foreign private issuer, we are not required to disclose certain other information that is required from U.S. domestic issuers. Also, as a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing of proxy statements to shareholders and our “insiders” are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, our annual consolidated financial statements are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and audited by our independent public accounting firm.

Our website address is www.summitplc.com. The information contained on, or that can be accessed from, our website does not form a part of this prospectus supplement.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference in this prospectus supplement much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus supplement is considered to be part of this prospectus supplement and the accompanying prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus supplement is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus supplement and the accompanying prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement, the accompanying prospectus or in any document incorporated by reference herein or therein have been modified or superseded. This prospectus supplement incorporates by reference the documents listed below (File No 001-36866) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those documents or the portions of those documents not deemed to be filed), and, to the extent designated therein, reports on Form 6-K that we furnish to the SEC, in each case, after the date of this prospectus supplement and until the offering of the securities offered hereby is terminated or completed:

•	Annual Report on Form 20-F for the fiscal year ended January 31, 2017, filed with the SEC on March 30, 2017;

•	Reports on Form 6-K, furnished to the SEC on June 14, 2017, August 31, 2017, September 5, 2017 and September 11, 2017; and

•	The description of our ordinary shares and ADSs contained in our registration statement on Form 8-A, filed with the SEC under the Exchange Act on March 2, 2015, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:

Summit Therapeutics plc

136a Eastern Avenue

Milton Park, Abingdon

Oxfordshire OX14 4SB

United Kingdom

+44 1235 443 939

$100,000,000

PROSPECTUS

SUMMIT THERAPEUTICS PLC

Debt Securities

Ordinary Shares

American Depositary Shares representing Ordinary Shares

Purchase Contracts

Purchase Units

Warrants

We may issue securities from time to time in one or more offerings of up to $100,000,000 in aggregate offering price. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and any applicable prospectus supplement carefully before you invest.

We may offer these securities in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Our ADSs are listed on The NASDAQ Global Market under the symbol “SMMT.” Our ordinary shares are admitted for trading on AIM, a market operated by the London Stock Exchange plc, or AIM, under the listing code “SUMM”.

Investing in these securities involves significant risks. See “Risk Factors” included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 3, 2016.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings for an aggregate initial offering price of up to $100,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” beginning on page 3 of this prospectus.

We have not authorized anyone to provide you with information different from that contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We do not take any responsibility for, and cannot provide any assurance as to the reliability of, any information other than the information in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in the accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context specifically indicates otherwise, references in this prospectus to “Summit Therapeutics plc,” “Summit,” “we,” “our,” “ours,” “us,” “our company,” “our group” or similar terms refer to Summit Therapeutics plc (formerly known as “Summit Corporation plc”) and its subsidiaries.

RISK FACTORS

Investing in our securities involves significant risks. You should carefully consider the risks and uncertainties described in this prospectus and any accompanying prospectus supplement, including the risk factors set forth in our filings with the SEC that are incorporated by reference herein, including the risk factors in our Annual Report on Form 20-F for the fiscal year ended January 31, 2016, before making an investment decision pursuant to this prospectus and any accompanying prospectus supplement relating to a specific offering.

Our business, financial condition and results of operations could be materially and adversely affected by any or all of these risks or by additional risks and uncertainties not presently known to us or that we currently deem immaterial that may adversely affect us in the future.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our “insiders” are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.summitplc.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus. You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference in this prospectus much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No 001-36866) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of the initial registration statement and the effectiveness of the registration statement and following the effectiveness of the registration statement until the offering of the securities under the registration statement is terminated or completed:

•	Annual Report on Form 20-F for the fiscal year ended January 31, 2016, filed with the SEC on May 11, 2016; and

•	The description of our ordinary shares and ADSs contained in our registration statement on Form 8-A, filed with the SEC under the Exchange Act on March 2, 2015, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:

Summit Therapeutics plc

85b Park Drive

Milton Park, Abingdon

Oxfordshire OX14 4RY

United Kingdom

+44 1235 443 939

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. All statements contained or incorporated by reference herein, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth, other than statements of historical facts, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. You are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are referenced in the section of any accompanying prospectus supplement entitled “Risk Factors.” You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 20-F and our Reports on Form 6-K. We undertake no obligation to revise or update any forward-looking statements, except to the extent required by law.

THE COMPANY

We are a biopharmaceutical company focused on the discovery, development and commercialization of novel medicines for indications for which there are no existing or only inadequate therapies. We are conducting clinical programs focused on the genetic disease Duchenne muscular dystrophy and the infectious disease Clostridium difficile infection.

Our principal executive offices are located at 85b Park Drive, Milton Park, Abingdon, Oxfordshire, OX14 4RY, and our telephone number is +(44) 1235 443 939.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. You should read this table in conjunction with the consolidated financial statements and notes incorporated by reference in this prospectus.

Fiscal Year Ended
	January 31, 2016	January 31, 2015	January 31, 2014	January 31, 2013
Consolidated ratios of earnings to fixed charges	N/A	N/A	N/A	N/A

For purposes of calculating the ratios above, earnings consist of net loss from continuing operations before income taxes, plus fixed charges. Fixed charges include an estimate of the interest portion of rent expense which is deemed to be representative of the interest factor.

Our earnings were insufficient to cover fixed charges by £20.1 million for the year ended January 31, 2016, £12.7 million for the year ended January 31, 2015, £6.7 million for the year ended January 31, 2014 and £4.6 million for the year ended January 31, 2013.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any securities offered under this prospectus for general corporate purposes unless otherwise indicated in the applicable prospectus supplement. General corporate purposes may include development of our clinical and preclinical programs, other research and development costs, working capital and capital expenditures. We may temporarily invest the net proceeds from the sale of any securities offered under this prospectus in a variety of capital preservation instruments, including term deposits and short-term, investment-grade, and interest-bearing instruments, until they are used for their stated purpose. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities, which may be senior or subordinated. We refer to the senior debt securities and the subordinated debt securities collectively as debt securities. The following description summarizes the general terms and provisions of the debt securities. We will describe the specific terms of the debt securities and the extent, if any, to which the general provisions summarized below apply to any series of debt securities in the prospectus supplement relating to the series and any applicable free writing prospectus that we authorize to be delivered. When we refer to “Summit,” “the Company,” “we,” “our,” and “us” in this section, we mean Summit Therapeutics plc excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

We may issue senior debt securities from time to time, in one or more series under a senior indenture to be entered into between us and a senior trustee to be named in a prospectus supplement, which we refer to as the senior trustee. We may issue subordinated debt securities from time to time, in one or more series under a subordinated indenture to be entered into between us and a subordinated trustee to be named in a prospectus supplement, which we refer to as the subordinated trustee. The forms of senior indenture and subordinated indenture are filed as exhibits to the registration statement of which this prospectus forms a part. Together, the senior indenture and the subordinated indenture are referred to as the indentures and, together, the senior trustee and the subordinated trustee are referred to as the trustees. This prospectus briefly outlines some of the provisions of the indentures. The following summary of the material provisions of the indentures is qualified in its entirety by the provisions of the indentures, including definitions of certain terms used in the indentures. Wherever we refer to particular sections or defined terms of the indentures, those sections or defined terms are incorporated by reference in this prospectus or the applicable prospectus supplement. You should review the indentures that are filed as exhibits to the registration statement of which this prospectus forms a part for additional information.

None of the indentures will limit the amount of debt securities that we may issue. The applicable indenture will provide that debt securities may be issued up to an aggregate principal amount authorized from time to time by us and may be payable in any currency, currencies or currency unit designated by us or in amounts determined by reference to an index.

General

The senior debt securities will constitute our unsubordinated general obligations and will rank pari passu with our other unsubordinated obligations. The subordinated debt securities will constitute our subordinated general obligations and will be junior in right of payment to our senior indebtedness (including senior debt securities), as described under the heading “Certain Terms of the Subordinated Debt Securities—Subordination.”

The debt securities will be our unsecured obligations unless otherwise specified in the applicable prospectus supplement. Any secured debt or other secured obligations will be effectively senior to unsecured debt securities to the extent of the value of the assets securing such debt or other obligations.

The applicable prospectus supplement and any free writing prospectus will include any additional or different terms of the debt securities or any series being offered, including the following terms:

•	the title and type of the debt securities;

•	whether the debt securities will be senior or subordinated debt securities, and, with respect to debt securities issued under the subordinated indenture, the terms on which they are subordinated;

•	the aggregate principal amount of the debt securities;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities and the right, if any, to extend such date or dates;

•	the rate or rates, if any, per year, at which the debt securities will bear interest, or the method of determining such rate or rates;

•	the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the related record dates;

•	the right, if any, to extend the interest payment periods and the duration of that extension;

•	the manner of paying principal and interest and the place or places where principal and interest will be payable;

•	provisions for a sinking fund, purchase fund or other analogous fund, if any;

•	any redemption dates, prices, obligations and restrictions on the debt securities;

•	the currency, currencies or currency units in which the debt securities will be denominated and the currency, currencies or currency units in which principal and interest, if any, on the debt securities may be payable;

•	any conversion or exchange features of the debt securities;

•	whether and upon what terms the debt securities may be defeased;

•	any events of default or covenants in addition to or in lieu of those set forth in the indenture;

•	whether the debt securities will be issued in definitive or global form or in definitive form only upon satisfaction of certain conditions;

•	if the debt securities of the series will be secured by any collateral and, if so, a general description of the collateral and the terms and provisions of such collateral security, pledge or other agreements; and

•	any other material terms of the debt securities.

The applicable prospectus supplement will also describe any applicable material U.S. federal income tax consequences.

When we refer to “principal” in this section with reference to the debt securities, we are also referring to “premium”, if any.

We may from time to time, without notice to or the consent of the holders of any series of debt securities, create and issue further debt securities of any such series ranking equally with the debt securities of such series in all respects (or in all respects other than (1) the payment of interest accruing prior to the issue date of such further debt securities or (2) the first payment of interest following the issue date of such further debt securities). Such further debt securities may be consolidated and form a single series with the debt securities of such series and have the same terms as to status, redemption or otherwise as the debt securities of such series.

You may present debt securities for exchange and you may present debt securities for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the applicable prospectus supplement. We will provide you those services without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the indenture.

Debt securities may bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate (original issue discount securities) may be sold at a discount below their stated principal amount.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. You may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending on the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked.

Certain Terms of the Senior Debt Securities

Covenants. Unless we indicate otherwise in a prospectus supplement, the senior debt securities will not contain any financial or restrictive covenants, including covenants restricting either us or any of our subsidiaries from incurring, issuing, assuming or guaranteeing any indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock, or restricting either us or any of our subsidiaries from entering into sale and leaseback transactions.

Consolidation, Merger and Sale of Assets. Unless we indicate otherwise in a prospectus supplement, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any person, in either case, unless:

•	the successor entity, if any, is a corporation, limited liability company, limited company, partnership, trust or similar entity in the United States, Switzerland, the United Kingdom or any other member state of the European Union (subject to certain exceptions provided for in the senior indenture);

•	the successor entity assumes our obligations on the senior debt securities and under the senior indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

No Protection in the Event of a Change in Control. Unless we indicate otherwise in a prospectus supplement with respect to a particular series of senior debt securities, the senior debt securities will not contain any provisions that may afford holders of the senior debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

Events of Default. Unless we indicate otherwise in a prospectus supplement with respect to a particular series of senior debt securities, the following are events of default under the senior indenture for any series of senior debt securities:

•	failure to pay interest on any senior debt securities of such series when due and payable, if that default continues for a period of 30 days (or such other period as may be specified for such series);

•	failure to pay principal on the senior debt securities of such series when due and payable whether at maturity, upon redemption, by declaration or otherwise (and, if specified for such series, the continuance of such failure for a specified period);

•	default in the performance of or breach of any of our covenants or agreements in the senior indenture applicable to senior debt securities of such series, other than a covenant breach which is specifically dealt with elsewhere in the senior indenture, and that default or breach continues for a period of 90 days after we receive written notice from the trustee or from the holders of 25% or more in aggregate principal amount of the senior debt securities of such series;

•	certain events of bankruptcy or insolvency, whether or not voluntary; and

•	any other event of default provided for in such series of senior debt securities as may be specified in the applicable prospectus supplement.

Unless we indicate otherwise in a prospectus supplement, the default by us under any other debt, including any other series of debt securities, is not a default under the senior indenture.

If an event of default other than an event of default specified in the fourth bullet point above occurs with respect to a series of senior debt securities and is continuing under the senior indenture, then, and in each such case, either the trustee or the holders of not less than 25% in aggregate principal amount of such series then outstanding under the senior indenture (each such series voting as a separate class) by written notice to us and to the trustee, if such notice is given by the holders, may, and the trustee at the request of such holders shall, declare the principal amount of and accrued interest on such series of senior debt securities to be immediately due and payable, and upon this declaration, the same shall become immediately due and payable.

If an event of default specified in the fourth bullet point above occurs with respect to us and is continuing, the entire principal amount of and accrued interest, if any, on each series of senior debt securities then outstanding shall become immediately due and payable.

Unless otherwise specified in the prospectus supplement relating to a series of senior debt securities originally issued at a discount, the amount due upon acceleration shall include only the original issue price of the senior debt securities, the amount of original issue discount accrued to the date of acceleration and accrued interest, if any.

Upon certain conditions, declarations of acceleration may be rescinded and annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of all the senior debt securities of such series affected by the default, each series voting as a separate class. Furthermore, prior to a declaration of acceleration and subject to various provisions in the senior indenture, the holders of a majority in aggregate principal amount of a series of senior debt securities, by notice to the trustee, may waive an existing default or event of default with respect to such senior debt securities and its consequences, except a default in the payment of principal of or interest on such senior debt securities or in respect of a covenant or provision of the senior indenture which cannot be modified or amended without the consent of the holders of each such senior debt security. Upon any such waiver, such default shall cease to exist, and any event of default with respect to such senior debt securities shall be deemed to have been cured, for every purpose of the senior indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto. For information as to the waiver of defaults, see “—Modification and Waiver.”

The holders of a majority in aggregate principal amount of a series of senior debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such senior debt securities. However, the trustee may refuse to follow any direction that conflicts with law or the senior indenture, that may involve the trustee in personal liability or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of such series of senior debt securities not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such series of senior debt securities. A holder may not pursue any remedy with respect to the senior indenture or any series of senior debt securities unless:

•	the holder gives the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of such series of senior debt securities make a written request to the trustee to pursue the remedy in respect of such event of default;

•	the requesting holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

•	during such 60-day period, the holders of a majority in aggregate principal amount of such series of senior debt securities do not give the trustee a direction that is inconsistent with the request.

These limitations, however, do not apply to the right of any holder of a senior debt security to receive payment of the principal of and interest, if any, on such senior debt security in accordance with the terms of such debt security, or to bring suit for the enforcement of any such payment in accordance with the terms of such debt security, on or after the due date for the senior debt securities, which right shall not be impaired or affected without the consent of the holder.

The senior indenture requires certain of our officers to certify, on or before a fixed date in each year in which any senior debt security is outstanding, as to their knowledge of our compliance with all covenants, agreements and conditions under the senior indenture.

Satisfaction and Discharge. We can satisfy and discharge our obligations to holders of any series of senior debt securities if:

•	we pay or cause to be paid, as and when due and payable, the principal of and any interest on all senior debt securities of such series outstanding under the senior indenture; or

•	all senior debt securities of such series have become due and payable or will become due and payable within one year (or are to be called for redemption within one year) and we deposit in trust a combination of cash and U.S. government or U.S. government agency obligations that will generate enough cash to make interest, principal and any other payments on the debt securities of that series on their various due dates.

Under current U.S. federal income tax law, the deposit and our legal release from the senior debt securities would be treated as a taxable event, and beneficial owners of such debt securities would generally recognize any gain or loss on such senior debt securities. Purchasers of the senior debt securities should consult their own advisers with respect to the tax consequences to them of such deposit and discharge, including the applicability and effect of tax laws other than U.S. federal income tax law.

Defeasance. Unless the applicable prospectus supplement provides otherwise, the following discussion of legal defeasance and discharge and covenant defeasance will apply to any senior series of senior debt securities issued under the indentures.

Legal Defeasance. We can legally release ourselves from any payment or other obligations on the senior debt securities of any series (called “legal defeasance”) if certain conditions are met, including the following:

•	We deposit in trust for your benefit and the benefit of all other direct holders of the senior debt securities of the same series a combination of cash and U.S. government or U.S. government agency obligations that will generate enough cash to make interest, principal and any other payments on the senior debt securities of that series on their various due dates.

•	There is a change in current U.S. federal income tax law or a ruling by the Internal Revenue Service that lets us make the above deposit without causing you to be taxed on the senior debt securities any differently than if we did not make the deposit and instead repaid the senior debt securities ourselves when due.

•	We deliver to the trustee a legal opinion of our counsel confirming the tax law change or ruling described above.

If we ever did accomplish legal defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the event of any shortfall.

Covenant Defeasance. Without any change of current U.S. federal tax law, we can make the same type of deposit described above and be released from some of the covenants in the senior debt securities (called “covenant defeasance”). In that event, you would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the senior debt securities. In order to achieve covenant defeasance, we must do the following (among other things):

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the senior debt securities of the same series a combination of cash and U.S. government or U.S. government agency obligations that will generate enough cash to make interest, principal and any other payments on the senior debt securities of that series on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the senior debt securities any differently than if we did not make the deposit and instead repaid the senior debt securities ourselves when due.

If we accomplish covenant defeasance, you can still look to us for repayment of the senior debt securities if there were a shortfall in the trust deposit. If one of the events of default occurred (such as our bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the events causing the default, you may not be able to obtain payment of the shortfall.

Modification and Waiver. We and the trustee may amend or supplement the senior indenture or the senior debt securities without the consent of any holder:

•	to comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act;

•	to convey, transfer, assign, mortgage or pledge any assets as security for the senior debt securities of one or more series;

•	to evidence the succession of a corporation, limited liability company, partnership or trust to us, and the assumption by such successor of our covenants, agreements and obligations under the senior indenture;

•	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default;

•	to cure any ambiguity, defect or inconsistency in the senior indenture or in any supplemental indenture or to conform the senior indenture or the senior debt securities to the description of senior debt securities of such series set forth in this prospectus or any applicable prospectus supplement;

•	to provide for or add guarantors with respect to the senior debt securities of any series;

•	to establish the form or forms or terms of the senior debt securities as permitted by the senior indenture;

•	to evidence and provide for the acceptance of appointment under the senior indenture by a successor trustee, or to make such changes as shall be necessary to provide for or facilitate the administration of the trusts in the senior indenture by more than one trustee;

•	to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms, purposes of issue, authentication and delivery of any series of senior debt securities;

•	to make any change to the senior debt securities of any series so long as no senior debt securities of such series are outstanding; or

•	to make any change that does not adversely affect the rights of any holder in any material respect.

Other amendments and modifications of the senior indenture or the senior debt securities issued may be made, and our compliance with any provision of the senior indenture with respect to any series of senior debt securities may be waived, with the consent of the holders of a majority of the aggregate principal amount of the outstanding senior debt securities of all series affected by the amendment or modification (voting together as a single class); provided, however, that each affected holder must consent to any modification, amendment or waiver that:

•	extends the final maturity of any senior debt securities of such series;

•	reduces the principal amount of any senior debt securities of such series;

•	reduces the rate or extends the time of payment of interest on any senior debt securities of such series;

•	reduces the amount payable upon the redemption of any senior debt securities of such series;

•	changes the currency of payment of principal of or interest on any senior debt securities of such series;

•	reduces the principal amount of original issue discount securities payable upon acceleration of maturity or the amount provable in bankruptcy;

•	waives a default in the payment of principal of or interest on the senior debt securities;

•	changes the provisions relating to the waiver of past defaults or changes or impairs the right of holders to receive payment or to institute suit for the enforcement of any payment or conversion of any senior debt securities of such series on or after the due date therefor;

•	modifies any of the provisions of these restrictions on amendments and modifications, except to increase any required percentage or to provide that certain other provisions cannot be modified or waived without the consent of the holder of each senior debt security of such series affected by the modification; or

•	reduces the above-stated percentage of outstanding senior debt securities of such series whose holders must consent to a supplemental indenture or to modify or amend or to waive certain provisions of or defaults under the senior indenture.

It shall not be necessary for the holders to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if the holders’ consent approves the substance thereof. After an amendment, supplement or waiver of the senior indenture in accordance with the provisions described in this section becomes effective, the trustee must give to the holders affected thereby certain notice briefly describing the amendment, supplement or waiver. Any failure by the trustee to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplemental indenture or waiver.

No Personal Liability of Incorporators, Stockholders, Officers, Directors. The senior indenture provides that no recourse shall be had under any obligation, covenant or agreement of ours in the senior indenture or any supplemental indenture, or in any of the senior debt securities or because of the creation of any indebtedness represented thereby, against any of our incorporators, stockholders, officers or directors, past, present or future, or of any predecessor or successor entity thereof under any law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder, by accepting the senior debt securities, waives and releases all such liability.

Concerning the Trustee. The senior indenture provides that, except during the continuance of an event of default, the trustee will not be liable except for the performance of such duties as are specifically set forth in the senior indenture. If an event of default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the senior indenture and will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The senior indenture, and the provisions of the Trust Indenture Act incorporated by reference therein, contain limitations on the rights of the trustee thereunder, should it become a creditor of ours or any of our subsidiaries, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict or resign.

We may have normal banking relationships with the senior trustee in the ordinary course of business.

Unclaimed Funds. All funds deposited with the trustee or any paying agent for the payment of principal, premium, interest or additional amounts in respect of the senior debt securities that remain unclaimed for two years after the date upon which such principal, premium or interest became due and payable will be repaid to us. Thereafter, any right of any holder of senior debt securities to such funds shall be enforceable only against us, and the trustee and paying agents will have no liability therefor.

Governing Law. The senior indenture and the senior debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

Certain Terms of the Subordinated Debt Securities

Other than the terms of the subordinated indenture and subordinated debt securities relating to subordination or otherwise as described in the prospectus supplement relating to a particular series of subordinated debt securities, the terms of the subordinated indenture and subordinated debt securities are identical in all material respects to the terms of the senior indenture and senior debt securities.

Additional or different subordination terms may be specified in the prospectus supplement applicable to a particular series.

Subordination. The indebtedness evidenced by the subordinated debt securities is subordinate to the prior payment in full of all of our senior indebtedness, as defined in the subordinated indenture. During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our senior indebtedness, we may not make any payment of principal of or interest on the subordinated debt securities (except for certain sinking fund payments). In addition, upon any payment or distribution of our assets upon any dissolution, winding-up, liquidation or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our senior indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of our subordinated debt securities may receive less, ratably, than holders of our senior indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

The term “senior indebtedness” of a person means with respect to such person the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

•	all of the indebtedness of that person for money borrowed;

•	all of the indebtedness of that person evidenced by notes, debentures, bonds or other securities sold by that person for money;

•	all of the lease obligations which are capitalized on the books of that person in accordance with generally accepted accounting principles;

•	all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above that the person, in any manner, assumes or guarantees or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

•	all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities constitute senior indebtedness for purposes of the subordinated debt indenture.

DESCRIPTION OF SHARE CAPITAL

The following describes our issued share capital, summarizes the material provisions of our articles of association and highlights certain differences in corporate law in the United Kingdom and the United States. The description of our articles of association is based upon, and is qualified by reference to, our articles of association. This summary is not complete. You should read our articles of association, which are filed as an exhibit to the registration statement of which this prospectus forms a part, for the provisions that are important to you.

Issued Share Capital

Our issued share capital as of April 15, 2016 was 61,467,785 ordinary shares with a par value of £0.01 per ordinary share. Each issued ordinary share is fully paid. We currently have no deferred shares in our issued share capital.

Ordinary Shares

The holders of ordinary shares are entitled to receive dividends in proportion to the number of ordinary shares held by them and according to the amount paid up on such ordinary shares during any portion or portions of the period in respect of which the dividend is paid. Holders of ordinary shares are entitled, in proportion to the number of ordinary shares held by them, to share in any surplus after deducting, in respect of any shares not fully paid up, the amount remaining unpaid thereon, in the event of our winding up. The holders of ordinary shares are entitled to receive notice of, attend either in person or by proxy or, being a corporation, by a duly authorized representative, and vote at general meetings of shareholders.

Transfer of Shares

Our board of directors may decline to register a transfer of any share that is not a fully paid share or where the transfer is to a person known to be a minor, bankrupt or a person who is mentally disordered or a patient for the purpose of any statute relating to mental health. Our board of directors may also decline to register any instrument of transfer unless: the instrument of transfer, duly stamped, is deposited at our registered office or such other place as our board of directors may designate; there is provided such evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer and, if the instrument of transfer is by some other person on his or her behalf, the authority of that person to do so; any instrument of transfer is in respect of only one class of share; and in the case of joint holders, the number of joint holders to whom the share is to be transferred does not exceed four.

Share Register

We are required by the Companies Act 2006 to keep a register of our shareholders. Under English law, the ordinary shares are deemed to be issued when the name of the shareholder is entered in our share register. The share register therefore is prima facie evidence of the identity of our shareholders, and the shares that they hold. The share register generally provides limited, or no, information regarding the ultimate beneficial owners of our ordinary shares. Our share register is maintained by our registrar, Capita Registrars.

ADS holders are not treated as one of our shareholders and the names of such ADS holders are therefore not entered in our share register. The depositary is the holder of the shares underlying our ADSs. For discussion on our ADSs and ADS holder rights see “Description of American Depository Shares” in this prospectus. ADS holders have a right to receive the ordinary shares underlying their ADSs as discussed at “Description of American Depository Shares—Your Right to Receive the Shares Underlying your ADSs” in this prospectus.

Under the Companies Act 2006, we must enter an allotment of shares in our share register as soon as practicable and in any event within two months of the allotment. We will perform all procedures necessary to update the share register to reflect any ordinary shares sold under this prospectus and any accompanying prospectus supplement, including updating the share register with the number of ordinary shares issued to the depositary upon the closing of such offering. We are also required by the Companies Act 2006 to register a transfer of shares (or give the transferee notice of and reasons for refusal) as soon as practicable and in any event within two months of receiving notice of the transfer.

We, any of our shareholders or any other affected person may apply to the court for rectification of the share register if:

•	the name of any person is wrongly entered in or omitted from our register of members; or

•	there is a failure or unnecessary delay in amending the register of members to show the date a member ceased to be a member.

Options

As of April 15, 2016, there are options to purchase 7,006,306 ordinary shares outstanding. The options lapse after ten years from the date of the grant.

Warrants

As of April 15, 2016, there were warrants to subscribe for 354,090 ordinary shares outstanding. Based on the achievement of certain research, development and regulatory milestones, 177,045 warrants over ordinary shares can be exercised at any time from November 22, 2016 until February 22, 2017 at an exercise price of £0.20 per ordinary share, and 177,045 warrants over ordinary shares can be exercised, subject to deferral of the exercise price in certain limited circumstances, at any time from November 22, 2018 until February 22, 2019 at an exercise price of £0.20 per ordinary share.

Capital Reorganization

Between July and September 2014, we undertook a capital reorganization to reduce the high number of ordinary shares and deferred shares in issue and to reduce our share premium account accordingly. On July 3, 2014, we consolidated every 20 existing ordinary shares of par value £0.01 each in our issued share capital into ordinary shares of par value £0.20 each. We then immediately subdivided each new consolidated ordinary share into one new ordinary share of par value £0.01 each and 19 deferred shares of par value £0.01 each.

On September 3, 2014, we completed the capital reorganization by canceling the deferred shares in issue in our share capital. Following the capital reduction we have only ordinary shares of par value £0.01 in issue in our share capital.

Articles of Association

Shares and Rights Attaching to Them

Objects

The objects of our company are unrestricted.

General

Subject to shareholder authorization as discussed at “Differences in Corporate Law—Pre-emptive Rights” and “Differences in Corporate Law—Authority to Allot” in this prospectus, all unissued share capital is at the disposal of our board, which may offer, allot or grant options over or otherwise dispose of them on such terms and conditions as our board may determine.

Share Rights

Subject to any special rights attaching to shares already in issue, our shares may be issued with or have attached to them any preferred, deferred, qualified or other special rights or restrictions as we may resolve by ordinary resolution of the shareholders or decision of the board of directors.

Voting Rights

Without prejudice to any special rights, privileges or restrictions as to voting rights attached to any shares forming part of our share capital from time to time, the voting rights attaching to shares are as follows:

•	on a show of hands every shareholder who is present in person and each duly authorized representative present in person of a shareholder that is a corporation shall have one vote;

•	on a show of hands each proxy present in person who has been duly appointed by one or more shareholders has one vote, provided that such proxy has one vote for and one vote against a resolution if the proxy has been duly appointed by more than one shareholder and the proxy has been instructed by one or more of those shareholders to vote for the resolution and by one or more other of those shareholders to vote against it;

•	on a show of hands each proxy present in person has one vote for and one vote against a resolution if the proxy has been duly appointed by more than one shareholder entitled to vote on the resolution and either: (1) the proxy has been instructed by one or more of those shareholders to vote for the resolution and has been given any discretion by one or more other of those shareholders to vote and the proxy exercises that discretion to vote against it; or (2) the proxy has been instructed by one or more of those shareholders to vote against the resolution and has been given any discretion by one or more other of those shareholders to vote and the proxy exercises that discretion to vote for it; and

•	on a poll every shareholder who is present in person or by proxy shall have one vote for each share of which he is the holder.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded. Subject to the provisions of the Companies Act 2006, as described in “Differences in Corporate Laws—Voting Rights” in this prospectus, a poll may be demanded by:

•	the chairman of the meeting;

•	at least three shareholders present in person or by proxy and entitled to vote;

•	any shareholder(s) present in person or by proxy and representing in the aggregate not less than one-tenth of the total voting rights of all shareholders having the right to attend and vote at the meeting; or

•	any shareholder(s) present in person or by proxy and holding shares conferring a right to attend and vote at the meeting on which there have been paid up sums in the aggregate equal to not less than one-tenth of the total sums paid up on all shares conferring that right.

Restrictions on Voting

No shareholder shall be entitled to vote at any general meeting or at any separate class meeting in respect of any share held by him unless all calls or other sums payable by him in respect of that share have been paid.

The board may from time to time make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall (subject to at least 14 days’ notice specifying the time or times and place of payment) pay at the time or times so specified the amount called on his shares.

A shareholder’s right to attend general or class meetings of the Company or to vote in respect of his shares may be suspended by the directors in accordance with our articles of association, or Articles, if he fails to comply with a proper request for the disclosure of interests regarding the shares. See “Other U.K. Law Considerations—Purchase of Own Shares” in this prospectus.

A shareholder’s right to receive dividends on his shares may, if they represent more than 0.25% of the issued shares of that class, be suspended by the directors if he fails to comply with a proper request for the disclosure of interests regarding the shares. See “Other U.K. Law Considerations—Disclosure of Interests in Shares” in this prospectus.

Dividends

We may by ordinary resolution of shareholders declare dividends out of profits available for distribution in accordance with the respective rights of shareholders but no such dividend shall exceed the amount recommended by the directors. If, in the opinion of the board, our profits justify such payments, the board may pay a fixed dividend on any class of shares carrying a fixed dividend expressed to be payable on fixed dates, half-yearly or otherwise. The board may from time to time pay shareholders such interim dividends as appear to the board to be justified by our profits and, if at any time, our share capital is divided into different classes the board may pay such interim dividends in respect of those shares which confer on the holders thereof deferred or non-preferential rights with regard to dividends (provided that at the time of payment no preferential dividend is in arrears).

Subject to any special rights attaching to or the terms of issue of any share, all dividends shall be declared and paid according to the nominal amounts paid up on the shares and shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

No dividend or other moneys payable by us on or in respect of any share shall bear interest against us. Any dividend unclaimed after a period of 12 years from the date such dividend became due for payment shall be forfeited and shall revert to us.

Dividends may be declared or paid in any currency and the board may decide the rate of exchange for any currency conversions that may be required, and how any costs involved are to be met, in relation to the currency of any dividend.

Any general meeting declaring a dividend may by ordinary resolution of shareholders, upon the recommendation of the board, direct payment or satisfaction of such dividend wholly or in part by the distribution of specific assets, and in particular of paid up shares or debentures of any other company. The directors may, if authorised by ordinary resolution of shareholders, offer any holders of ordinary shares the right to elect to receive in lieu of a dividend an allotment of ordinary shares credited as fully paid up.

No shareholder shall be entitled to receive any dividend or other distribution in respect of any share held by him unless all calls or other sums payable by him in respect of that share have been paid.

Change of Control

There is no specific provision in our Articles that would have the effect of delaying, deferring or preventing a change of control. We are, however, subject to the provisions of the U.K. City Code on Takeovers and Mergers, or the City Code, which contains detailed provisions regulating the timing and manner of any takeover offer for those of the Company’s shares which confer voting rights. See “Other U.K. Law Considerations—City Code on Takeovers and Mergers” in this prospectus.

Distributions on Winding Up

On a return of assets on a winding up or otherwise, our surplus assets after discharge of our liabilities shall be distributed amongst the holders of shares in proportion to the number of such shares held by them, after deducting, in respect of any shares not fully paid up, the amount remaining unpaid thereon, and subject to any special rights attaching to any shares.

On a winding up, the liquidator may, with the consent by a special resolution of shareholders and any other resolution of the shareholders or sanction of the court required by the Companies Act 2006, divide amongst the shareholders the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may set such values as he deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholder. The liquidator may, with such sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator shall think fit, but no shareholder shall be compelled to accept any shares or other assets upon which there is any liability.

Variation of Rights

All or any of the rights and restrictions attached to any class of shares issued may be altered, added to or revoked with the consent in writing of the holders of not less than three-fourths in nominal value of the issued shares of that class or by special resolution passed at a separate general meeting of the holders of such shares, subject to the Companies Act 2006 and the terms of their issue. The Companies Act 2006 provides a right to object to the variation of the share capital by the shareholders who did not vote in favor of the variation. Should an aggregate of 15% of the shareholders of the issued shares in question apply to the court to have the variation cancelled, the variation shall have no effect unless it is confirmed by the court.

Alteration to Share Capital

We may, by ordinary resolution of shareholders, consolidate and divide all or any of our share capital into shares of larger amount than our existing shares, or sub-divide our shares or any of them into shares of a smaller amount. We may, by special resolution of shareholders, confirmed by the court, reduce our share capital or any capital redemption reserve or any share premium account in any manner authorized by the Companies Act 2006. We may redeem or purchase all or any of our shares as described in “Other U.K. Law Considerations—Purchase of Own Shares” in this prospectus.

Pre-emption Rights

In certain circumstances, our shareholders may have statutory pre-emption rights on the issue of new shares for cash under the Companies Act 2006 in respect of the allotment of such new shares as described in “Differences in Corporate Law—Pre-emptive Rights” in this prospectus.

Transfer of Shares

Any certificated shareholder may transfer all or any of his shares by an instrument of transfer in the usual common form or in any other manner which is permitted by the Companies Act 2006 and approved by the board. Any written instrument of transfer shall be signed by or on behalf of the transferor and (in the case of a partly paid share) the transferee.

All transfers of uncertificated shares shall be made in accordance with and subject to the provisions of the Uncertificated Securities Regulations 2001 and the facilities and requirements of its relevant system. The Uncertificated Securities Regulations 2001 permit shares to be issued and held in uncertificated form and transferred by means of a computer-based system.

The board may decline to register any transfer of any share:

•	which is not a fully paid share;

•	to a person known to be a minor, bankrupt or person who is mentally disordered or a patient for the purpose of any statute relating to mental health;

•	unless any written instrument of transfer, duly stamped, is lodged with us at our registered office or such other place as the board may appoint accompanied by the certificate for the shares to which it relates;

•	unless there is provided such evidence as the board may reasonably require to show the right of the transferor to make the transfer and if the instrument of transfer is executed by some other person on his behalf, the authority of that person to do so;

•	where the transfer is in respect of more than one class of share; and

•	in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred exceeds four.

If the board declines to register a transfer it shall, as soon as practicable and in any event within two months after the date on which the transfer is lodged, send to the transferee notice of the refusal, together with reasons for the refusal.

In certain limited circumstances, a transfer of shares will not be effective, nor registered, if the shares represent more than 0.25% of the class and there has been a failure to respond to a proper request for the disclosure of interests regarding the shares. See “Other U.K. Law Considerations—Disclosure of Interests in Shares” in this prospectus.

CREST

To be traded on AIM, securities must be able to be transferred and settled through the CREST system. CREST is a computerized paperless share transfer and settlement system which allows securities to be transferred by electronic means, without the need for a written instrument of transfer. The Articles are consistent with CREST membership and, among other things, allow for the holding and transfer of shares in uncertificated form.

Shareholder Meetings

Annual General Meetings

In accordance with the Companies Act 2006, we are required in each year to hold an annual general meeting in addition to any other general meetings in that year and to specify the meeting as such in the notice convening it. The annual general meeting shall be convened whenever and wherever the board sees fit, subject to the requirements of the Companies Act 2006, as described in “Differences in Corporate Law—Annual General Meeting” and “Differences in Corporate Law—Notice of General Meetings” in this prospectus.

Notice of General Meetings

The arrangements for the calling of general meetings are described in “Differences in Corporate Law—Notice of General Meetings” in this prospectus.

Quorum of General Meetings

No business shall be transacted at any general meeting unless a quorum is present, but the absence of a quorum shall not preclude the appointment, choice or election of a chairman which shall not be treated as part of the business of the meeting. At least two shareholders present in person or by proxy and entitled to vote shall be a quorum for all purposes.

Class Meetings

The provisions in the Articles relating to general meetings apply to every separate general meeting of the holders of a class of shares except that:

•	the quorum for such class meeting shall be two holders in person or by proxy representing not less than one-third in nominal value of the issued shares of the class;

•	at the class meeting, a holder of shares of the class present in person or by proxy may demand a poll and shall on a poll be entitled to one vote for every share of the class held by him; and

•	if at any adjourned meeting of such holders a quorum is not present at the meeting, one holder of shares of the class present in person or by proxy at an adjourned meeting constitutes a quorum.

Directors

Number of Directors

We may not have less than two or, unless otherwise determined by ordinary resolution of shareholders, more than 12 directors on our board of directors.

Appointment of Directors

Subject to the provisions of the Articles, we may, by ordinary resolution of the shareholders, elect any person to be a director, either to fill a casual vacancy or as an addition to the existing board.

Without prejudice to the power to appoint any person to be a director by shareholder resolution, the board has the power to appoint any person to be a director, either to fill a casual vacancy or as an addition to the existing board. Any director appointed by the board will hold office only until the earlier to occur of the close of the next following annual general meeting and someone being appointed in his stead at that meeting. Such a director is eligible for re-election at that meeting but shall not be taken into account in determining the directors or the number of directors who are to retire by rotation at such meeting.

Rotation of Directors

At every annual general meeting, one-third of the directors or, if their number is not a multiple of three, the number nearest to and not exceeding one-third, shall retire from office and each director must retire from office at least once every three years.

The directors to retire on each occasion shall be those subject to retirement by rotation who have been longest in office since their last election, but as between persons who became or were re-elected directors on the same day those to retire shall (unless they otherwise agree amongst themselves) be determined by lot.

A director who retires at the annual general meeting shall be eligible for re-election.

The shareholders may, at the meeting at which a director retires, fill the vacated office by electing a person and in default the retiring director shall, if willing to continue to act, be deemed to have been re-elected, unless at such meeting it is expressly resolved not to fill such vacated office or unless a resolution for the re-election of such director shall have been put to the meeting and lost or such director has given notice in writing to us that he is unwilling to be re-elected or such director has attained the retirement age applicable to him as director pursuant to the Companies Act 2006.

Notwithstanding this provision of our Articles, our board adopted a policy that all non-executive directors would seek annual re-election by shareholders for the annual general meetings held in 2012 through 2015, inclusive. Effective from the annual general meeting to be held in 2016, members of our board will retire by rotation strictly in accordance with the Articles.

Directors’ Interests

The directors may authorize, to the fullest extent permitted by law, any matter proposed to them which would otherwise result in a director infringing his duty to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with our interests and which may reasonably be regarded as likely to give rise to a conflict of interest. A director shall not, save as otherwise agreed by him, be accountable to us for any benefit which he (or a person connected with him) derives from any matter authorized by the directors and any contract, transaction or arrangement relating thereto shall not be liable to be avoided on the grounds of any such benefit.

Subject to the requirements under Sections 175, 177 and 182 of the Companies Act 2006 (which require a director to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with our interests, and to declare any interest that he has, whether directly or indirectly, in a proposed or existing transaction or arrangement with us), and provided that he has disclosed to the board the nature and extent of any interest of his in accordance with the Companies Act 2006 and the Articles, a director notwithstanding his office:

•	may be a party to, or otherwise interested in, any transaction or arrangement with us or in which we are otherwise interested;

•	may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by us or in which we are otherwise interested; and

•	shall not, by reason of his office, be accountable to us for any benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

In the case of interests arising where a director is in any way, directly or indirectly, interested in (a) a proposed transaction or arrangement with us or (b) a transaction or arrangement that has been entered into by us and save as otherwise provided by the Articles, such director shall not vote at a meeting of the board or of a committee of the board on any resolution concerning such matter in which he has a material interest (otherwise than by virtue of his interest in shares, debentures or other securities of, or otherwise in or through, us) unless his interest or duty arises only because the case falls within one or more of the following paragraphs:

•	the resolution relates to the giving to him or a person connected with him of a guarantee, security or indemnity in respect of money lent to, or an obligation incurred by him or such a person at the request of or for the benefit of, us or any of our subsidiaries;

•	the resolution relates to the giving to a third party of a guarantee, security or indemnity in respect of a debt or obligation of ours or any of our subsidiaries for which the director or a person connected with him has assumed responsibility in whole or part under a guarantee or indemnity or by the giving of security;

•	his interest arises by virtue of him or a person connected with him subscribing or agreeing to subscribe for any shares, debentures or other securities in us or any of our subsidiaries or by virtue of him or a person connected with him being, or intending to become, a participant in the underwriting or sub-underwriting of an offer of any such shares, debentures, or other securities by us or any of our subsidiaries for subscription, purchase or exchange;

•	the resolution relates in any way to any other company in which he is interested, directly or indirectly and whether as an officer or shareholder or otherwise howsoever, provided that he and any persons connected with him do not to his knowledge hold an interest in shares representing 1% or more of any class of the equity share capital of such company or of the voting rights available to shareholder of such company;

•	the resolution relates in any way to an arrangement in whole or in part for the benefit of our employees or any employees of our subsidiaries which does not award him as such any privilege or advantage not generally awarded to the employees to whom such arrangement relates; or

•	the resolution relates in any way to the purchase or maintenance for the directors of insurance against any liability which by virtue of any rule of law would otherwise attach to all or any of them in respect of any negligence, default, breach of duty or breach of trust in relation to us or any of our subsidiaries.

A director shall not be counted in the quorum present at a meeting in relation to a resolution on which he is not entitled to vote.

If a question arises at a meeting of the board or of a committee of the board as to the right of a director to vote or be counted in the quorum, and such question is not resolved by his voluntarily agreeing to abstain from voting or not to be counted in the quorum, the question may, before the conclusion of the meeting, be referred to the chairman of the meeting and his ruling in relation to any director other than himself shall be final and conclusive except in a case where the nature or extent of the interest of the director concerned has not been fairly disclosed.

An interest of a person connected with a director shall be treated as an interest of the director and Section 252 of the Companies Act 2006 shall determine whether a person is connected with a director.

Directors’ Fees and Remuneration

Each of the directors shall be paid a fee at such rate as may from time to time be determined by the board (or for the avoidance of doubt any duly authorized committee of the board) provided that the aggregate of all such fees so paid to directors shall not exceed £300,000 per annum, or such higher amount as may from time to time be determined by ordinary resolution of shareholders.

Each director may be paid his reasonable traveling, hotel and incidental expenses of attending and returning from meetings of the board or committees of the board or general meetings or separate meetings of the holders class of shares or of debentures and shall be paid all expenses properly and reasonably incurred by him in the conduct of the Company’s business or in the discharge of his duties as a director. Any director who, by request, goes or resides abroad for any purposes required by us or who performs services which in the opinion of the board go beyond the ordinary duties of a director may be paid such extra remuneration as the board may determine.

An executive director shall receive such remuneration as the board may determine, and either in addition to or in lieu of his remuneration as a director as detailed above.

Borrowing Powers

The board may exercise all the powers to borrow money and to mortgage or charge our undertaking, property and assets (present or future) and uncalled capital or any part thereof and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of us or of any third party, provided that the board shall restrict our borrowings and exercise all voting and other rights, powers of control or rights of influence exercisable by us in relation to our subsidiary undertakings (if any) so as to secure that the aggregate amount for the time being remaining outstanding of all monies borrowed by our group and for the time being owing to persons outside our group less the aggregate amount of our group’s current asset investments (as detailed in the Articles) shall not at any time without the previous sanction of shareholders in general meeting exceed an amount equal to four times the adjusted capital and reserves (as detailed in the Articles).

Pensions

The board may exercise all powers to grant pensions, annuities or other allowances and benefits in favor of any person including any director or former director or the relations, connections or dependants of any director or former director, provided that no pension, annuity or other allowance shall be granted to a director or former director who has not been an executive director or held any other office or place of profit under us or any of our subsidiaries or to a person who has no claim on us except as a relation, connection or dependant of such a director or former director without the approval of an ordinary resolution of shareholders.

Indemnity

Every director, alternate director, secretary or other officer (other than the auditors) of our group may be indemnified to the fullest extent permitted by law out of our assets against all costs, claims, charges, expenses, losses, damages and liabilities incurred by him in relation to the actual or purported execution or discharge of his duties or the exercise or purported exercise of his powers or otherwise in relation to such members of our group.

Other U.K. Law Considerations

Notification of Voting Rights

A shareholder in a public company incorporated in the United Kingdom whose shares are admitted to trading on AIM is required pursuant to Rule 5 of the Disclosure and Transparency Rules of the U.K. Financial Conduct Authority to notify us of the percentage of his voting rights if the percentage of voting rights which he holds as a shareholder or through his direct or indirect holding of financial instruments (or a combination of such holdings) reaches, exceeds or falls below 3%, 4%, 5%, and each 1% threshold thereafter up to 100% as a result of an acquisition or disposal of shares.

Mandatory Purchases and Acquisitions

Pursuant to Sections 979 to 991 of the Companies Act 2006, where a takeover offer has been made for us and the offeror has acquired or unconditionally contracted to acquire not less than 90% in value of the shares to which the offer relates and not less than 90% of the voting rights carried by those shares, the offeror may give notice to the holder of any shares to which the offer relates which the offeror has not acquired or unconditionally contracted to acquire that he wishes to acquire, and is entitled to so acquire, those shares on the same terms as the general offer. The offeror would do so by sending a notice to the outstanding minority shareholders telling them that it will compulsorily acquire their shares. Such notice must be sent within three months of the last day on which the offer can be accepted in the prescribed manner. The squeeze-out of the minority shareholders can be completed at the end of six weeks from the date the notice has been given, following which the offeror can execute a transfer of the outstanding shares in its favor and pay the consideration to us, which would hold the consideration on trust for the outstanding minority shareholders. The consideration offered to the outstanding minority shareholders whose shares are compulsorily acquired under the Companies Act 2006 must, in general, be the same as the consideration that was available under the takeover offer.

Sell Out

The Companies Act 2006 also gives our minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer for all of our shares. The holder of shares to which the offer relates, and who has not otherwise accepted the offer, may require the offeror to acquire his shares if, prior to the expiry of the acceptance period for such offer, (i) the offeror has acquired or agreed to acquire not less than 90% in value of the voting shares, and (ii) not less than 90% of the voting rights carried by those shares. The offeror may impose a time limit on the rights of minority shareholders to be bought out that is not less than three months after the end of the acceptance period. If a shareholder exercises his rights to be bought out, the offeror is required to acquire those shares on the terms of this offer or on such other terms as may be agreed.

Disclosure of Interest in Shares

Pursuant to Part 22 of the Companies Act 2006, we are empowered by notice in writing to any person whom we know or have reasonable cause to believe to be interested in our shares, or at any time during the three years immediately preceding the date on which the notice is issued has been so interested, within a reasonable time to disclose to us particulars of that person’s interest and (so far as is within his knowledge) particulars of any other interest that subsists or subsisted in those shares. The Articles specify that a response is required from such person within 14 days after service of any such notice.

Under the Articles, if a person defaults in supplying us with the required particulars in relation to the shares in question, or Default Shares, the directors may by notice direct that:

•	in respect of the Default Shares, the relevant member shall not be entitled to attend or vote (either in person or by proxy) at any general meeting or of a general meeting of the holders of a class of shares or upon any poll or to exercise any right conferred by the Default Shares; and/or

•	where the Default Shares represent at least 0.25% of their class, (a) any dividend or other money payable in respect of the Default Shares shall be retained by us without liability to pay interest, and/or (b) no transfers by the relevant member of any Default Shares may be registered (unless the member himself is not in default and the transfer does not relate to Default Shares or that the transfer is permitted under the U.K. Uncertificated Securities Regulations 2001).

Purchase of Own Shares

Under English law, a limited company may only purchase or redeem its own shares out of the distributable profits of the company or the proceeds of a fresh issue of shares made for the purpose of financing the purchase, provided that they are not restricted from doing so by their articles. A limited company may not purchase or redeem its own shares if, as a result of the purchase, there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Shares must be fully paid in order to be repurchased.

Subject to the above, we may purchase our own shares in the manner prescribed below. We may make a market purchase of our own fully paid shares pursuant to an ordinary resolution of shareholders. The resolution authorizing the purchase must:

•	specify the maximum number of shares authorized to be acquired;

•	determine the maximum and minimum prices that may be paid for the shares; and

•	specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

We may purchase our own fully paid shares otherwise than on a recognized investment exchange pursuant to a purchase contract authorized by resolution of shareholders before the purchase takes place. Any authority will not be effective if any shareholder from whom we propose to purchase shares votes on the resolution and the resolution would not have been passed if he had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

Distributions and Dividends

Under the Companies Act 2006, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient distributable reserves (on a non-consolidated basis). The basic rule is that a company’s profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. The requirement to have sufficient distributable reserves before a distribution or dividend can be paid applies to us and to each of our subsidiaries that has been incorporated under English law.

It is not sufficient that we, as a public company, have made a distributable profit for the purpose of making a distribution. An additional capital maintenance requirement is imposed on us to ensure that the net worth of the company is at least equal to the amount of its capital. A public company can only make a distribution:

•	if, at the time that the distribution is made, the amount of its net assets (that is, the total excess of assets over liabilities) is not less than the total of its called up share capital and undistributable reserves; and

•	if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of the net assets to less than that total.

City Code on Takeovers and Mergers

As a United Kingdom incorporated public company with our registered office in the United Kingdom which is admitted to AIM, we are subject to the City Code, which is issued and administered by the U.K. Panel on Takeovers and Mergers, or the Panel. The City Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the City Code contains certain rules in respect of mandatory offers. Under Rule 9 of the City Code, if a person:

•	acquires an interest in our shares which, when taken together with shares in which he or persons acting in concert with him are interested, carries 30% or more of the voting rights of our shares; or

•	who, together with persons acting in concert with him, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in us, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer and, depending on the circumstances, its concert parties would be required (except with the consent of the Panel) to make a cash offer for our outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

Exchange Controls

There are no governmental laws, decrees, regulations or other legislation in the United Kingdom that may affect the import or export of capital, including the availability of cash and cash equivalents for use by us, or that may affect the remittance of dividends, interest, or other payments by us to non-resident holders of our ordinary shares or ADSs, other than withholding tax requirements. There is no limitation imposed by English law or in the Articles on the right of non-residents to hold or vote shares.

Differences in Corporate Law

The applicable provisions of the Companies Act 2006 differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Companies Act 2006 applicable to us and the Delaware General Corporation Law relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to English law and Delaware law.

	England and Wales	Delaware
Number of Directors	Under the Companies Act 2006, a public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in a company’s articles of association.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.

Removal of Directors	Under the Companies Act 2006, shareholders may remove a director without cause by an	Under Delaware law, any director or the entire board of directors may be removed, with or

	England and Wales	Delaware
	ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided 28 clear days’ notice of the resolution has been given to the company and its shareholders. On receipt of notice of an intended resolution to remove a director, the company must forthwith send a copy of the notice to the director concerned. Certain other procedural requirements under the Companies Act 2006 must also be followed such as allowing the director to make representations against his or her removal either at the meeting or in writing.	without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, shareholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

Vacancies on the Board of Directors	Under English law, the procedure by which directors, other than a company’s initial directors, are appointed is generally set out in a company’s articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually.	Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (a) otherwise provided in the certificate of incorporation or by-laws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Annual General Meeting	Under the Companies Act 2006, a public limited company must hold an annual general meeting in each six-month period following the company’s annual accounting reference date.	Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

General Meeting

Under the Companies Act 2006, a general meeting of the shareholders of a public limited company may be called by the directors.

Shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings can require the directors to call a general meeting and, if the directors fail to do so within a certain period, may themselves convene a general meeting.

Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Notice of General Meetings	Under the Companies Act 2006, 21 clear days’ notice must be given for an annual general meeting and any resolutions to be proposed at the meeting. Subject to a company’s articles of association providing for a longer period, at	Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not

	England and Wales	Delaware
	least 14 clear days’ notice is required for any other general meeting. In addition, certain matters, such as the removal of directors or auditors, require special notice, which is 28 clear days’ notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders’ consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting.	less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

Proxy	Under the Companies Act 2006, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy.	Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

Pre-emptive Rights	Under the Companies Act 2006, “equity securities”, being (i) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution (“ordinary shares”) or (ii) rights to subscribe for, or to convert securities into, ordinary shares, proposed to be allotted for cash must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in accordance with the provisions of the Companies Act 2006.	Under Delaware law, shareholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

Authority to Allot	Under the Companies Act 2006 the directors of a company must not allot shares or grant of rights to subscribe for or to convert any security into shares unless an exception applies or an ordinary resolution to the contrary has been passed by shareholders in a general meeting or the articles of association	Under Delaware law, if the corporation’s charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. It may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the

	England and Wales	Delaware
	provide otherwise in each case in accordance with the provisions of the Companies Act 2006.	corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

Liability of Directors and Officers

Under the Companies Act 2006, any provision, whether contained in a company’s articles of association or any contract or otherwise, that purports to exempt a director of a company, to any extent, from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Any provision by which a company directly or indirectly provides an indemnity, to any extent, for a director of the company or of an associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is also void except as permitted by the Companies Act 2006, which provides exceptions for the company to (a) purchase and maintain insurance against such liability; (b) provide a “qualifying third party indemnity” (being an indemnity against liability incurred by the director to a person other than the company or an associated company or criminal proceedings in which he is not convicted); and (c) provide a “qualifying pension scheme indemnity” (being an indemnity against liability incurred in connection with the company’s activities as trustee of an occupational pension plan).

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

•  any breach of the director’s duty of loyalty to the corporation or its stockholders;

•  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•  intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

•  any transaction from which the director derives an improper personal benefit.

Voting Rights	Under English law, unless a poll is demanded by the shareholders of a company or is required by the chairman of the meeting or the company’s articles of association, shareholders shall vote on all resolutions on a show of hands. Under the Companies Act 2006, a poll may be demanded by (a) not fewer than five shareholders having the right to vote on the resolution; (b) any shareholder(s) representing not less than 10% of the total voting rights of all the shareholders having the right to vote on the resolution; or (c) any shareholder(s) holding shares in the	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

	England and Wales	Delaware

company conferring a right to vote on the resolution being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right. A company’s articles of association may provide more extensive rights for shareholders to call a poll, and in our case the number in clause (a) above is reduced from five to three.

Under English law, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present, in person or by proxy, who, being entitled to vote, vote on the resolution. Special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present, in person or by proxy, at the meeting.

Shareholder Vote on Certain Transactions

The Companies Act 2006 provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:

•  the approval at a shareholders’ or creditors’ meeting convened by order of the court, of a majority in number of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the class of shareholders or creditors, or class thereof present and voting, either in person or by proxy; and

•  the approval of the court.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

•  the approval of the board of directors; and

•  approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Standard of Conduct for Directors

Under English law, a director owes various statutory and fiduciary duties to the company, including:

•  to act in the way he considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole;

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed

	England and Wales	Delaware

•  to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;

•  to act in accordance with the company’s constitution and only exercise his powers for the purposes for which they are conferred;

•  to exercise independent judgment;

•  to exercise reasonable care, skill and diligence;

•  not to accept benefits from a third party conferred by reason of his being a director or doing, or not doing, anything as a director; and

•  a duty to declare any interest that he has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

Stockholder Suits	Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, the Companies Act 2006 provides that (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust and (ii) a shareholder may

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

•  state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiffs shares thereafter devolved on the plaintiff by operation of law; and

England and Wales	Delaware
bring a claim for a court order where the company’s affairs have been or are being conducted in a manner that is unfairly prejudicial to some of its shareholders.

•  allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

•  state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

General

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS represents five ordinary shares (or a right to receive five ordinary shares) deposited with The Bank of New York Mellon, as custodian for the depositary in London. Each ADS will also represent any other securities, cash or other property that may be held by the depositary. The depositary’s office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, you will not be treated as one of our shareholders and you will not have shareholder rights. English law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided in “Where You Can Find Additional Information” in this prospectus.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and can not be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes or other governmental charges that must be paid will be deducted. See “Taxation” in the applicable accompanying prospectus supplement. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs for the purpose of withdrawal at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they much reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of England and Wales and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not tell the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you will not be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting far enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:

$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

$.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we instruct it to do so. The depositary may terminate the deposit agreement if:

•	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•	we delist our shares from an exchange on which they were listed and do not list the shares on another exchange;

•	we appear to be insolvent or enter insolvency proceedings;

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if we are or it is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

•	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRSs that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts, including contracts obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specified number of our ordinary shares, which may be represented by ADSs, at a future date or dates, which we refer to in this prospectus as purchase contracts. The price per share of each security and the number of shares of each may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units, often known as purchase units, consisting of one or more purchase contracts and beneficial interests in debt securities or any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the ordinary shares, which may be represented by ADSs, under the purchase contracts.

The purchase contracts may require us to make periodic payments to the holders of the purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under those contracts in a specified manner, including pledging their interest in another purchase contract.

The applicable prospectus supplement will describe the terms of the purchase contracts and purchase units, including, if applicable, collateral or depositary arrangements.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, ordinary shares or ADSs. We may offer warrants separately or together with one or more additional warrants, debt securities, ordinary shares or ADSs, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the expiration date of the warrants. The applicable prospectus supplement will also describe the following terms of any warrants:

•	the specific designation and aggregate number of, and the offering price at which we will issue, the warrants;

•	the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the warrants are to be sold separately or with other securities as parts of units;

•	whether the warrants will be issued in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	the designation and terms of any equity securities purchasable upon exercise of the warrants;

•	the designation, aggregate principal amount, currency and terms of any debt securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities, ordinary shares or ADSs with which the warrants are issued and, the number of warrants issued with each security;

•	if applicable, the date from and after which any warrants issued as part of a unit and the related debt securities, ordinary shares or ADSs will be separately transferable;

•	the number of ordinary shares or the number of ADSs purchasable upon exercise of a warrant and the price at which those shares may be purchased;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the antidilution provisions of, and other provisions for changes to or adjustment in the exercise price of, the warrants, if any;

•	any redemption or call provisions; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange or exercise of the warrants.

FORMS OF SECURITIES

Each debt security, purchase contract, purchase unit and warrant will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Unless the applicable prospectus supplement provides otherwise, certificated securities will be issued in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, purchase contracts, purchase units or warrants represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

We may issue the registered debt securities, purchase contracts, purchase units and warrants in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, purchase contract, warrant agreement or purchase unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, purchase contract, purchase unit agreement or warrant agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, purchase contract, purchase unit agreement or warrant agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, purchase contract, purchase unit agreement or warrant agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, purchase agreements or purchase units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustees, the warrant agents, the unit agents or any other agent of ours, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment to holders of principal, premium, interest or other distribution of underlying securities or other property on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of the securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

TAXATION

Taxation in the United Kingdom

A general summary of certain U.K. tax considerations relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in a prospectus supplement relating to the offering of those securities.

Taxation in the United States

A general summary of the material U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in a prospectus supplement relating to the offering of those securities.

PLAN OF DISTRIBUTION

We may sell securities:

•	to or through underwriters, brokers or dealers;

•	through agents;

•	directly to one or more other purchasers in negotiated sales or competitively bid transactions;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction; or

•	through a combination of any of the above methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders.

We may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act, and describe any commissions that we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name of the agent or any underwriters;

•	the public offering or purchase price;

•	the proceeds we will receive from the sales of securities;

•	any discounts and commissions to be allowed or paid to the agent or underwriters;

•	all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or re-allowed or paid to dealers; and

•	any exchanges on which the securities will be listed.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Remarketing firms, agents, underwriters, dealers and other persons may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

•	the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

•	if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

Certain agents, underwriters and dealers, and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, or perform services, including investment banking services, for us or one or more of our respective affiliates in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more than three scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

To comply with the securities laws of some states, if applicable, the securities may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, certain legal matters of U.S. federal law and New York State law will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP. Unless the applicable prospectus supplement indicates otherwise, the validity of the securities in respect of which this prospectus is being delivered and certain legal matters with respect to English law will be passed upon by Druces LLP.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended January 31, 2016 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s incurred losses, negative cash flows, accumulated deficit and limited cash resources as discussed in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

EXPENSES

The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred by us in connection with a possible offering of $100,000,000 of the securities registered under this registration statement. All amounts other than the SEC registration fee are estimates.

SEC registration fee	$ 10,070.00
FINRA filing fee	*
Printing and engraving	*
Accounting services	*
NASDAQ fees	*
Legal fees of registrant’s counsel	*
Transfer agent’s, trustee’s and depository’s fees and expenses	*
Miscellaneous	*

Total	$ *

* To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this prospectus.

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

We are incorporated under the laws of England and Wales. The majority of our directors and officers reside outside the United States, and all or a substantial portion of our assets, and all or a substantial portion of the assets of such persons, are located outside the United States. As a result, it may be difficult for you to serve legal process on us or our directors or have any of them appear in a U.S. court.

We have appointed C T Corporation System as our authorized agent upon whom process may be served in any action instituted in any U.S. federal or state court having subject matter jurisdiction arising out of or based upon the securities offered by this prospectus.

We understand that in England it may not be possible to bring proceedings or enforce a judgment of a U.S. court in respect of civil liabilities based solely on the federal securities laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in England. An award of damages is usually considered to be punitive if it does not seek to compensate the claimant for loss or damage suffered and is instead intended to punish the defendant. In addition to public policy aspects of enforcement, such as the aforementioned, the enforceability of any judgment in England will depend on the particular facts of the case and the relevant circumstances, for example (and expressly without limitation), whether there are any relevant insolvency proceedings which may affect the ability to enforce a judgment. In addition, the United States and the United Kingdom have not currently entered into a treaty (or convention) providing for the reciprocal recognition and enforcement of judgments (although both are contracting states to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards).

$15,000,000

SUMMIT THERAPEUTICS PLC

American Depositary Shares

Representing Ordinary Shares

PROSPECTUS SUPPLEMENT

Canaccord Genuity

JMP Securities

September     , 2017